As filed with the Securities and Exchange Commission on March 12, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY BANK SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	6712	16-1213679
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5790 Widewaters Parkway

DeWitt, New York 13214

(315) 445-2282

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Sanford A. Belden

President and Chief Executive Officer

Community Bank System, Inc.

5790 Widewaters Parkway

DeWitt, New York 13214

(315) 445-2282

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

George J. Getman, Esq. Bond, Schoeneck & King, PLLC One Lincoln Center Syracuse, New York 13202-1355 (315) 218-8000	John J. Cunningham, III, Esq. Cozen O’Connor 1900 Market Street Philadelphia, Pennsylvania 19103 (215) 575-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐                           .

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered(2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, no par value (including associated share purchase rights)(1)	1,384,416 shares	$30,577,687	$3,875

(1)	Prior to the occurrence of certain events described in the Registrant’s Stockholder Protection Rights Agreement (none of which events have occurred as of the filing of this registration statement), the associated share purchase rights will not be exercisable nor evidenced separately from the certificates representing the Registrant’s common stock.

(2)	Represents the estimated maximum number of shares of common stock, no par value, of the Registrant to be issued upon the consummation of the proposed merger to which this registration statement relates. This registration statement also covers additional securities that may be offered pursuant to terms which provide for a change in the amount of securities being issued to prevent dilution resulting from a stock split, stock dividend or similar transactions, including the two-for-one stock split in the form of a 100% stock dividend on the Registrant’s common stock, which is expected to be effected on April 12, 2004.

(3)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the aggregate book value of the issued and outstanding shares of common stock of First Heritage Bank as of December 31, 2003, which shares will be cancelled in the proposed merger to which this registration statement relates.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Community Bank System may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 12, 2004

PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

[GRAPHIC]

First Heritage Bank has entered into a merger agreement with Community Bank System, Inc. and its wholly-owned banking subsidiary, Community Bank, N.A, which provides that First Heritage will merge with and into Community Bank. We are sending this document to ask you to vote on the approval of the merger agreement at a special meeting of shareholders.

The merger cannot be completed without the approval of First Heritage shareholders. In order for the merger agreement to be approved, at least two-thirds (2/3) of all of the outstanding shares of First Heritage common stock must be voted in favor of the merger agreement. This means that a failure to vote for approval of the merger agreement would have the same effect as a vote against it. The board of directors of First Heritage unanimously recommends that First Heritage shareholders vote in favor of the approval of the merger agreement.

If the merger is completed, each share of First Heritage common stock you own will automatically be converted into a number of shares of common stock of Community Bank System equal to the exchange ratio for the merger, unless you properly exercise dissenters’ rights. The exchange ratio for the merger is based on the average closing sale price of Community Bank System common stock over the 20 trading days before the completion of the merger. For example, if this average price is between $28.175 and $20.825 per share, the exchange ratio for the merger would be 4.082, and you will therefore receive 4.082 shares of Community Bank System common stock for each share of First Heritage common stock that you own, plus cash in lieu of fractional shares, if any. The attached proxy statement/prospectus explains in detail the method used to calculate the actual exchange ratio for the merger. The information in this paragraph assumes that the two-for-one stock split announced by Community Bank System will occur prior to the completion of the merger.

Community Bank System’s common stock is listed on the New York Stock Exchange under the symbol CBU. On [            ], 2004, the closing sale price for Community Bank System common stock as reported on the New York Stock Exchange was $[        ] per share. Generally, First Heritage shareholders will not recognize any gain or loss for federal income tax purposes on the Community Bank System common stock they receive in the merger.

The enclosed proxy statement/prospectus contains more detailed information concerning the proposed merger and the board’s decision to approve it. We urge you to consider it carefully. Because of the significance of this merger to First Heritage, it is very important that your shares be represented at the special meeting, whether or not you plan to attend in person. We urge you to take the time to consider this important matter and vote now. In order to make sure that your vote is represented, please indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the special meeting in person, you may revoke your proxy at the meeting and vote in person.

Very truly yours,

/s/ James M. O’Brien

James M. O’Brien Chief Executive Officer

When you are evaluating the merger, you should consider the risk factors appearing on page [    ] of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Community Bank System common stock to be issued or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Community Bank System common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance corporation or any other governmental agency.

Proxy Statement/Prospectus dated [                ], 2004.

First mailed to shareholders on or about [                ], 2004.

FIRST HERITAGE BANK

P.O. Box 810

64 North Franklin Street

Wilkes-Barre, Pennsylvania 18701

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [            ], 2004

A special meeting of the shareholders of First Heritage Bank will be held at [            ], on [            ], 2004, at [            ][            ].m., Eastern Time, for the following purposes:

1. Merger. To consider and vote upon a proposal to adopt and approve an agreement and plan of merger, dated as of January 6, 2004, as amended, by and among Community Bank System, Inc., Community Bank, N.A., and First Heritage Bank, which provides for the merger of First Heritage with and into Community Bank; and

2. Other Business. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only holders of record of First Heritage common stock at the close of business on [            ], 2004 are entitled to the notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The affirmative vote by the holders of at least two-thirds (2/3) of the outstanding shares of First Heritage common stock is required for approval of the merger agreement. This means that your failure to vote on the merger would have the same effect as if you voted against it. Therefore, your vote is important regardless of the number of shares you own. Even if you plan to attend the special meeting, we urge you to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to the special meeting. If you are present at the special meeting, or at any adjournments or postponements of the special meeting, you may revoke your proxy and vote personally on each matter brought before the special meeting.

If you have any questions or require assistance, please call James M. O’Brien at (570) 821-8555.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Susan A. Boris

Susan A. Boris
Secretary

Wilkes-Barre, Pennsylvania

[            ], 2004

IMPORTANT

Your vote is important. In order to assure that your vote is represented at the special meeting, please mark, sign, date and return the enclosed proxy in the enclosed envelope as soon as possible. No postage is required for mailing in the United States.

The board of directors of First Heritage unanimously recommends that the shareholders vote “FOR” approval of the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

IMPORTANT NOTE: On January 21, 2004, Community Bank System announced that its board of directors had declared a two-for-one stock split in the form of a 100% stock dividend on the Community Bank System common stock, which is expected to be paid on April 12, 2004 to shareholders of record on March 17, 2004. This stock split is subject to Community Bank System obtaining a shareholder approval on an amendment to its certificate of incorporation to increase the number of authorized shares of its capital stock. Except as otherwise indicated, the information contained in this proxy statement/prospectus assumes that the stock split would be approved by the Community Bank System shareholders at a special meeting to be held on March 26, 2004, and that the merger will occur after the record date for payment of the stock dividend. In the event that the stockholders of Community Bank System do not approve the amendment to the certificate of incorporation, or the merger is completed prior to the record date for the stock dividend, all references in this proxy statement/prospectus to exchange ratios should be divided by two, and all references to the price ranges applicable to the exchange ratios and historical Community Bank System common stock prices should be multiplied by two, except where we indicate that no adjustments were made to reflect the stock split.

Q:	What is the purpose of this document?

A:	This document serves as First Heritage’s proxy statement and as Community Bank System’s prospectus. As a proxy statement, this document is being provided to First Heritage shareholders because the First Heritage board of directors is soliciting your proxy to vote to approve the merger agreement. As a prospectus, Community Bank System is providing this document to First Heritage shareholders because Community Bank System is offering shares of its common stock in exchange for their shares of First Heritage common stock in the merger.

Q:	Could you tell me more about Community Bank System?

A:	Community Bank System is the parent company of Community Bank, N.A. and is a bank holding company registered under the Bank Holding Company Act of 1956. Community Bank is a commercial banking franchise headquartered in Upstate New York, with 130 customer facilities and 95 ATMs stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie, and in Northeastern Pennsylvania.

Community Bank is a community retail bank committed to the philosophy of serving the financial needs of customers in local communities. Community Bank emphasizes the local character of business, knowledge of the customer and customer needs, comprehensive retail and small business products, and responsive decision-making at the branch and regional level. Community Bank and its subsidiaries offer a range of commercial and retail banking and financial services in their market areas to business, individual, agricultural and government customers. Community Bank and its employees strive to support, and to actively engage in important initiatives in, local communities within the market areas it serves.

Community Bank System’s common stock is publicly traded on the New York Stock Exchange under the symbol CBU. At December 31, 2003, Community Bank System had on a consolidated basis approximately $3.9 billion in total assets, $2.7 billion in total deposits, $2.1 billion in total loans and shareholders’ equity of $404 million. For

i

additional information about Community Bank System, please see “Where You Can Find More Information” on page [            ].

Q:	Does the board of directors of First Heritage have a recommendation on how I should vote on the merger agreement?

A:	Yes. The board of directors of First Heritage believes that the proposed merger is in the best interest of First Heritage and its shareholders and unanimously recommends that the shareholders of First Heritage vote in favor of the approval of the merger agreement.

Q:	What do I need to do now?

A:	Just indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement. Your failure to sign and send in your proxy or your abstention will have the effect of a vote against the merger. Accordingly, your vote is important regardless of the number of shares you own.

You may attend the special meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting by following the directions on page [            ] and either change your vote by giving a new proxy or attend the meeting and vote in person.

Q:	What will I receive in the merger?

A:	As merger consideration, you will receive shares of Community Bank System common stock and cash in lieu of fractional shares, if any. The exact number of shares you will receive in the merger is dependent on the average market price of Community Bank System common stock over the 20 trading days prior to the completion of the merger. For example, if this average market price falls between $28.175 and $20.825 per share (assuming that the two-for-one stock split announced by Community Bank System is effected before the merger), the exchange ratio for the merger would be 4.082, and you will therefore receive 4.082 shares of Community Bank System common stock for each share of First Heritage common stock that you own, plus cash in lieu of fractional shares, if any. This document explains in more detail the number of Community Bank System common stock you are entitled to receive in the merger. For details, please see “Conversion of First Heritage Common Stock” on pages [ ] through [ ].

Q:	What are the tax consequences of the merger to me?

A:	We expect that, for federal income tax purposes, you will not recognize gain or loss as a result of the exchange of your First Heritage common stock for Community Bank System common stock, except with respect to any cash you receive in lieu of a fractional share of Community Bank System common stock. We describe the material U.S. federal income tax consequences of the merger in more detail on pages [ ] to [ ]. The tax consequences of the merger to you will depend upon the facts of your own situation. Please consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What if I wish to dissent?

A:	If you vote against the merger or give written notice at or prior to the meeting that you dissent from the merger and follow the specific steps to perfect your dissenters’ rights, you will have the right to seek appraisal of your shares and receive a cash amount as determined in accordance with provisions of the National Bank Act, which are attached as Annex C. You may lose your dissenters’ rights if you do not follow exactly the procedures described in the provisions. For more information on your dissenters’ rights, please see pages [ ] through [ ]. You should be aware that if you receive cash in the merger as a result of exercising your dissenters’ rights, you will recognize a gain or loss for federal income tax purposes. Please see “Federal Income Tax Treatment of Dissenters” on page [ ].

Q:	How do the principal shareholders and non-officer directors of First Heritage plan to vote?

A:	Certain shareholders and all of the non-officer directors of First Heritage have committed by contract to vote in favor of the merger agreement an aggregate of 115,792 shares, or approximately 18.47% of the outstanding First Heritage common stock, that they are entitled to vote.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger during the second quarter of 2004. We must first obtain the necessary regulatory approvals and the approval of the First Heritage shareholders at the special meeting and satisfy other conditions. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible we will not complete the merger at all.

Q:	What risks should I consider before I vote on the merger and make my election as to the form of merger consideration?

A:	You should read “Risk Factors” on pages [ ] to [ ].

Q:	Is there other information I should consider?

A:	Yes. Much of the business and financial information about Community Bank System that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents we separately filed with the Securities and Exchange Commission. This means that we can satisfy our disclosure obligations to you by referring you to one of more documents separately filed by it with the SEC. For additional information, please see “Where You Can Find More Information” on pages [ ] through [ ], for a list of documents that we have incorporated by reference into document and for instructions on how to obtain copies of those documents, free of charge.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Community Bank System	First Heritage
Mark E. Tryniski Executive Vice President, Chief Operating Officer and Chief Financial Officer Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-7378	James M. O’Brien Chief Executive Officer First Heritage Bank P.O. Box 810 64 North Franklin Street Wilkes-Barre, Pennsylvania 18701 (570) 821-8555

Please see “Where You Can Find More Information” on pages [            ] through [            ] to find out where you can find more information about Community Bank System.

TABLE OF CONTENTS

Page
SUMMARY	1
SELECTED HISTORICAL FINANCIAL INFORMATION OF COMMUNITY BANK SYSTEM	9
COMPARATIVE UNAUDITED PER SHARE DATA	10
RISK FACTORS	11
The value of the Community Bank System common stock you receive in the merger may vary.	11
We may fail to implement the merger successfully, achieve savings and realize the other anticipated benefits from the merger because of difficulties in integrating our business operations.	11
We may pursue acquisitions and investments that could adversely affect our business.	11
Changes in interest rates affect our profitability and assets.	11
Regional economic factors may have an adverse impact on our business.	12
We face strong competition from other banks and financial institutions which can hurt our business.	12
We depend on dividends from our banking subsidiary for cash revenues, but those dividends are subject to restrictions.	12
Anti-takeover provisions may prevent or discourage takeover attempts in which our stockholders may receive a premium	13
A WARNING ABOUT FORWARD-LOOKING INFORMATION	14
THE COMPANIES	15
Community Bank System	15
First Heritage	15
SPECIAL MEETING	17
General	17
Record Date; Voting Power	17
Vote Required	17
Recommendation of the First Heritage Board	17
Solicitation and Revocation of Proxies	17
Other Matters	18
THE MERGER	19
General	19
Background of the Merger	19
Community Bank System’s Reasons for the Merger	23
First Heritage’s Reasons for the Merger; Recommendation of First Heritage’s Board of Directors	24
Opinion of First Heritage’s Financial Advisor	26
“Fair” Value Analysis of Community Bank System Common Stock	27
Comparable Companies	27
Pro Forma Merger Analyses	29
Comparable Transaction Analysis	29
Discounted Dividends Analysis	30
Other Factors	30
Value Adjustments	30
Conclusion	31
Compensation of Danielson Associates	31
Financial Interests of Certain First Heritage Directors and Executive Officers in the Merger	31
Material United States Federal Income Tax Consequences	33
Accounting Treatment of the Merger	36
Resales of Community Bank System Common Stock	37
New York Stock Exchange Listing	37
Regulatory Approvals and Notices for the Merger	37
THE MERGER AGREEMENT	38
Conversion of First Heritage Common Stock	38
Exchange of Certificates	39
Representations and Warranties	40
Conditions to the Merger	41
Termination	42
Conduct of Business Prior to Completion of the Merger; Covenants	44
No Solicitation of Takeover Proposals; Superior Proposals	46
Termination Fee and Expenses	47
Directors, Employees and Employee Benefits	48
Indemnification	49
Amendment and Waiver	50
DISSENTING SHAREHOLDERS’ RIGHTS	51
General	51
Notice of Intention to Dissent; Voting Against Merger	51
Request for Appraisal	51
Failure to Comply with Procedures	51
Valuation of Shares	51
MARKET PRICE AND DIVIDEND INFORMATION	53
DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM	54
General	54
Common Stock	54
Certain Certificate of Incorporation and Bylaws Provisions	54
Rights Plan	55
DESCRIPTION OF CAPITAL STOCK OF FIRST HERITAGE	57
General	57
Common Stock	57
Certain Provisions of First Heritage’s Articles of Incorporation, Bylaws and Shareholders’ Agreement	57
COMPARISON OF RIGHTS OF HOLDERS OF FIRST HERITAGE COMMON STOCK AND COMMUNITY BANK SYSTEM COMMON STOCK	59
Authorized Capital Stock	59
Quorum of Stockholders	59
Nomination of Directors	60
Qualification of Directors	60
Number of Directors	60
Removal of Directors	61

5

SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents we refer you to. See “Where You Can Find More Information” on page [    ].

We have attached the merger agreement to this document as Annex A. Please read that document carefully. It is the legal document that governs the merger and your rights in the merger.

Community Bank to Continue as the Surviving Bank (Page [    ])

We are proposing a merger of First Heritage with and into Community Bank, which will combine both banks. Community Bank will survive the merger as the continuing bank. Following the merger, Community Bank System will continue to be the holding company for the continuing bank.

In the Merger, You will Receive Shares of Community Bank System Common Stock (Page [    ])

If the merger is completed, you will be entitled to receive shares of Community Bank System common stock and cash in lieu of fractional shares, if any, in exchange for your shares of First Heritage common stock. Unless you properly exercise dissenters’ rights, in the merger, you will receive a number of Community Bank System common stock based on the exchange ratio, as explained below, for each share of First Heritage common stock you own.

The exchange ratio for the merger will be calculated as follows (rounded to the nearest one-thousandth):

If the applicable market price is:	Then you will receive, for each share of First Heritage common stock:

Greater than $30.30	3.796 shares of Community Bank System common stock

Equal to or less than $30.30, but greater than $28.175	A number of shares of Community Bank System common stock that has a value of $115.00, based on the applicable market price

Equal to or less than $28.175, but equal to or greater than $20.825	4.082 shares of Community Bank System common stock

Less than $20.825, but equal to or greater than $19.25	A number of shares of Community Bank System common stock that has a value of $85.00, based on the applicable market price

Less than $19.25	4.416 shares of Community Bank System common stock, provided that if the “Top-Up Right” (as described under the caption “Termination” on page [ ]) is exercised, a number of shares of Community Bank System common stock that has a value of $72.86, based on the applicable market price

For these purposes, the applicable market price is the average closing sale price of Community Bank Stock common stock over the 20 trading days immediately preceding the closing of the merger. The information in the table above assumes that the proposed two-for-one stock split of Community Bank System common stock is effected before the merger.

We Expect that First Heritage Shareholders Will Own Approximately 8.2% of the Community Bank System Following the Merger (Page [    ])

At the completion of the merger and assuming no exercise of dissenters’ rights, at an assumed exchange ratio of 4.082, First Heritage shareholders are expected to own approximately 8.2% of the outstanding shares of common stock of Community Bank System. The actual ownership percentage of the First Heritage shareholders in Community Bank System could be higher or lower, depending on the actual exchange ratio of the merger, which will be adjusted if the market price of Community Bank System common stock over 20 trading days before the merger falls within certain ranges, as described above.

No Federal Income Tax on Receipt of Community Bank System Common Stock in the Merger, but Any Cash Received in the Merger May be Taxed (Page [    ])

We expect that First Heritage shareholders will not recognize any gain or loss for U.S. Federal income tax purposes on the exchange of First Heritage common stock for Community Bank System common stock in the merger, except with respect to any cash received by First Heritage shareholders in lieu of fractional shares of Community Bank System common stock or by First Heritage shareholders who perfect their dissenters’ rights under the National Bank Act. Tax matters are complicated, and tax consequences of the merger may vary among First Heritage shareholders depending on their specific situations. We urge each First Heritage shareholder to consult his or her own tax advisor to fully understand how the merger will affect him or her.

Share Information and Market Price (Page [    ])

Community Bank System common stock is traded on the New York Stock Exchange under the symbol CBU. There is no market for First Heritage common stock. The following table shows the closing sale price of Community Bank System common stock on January 6, 2004 and [            ], 2004, as adjusted to reflect the pending two-for-one stock split of Community Bank System common stock. January 6, 2004 is the last full trading day prior to the announcement of the signing of the merger agreement. [    ], 2004 was the last practicable trading day for which information was available prior to the date of this document. The equivalent price per share of First Heritage common stock is determined by multiplying the closing price of Community Bank System common stock by the assumed exchange ratio of 4.082. As described above, the exchange ratio may be adjusted to a number that is higher or lower than 4.082, depending on the market price of Community Bank System common stock during a specified period before the merger. If the actual exchange ratio is higher or lower than 4.082, you would need to multiply the closing price of Community Bank System common stock by the actual exchange ratio to obtain an equivalent price per share of First Heritage common stock.

	Community Bank System	First Heritage
	Historical	Equivalent Market Value Per Share
Closing or Last Sale Prices Per Share on:
January 6, 2004	$24.30	$99.19
[ ], 2004	$ [ ]	$ [ ]

*	For illustration purposes, the information contained in this table has been adjusted to reflect the effect of the pending two-for-one stock split of Community Bank System common stock as though the split had been effected prior to January 6, 2004.

The market price of Community Bank System common stock will fluctuate before the merger. We encourage you to obtain current market prices.

Information about Companies (Page [    ])

Community Bank System, Inc.

Community Bank, N.A.

5790 Widewaters Parkway

DeWitt, New York 13214

(315) 445-2282

Community Bank System is a bank holding company operating Community Bank, which currently has 130 customer facilities and 95 ATMs in 22 counties in Upstate New York: Allegany, St. Lawrence, Jefferson, Lewis, Oneida, Cayuga, Seneca, Ontario, Oswego, Wayne, Yates, Cattaraugus, Tioga, Steuben, Chautauqua, Franklin, Herkimer, Erie, Livingston, Chemung, Schuyler and Onondaga, and two counties in Northern Pennsylvania: Lackawanna and Luzerne. Community Bank and its subsidiaries offer a broad range of commercial banking, trust, pension administration, investment and financial services to business, individual, agricultural and government customers.

Community Bank is Community Bank System’s principal asset. At December 31, 2003, Community Bank System had on a consolidated basis approximately $3.9 billion in total assets, $2.7 billion in total deposits, $2.1 billion in total loans and shareholders’ equity of $404 million.

First Heritage Bank

P.O. Box 810

64 North Franklin Street

Wilkes-Barre, Pennsylvania 18701

(570) 821-8555

First Heritage is a commercial bank which has three customer facilities with two ATMs, all located in Luzerne County, Pennsylvania. First Heritage offers a broad range of commercial banking services to businesses and individuals, and focuses on the banking and credit needs of local small to medium sized businesses, professionals and individual customers.

At December 31, 2003, First Heritage Bank had approximately $272 million in total assets, $205 million in total deposits, $201 million in total loans and $31 million of shareholders’ equity.

The Special Meeting will be held on [            ], 2004 (Page [    ])

A special meeting of the First Heritage shareholders will be held at [            ], at [            ].m., Eastern time, on [            ]. 2004. At the special meeting, shareholders of First Heritage will vote on a proposal to adopt and approve the merger agreement.

Record Date for the Special Meeting is [            ], 2004; Each Share will Entitle You to One Vote on the Merger (Page     )

You are entitled to vote at the special meeting if you owned shares of First Heritage common stock on the record date of [            ], 2004. As of that date, there were [            ] shares of First Heritage common stock issued and outstanding held by approximately [    ] holders of record. Each share of First Heritage common stock entitles its holder to one vote on any matter that may properly come before the special meeting, including the proposal to approve the merger agreement.

Merger Approval Requires Affirmative Vote of Two-Thirds (2/3) of Outstanding Common Shares (Page [    ])

The approval of the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of First Heritage common stock. Abstentions would have the same effect as a vote against the merger agreement.

We Expect Non-Employee Directors and Certain Shareholders of First Heritage to Vote Their Shares in Favor of Approving the Merger (Page [    ])

Certain shareholders and all of the non-officer directors of First Heritage have committed by contract to vote in favor of the merger agreement an aggregate of 115,792 shares, or approximately 18.47% of the outstanding First Heritage common stock, that they are entitled to vote.

First Heritage’s board of directors has unanimously approved the merger agreement, and recommends a vote FOR approval of the merger agreement. First Heritage shareholders should refer to the reasons that their board of directors considered in determining whether to adopt and approve the merger agreement on pages [    ] through [    ].

Terms of the Merger Agreement (Page [    ])

The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger and your rights in it. We also encourage you to read the risk factors beginning on page [    ].

General. The merger agreement provides that First Heritage will merge with and into Community Bank, with Community Bank surviving as the continuing bank. Following the merger, the continuing bank will be a wholly-owned banking subsidiary of Community Bank System. After the merger is completed, Community Bank System intends to operate the existing business of First Heritage as additional branches of the Pennsylvania division of Community Bank doing business as “First Liberty Bank & Trust, a division of Community Bank, N.A.”

Merger Consideration. If the merger is completed, you will receive shares of Community Bank System common stock and cash in lieu of any fractional shares, unless you properly exercise dissenters’ rights. In the merger, in exchange for each share of First Heritage common stock you own, Community Bank System will issue a number of shares of its common stock determined based on the market price of Community Bank System common stock during a specified period before the merger, as described in detail elsewhere in this document.

Stock Options. If the merger is completed, each outstanding option to purchase shares of First Heritage common stock will be converted into a right to receive either cash or an option to acquire shares of Community Bank System common stock, depending on the type of the option in question.

Each outstanding option issued to certain shareholders in connection with their investment in First Heritage will no longer represent a right to acquire shares of First Heritage common stock, but will be exchanged into the right to receive cash. The amount of cash to be received by a holder of these investor options is equal to the “net spread” of the option held by the holder, representing the economic value of the option. The net spread is calculated by multiplying the number of shares of First Heritage common stock underlying the option by the exchange ratio for the merger and by the applicable market price of Community Bank System common stock, and then subtracting the aggregate exercise price of the option from that product. All investor options will be exchanged for cash as discussed above.

If the merger is completed, each outstanding non-investor option to purchase shares of First Heritage common stock held by current or former employees of First Heritage will no longer represent a right to acquire shares of First Heritage common stock but will be assumed by Community Bank System, so that the holder of the option will have a right to purchase shares of Community Bank System common stock upon exercise. We sometimes refer to these options in this document as employee options. The number of shares underlying each employee option, as well as the exercise price, will be adjusted appropriately by the amount of the applicable exchange ratio. Each of the options to purchase shares of Community Bank System common stock will be immediately exercisable in full. If the holder of any employee option is not permitted to receive, hold or exercise an option under Community Bank System’s 1994 Long Term Incentive Compensation Program, then the employee option will be converted into cash as though it were an investor option.

Completion of the Merger. The merger will become effective as of the date designated in the official certification letter issued by the Office of the Comptroller of Currency. We are working to complete the merger in the second quarter of 2004.

Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

•	the SEC declares effective the registration statement covering the Community Bank System common stock to be issued in the merger, and the registration statement is not the subject of any stop order or proceeding seeking a stop order;

•	First Heritage shareholders approve the merger agreement by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of First Heritage common stock;

•	Community Bank System and First Heritage receive all approvals or consents required by law from any applicable governmental agency, and all applicable notice or waiting periods have expired;

•	Community Bank System has complied with the rules and regulations of all applicable state securities commissions or agencies concerning the merger;

•	the New York Stock Exchange lists the Community Bank System common stock to be issued in the merger, subject to official notification of issuance; and

•	PricewaterhouseCoopers LLP, Community Bank System’s independent auditors, delivers an opinion to Community Bank System, and Cozen O’Connor, First Heritage’s outside legal counsel, delivers an opinion to First Heritage, to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

Unless prohibited by law, either of us could elect to waive a condition designed for the benefit of the waiving party that has not been satisfied and complete the merger anyway.

Fees and Expenses; Termination Fee. We will each pay our own expenses in connection with the merger, except that we will share equally all filing fees paid to the SEC in connection with the registration statement for the merger, and all costs associated with the printing and mailing of this document. If, however, the merger agreement is terminated under certain circumstances, First Heritage must pay a termination fee of $3,000,000 plus all out-of-pocket expenses incurred by Community Bank System and its subsidiaries in connection with the transactions contemplated by the merger agreement, up to a maximum of $200,000 in the aggregate. Generally, the termination fee and expenses will become payable in connection with a competing third party offer to acquire First Heritage or a material portion of its stock or assets. In addition, if the shareholders of First Heritage fail to approve the merger agreement at the special meeting for any reason, First Heritage must reimburse all out-of-pocket expenses incurred by Community Bank System and its subsidiaries in connection with the transactions contemplated by the merger agreement, up to a maximum of $200,000 in the aggregate.

Termination. Either of us may call off the merger under certain circumstances, including if:

•	we both consent in writing to the termination;

•	the merger is not completed before July 31, 2004, unless the merger was not completed principally because the party seeking to terminate breached a covenant or obligation of the merger agreement;

•	we are not able to obtain required governmental approvals, after all appeals and requests for reconsideration have been exhausted;

•	any governmental entity issues a final and non-appealable order to prohibit the completion of the merger;

•	First Heritage shareholders do not approve the merger agreement at the special meeting; or

•	the other party materially breaches, and does not cure within 30 days, any of the representations, warranties or covenants it has made under the merger agreement, and the breach entitles the non-breaching party to not complete the merger; or

•	First Heritage’s board of directors recommends to First Heritage shareholders a “Superior Proposal,” as defined in the merger agreement, or First Heritage signs a letter of intent, definitive agreement or similar document with respect of a Superior Proposal, provided that First Heritage may not terminate the merger agreement under this provision unless it has complied with the specified procedures set forth in the merger agreement.

In addition, Community Bank System may call off the merger under certain circumstances, including if:

•	First Heritage’s board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to Community Bank System;

•	First Heritage fails to send its shareholders, within 10 business days of the commencement of a tender or exchange offer in respect of the First Heritage common stock, a statement that the First Heritage board of directors recommends rejection of the tender or exchange offer; or

•	First Heritage fails to issue a press release announcing its board’s opposition to a publicly announced Takeover Proposal within three business days of Community Bank System’s request to do so.

In addition, First Heritage may call off the merger under certain circumstances, including if:

•	the average closing sale price of Community Bank System common stock over the 20 trading days immediately prior to the closing date of the merger is less than $16.50 (as adjusted to reflect the pending two-for-one stock split of the Community Bank System common stock), provided that First Heritage would not be permitted to terminate the merger agreement under this provision if Community Bank System elects to exercise its Top-Up Right within a specified time period to increase the exchange ratio for the merger to the amount described on page [ ].

We can terminate the merger agreement without completing the merger, even if the shareholders of First Heritage have already voted to approve the merger agreement.

Financial Interests of First Heritage Management in the Merger (Page [    ])

In considering the recommendation of the First Heritage board of directors, you should be aware that certain of the directors and executive officers of First Heritage have financial interests in the merger that are different from, and may conflict with, interests of First Heritage shareholders. The First Heritage board knew about these interests and determined that they did not affect the benefits to First Heritage shareholders of the merger. For example, as more fully described elsewhere in this document, each of James M. O’Brien, Chief Executive Officer of First Heritage, and Robert P. Matley, Chief Operating Officer of First Heritage, is expected to enter into an employment agreement with Community Bank System and Community Bank, pursuant to which he will receive certain remuneration for his services.

Directors of Community Bank System and Community Bank Following the Merger (Page [    ])

If the merger is completed, Charles E. Parente, a shareholder of First Heritage, will be appointed to serve as a member of Community Bank System’s board of directors, in addition to the 14 current directors of Community Bank System. Mr. Parente will also be appointed to serve on the board of directors of Community Bank.

Subject to certain limitations, Community Bank System has also agreed to re-nominate Mr. Parente to serve on its board for at least one additional three-year term after his initial term expires, and to recommend that Community Bank System stockholders vote in favor of his reelection.

We Must Obtain Regulatory Approvals to Complete the Merger (Page [    ])

We must make filings with or obtain approvals from certain regulatory authorities to effect the merger. These include the approvals of the Comptroller of the Currency and the Pennsylvania Department of Banking. In addition, Community Bank System must apply to list the common stock to be issued in the merger with the New York Stock Exchange.

You Have Dissenters’ Rights in the Merger (Page [    ])

You have the right under federal law to dissent from the merger, and to demand and receive cash for the fair value of your stock instead of receiving merger consideration provided for in the merger agreement. In order to assert dissenters’ rights, you must:

•	File a written notice of intent to dissent with the presiding officer at or prior to the special meeting, or vote against the merger;

•	File a written demand for payment and deposit the certificates representing the First Heritage shares for which dissenters’ rights are being asserted, within 30 days after the consummation of the merger; and

•	Comply with certain other statutory procedures set forth in federal law.

If you sign and return your proxy without voting instructions, the persons designated as proxies will vote your proxy in favor of the merger and, unless you timely file a written notice of intent to dissent, you will lose any dissenters’ rights that you may have. We have included a copy of sections of federal law dealing with dissenters’ rights in this document as Annex C.

There are Differences in Shareholder Rights (Page [    ])

The rights of First Heritage shareholders as such are currently governed by Pennsylvania law and First Heritage’s articles of incorporation and bylaws, as well as the terms of a shareholders’ agreement among First Heritage shareholders. If the merger is completed, First Heritage shareholders will become stockholders of Community Bank System and their rights will be governed by Delaware law and Community Bank System’s certificate of incorporation and bylaws. The First Heritage shareholders’ agreement will have no further effect if the merger is completed. You should be aware that there are certain differences in the rights of shareholders of the two companies.

SELECTED HISTORICAL FINANCIAL INFORMATION OF COMMUNITY BANK SYSTEM

The following information is provided to assist you in analyzing the financial aspects of the merger. This information shows selected historical consolidated financial data for Community Bank System. We derived this information from Community Bank System’s audited consolidated financial statements for the years ended December 31, 1999 through 2003. The information is only a summary and should be read in conjunction with Community Bank System’s financial statements and related notes and management’s discussions and analysis contained in the annual and other reports filed with the SEC. For information on how to obtain these reports, please refer to “Where You Can Find More Information” on page [    ]. No adjustments have been made to the historical per share information set forth in the table below to give effect to the pending two-for-one split of Community Bank System common stock.

Community Bank System, Inc.

Selected Historical Financial Data

	2003	2002	2001	2000	1999
	(Dollars in thousands, except for per share data)
Income Statement Data:
Interest income	$191,129	$205,093	$198,492	$189,665	$166,581
Interest expense	59,301	77,243	101,837	99,232	78,581

Net interest income	131,828	127,850	96,655	90,433	88,000
Provision for loan losses	11,195	12,222	7,097	7,722	5,856

Net interest income after provision for loan losses	120,633	115,628	89,558	82,711	82,144
Non-interest income before security gains & debt extinguishment	37,679	30,133	26,092	23,284	18,153
(Loss) gain on investment securities and debt extinguishment	(2,698)	1,673	(113)	(159)	(413)

Total non-interest income	34,981	31,806	25,979	23,125	17,740
Recurring operating expenses	101,963	94,330	80,430	70,534	66,778
Acquisition and unusual expenses	498	700	8,164	400	0

Total operating expense	102,461	95,030	88,594	70,934	66,778
Income before income taxes	53,153	52,404	26,943	34,902	33,106
Provision for income taxes	12,773	13,887	7,814	10,003	9,444

Net income	$40.380	$38,157	$19,129	$24,899	$23,662

Diluted earnings per share	$2.99	$2.93	$1.62	$2.32	$2.18
Balance Sheet Data:
Cash and cash equivalents	$103,923	$113,531	$106,554	$76,456	$126,750
Investment Securities	1,329,534	1,286,583	1,150,713	930,509	817,524
Loans, net of unearned discount	2,128,509	1,806,905	1,732,870	1,515,877	1,425,773
Allowance for loan losses	(29,095)	(26,331)	(23,901)	(20,035)	(18,528)
Intangible assets	196,111	134,828	142,342	55,234	54,150
Other assets	126,415	121,731	104,787	93,598	89,274

Total assets	$3,855,397	$3,437,247	$3,213,365	$2,651,639	$2,494,943
Deposits	$2,725,488	2,505,356	2,545,970	1,948,557	1,844,752
Borrowings	667,786	543,575	357,931	471,053	462,762
Other liabilities	57,295	63,278	41,484	30,238	21,724
Shareholders’ equity	404,828	325,038	267,980	201,791	165,705

Total liability and shareholders’ equity	$3,855,397	$3,437,247	$3,213,365	$2,651,639	$2,494,943
Average Balance Sheet Data:
Investment Securities	$1,185,487	$1,266,070	$1,042,726	$900,250	$826,708
Loans	1,885,604	1,759,564	1,580,870	1,484,945	1,343,652

Total interest-earning assets	3,071,091	3,025,634	2,623,596	2,385,195	2,170,360
Total assets	3,471,689	3,393,164	2,888,760	2,556,638	2,356,085
Interest-bearing deposits	2,090,749	2,100,960	1,783,938	1,613,918	1,588,481
Borrowings	508,392	507,893	482,583	447,105	280,806

Total interest-earning liabilities	2,599,141	2,608,853	2,266,521	2,061,023	1,869,287
Shareholders’ equity	$342,679	$294,856	$239,368	$174,498	$174,479
Capital and Related Ratios:
Tier I leverage ratio	7.26%	7.05%	6.73%	6.67%	6.76%
Total risk-based capital to risk-adjusted assets	13.01%	13.32%	11.83%	11.70%	12.10%
Tangible equity to tangible assets	5.70%	5.76%	4.09%	5.64%	4.57%
Cash dividend declared per share	$1.22	$1.12	$1.08	$1.04	$0.96
Dividend payout ratio	40.2%	37.7%	65.7%	40.6%	40.4%
Book value per share	$28.58	$25.04	$20.77	$19.11	$15.55
Tangible book value per share	$14.73	$14.66	$9.74	$13.88	$10.47
Market capitalization (in millions)	$694	$407	$338	$261	$247
Period end common shares outstanding	14,165	12,979	12,903	10,560	10,658
Diluted weighted average shares outstanding	13,517	13,167	11,825	10,737	10,861
Selected Performance Ratios:
Return on assets	1.16%	1.14%	0.66%	0.97%	1.00%
Return on equity	11.78%	13.06%	7.99%	14.27%	13.56%
Net interest margin	4.69%	4.62%	3.96%	4.06%	4.32%
Noninterest income to operating income	20.7%	17.7%	20.1%	19.4%	16.2%
Efficiency ratio	53.3%	52.0%	56.7%	54.6%	55.5%
Asset Quality Ratios:
Allowance for loan losses to loans outstanding	1.37%	1.46%	1.38%	1.32%	1.30%
Non-performing loans to loans outstanding	0.62%	0.64%	0.53%	0.49%	0.51%
Allowance for loan losses to non-performing loans	220%	226%	263%	271%	253%
Net charge-offs to average total loans	0.54%	0.56%	0.42%	0.42%	0.33%
Loan loss provision to net charge-offs	109.1%	124.8%	107.8%	124.2%	133.5%
Non-performing assets to loans outstanding plus OREO	0.67%	0.69%	0.61%	0.58%	0.62%

COMPARATIVE UNAUDITED PER SHARE DATA

The following tables show information, for the periods indicated, about Community Bank System’s and First Heritage’s historical net income per share, dividends per share and book value per share. The tables also contain pro forma information that reflects the merger of Community Bank System and First Heritage accounted for as a purchase, but does not reflect potential cost savings or revenue enhancements that may be achieved. The information in the first table has been adjusted to give effect to the pending two-for-one stock split of Community Bank System common stock, while the information in the second table has not been so adjusted. The First Heritage pro forma equivalent data was obtained by multiplying the combined company pro forma information by the assumed exchange ratio of 4.082 for the post-split information and 2.041 for the pre-split information. As described elsewhere in this document, the exchange ratio may be adjusted to a number that is higher or lower than 4.082 or 2.041, as applicable, depending on the market price of Community Bank System common stock during a specified period before the merger. If the actual exchange ratio is higher or lower than 4.082 or 2.041, as applicable, you would need to multiply the combined company pro forma information by the actual exchange ratio to obtain the First Heritage pro forma equivalent data.

You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports filed by Community Bank System with the SEC. For information on how to obtain the reports filed by Community Bank System, please refer to “Where You Can Find More Information” on page [    ]. You should not rely on the pro forma information as being indicative of the results that we will achieve in the merger.

	Historical		Pro Forma
Per Common Share Data (Post-Split):	Community Bank System	First Heritage	Combined Company	First Heritage Equivalent
Basic Net Income
Year Ended December 31, 2003	$1.54	$5.13	$1.51	$6.17
Year Ended December 31, 2002	1.48	5.28	1.47	5.99
Diluted Net Income
Year Ended December 31, 2003	$1.49	$4.33	$1.45	$5.92
Year Ended December 31, 2002	1.46	4.46	1.42	5.81
Cash Dividends Declared
Year Ended December 31, 2003	$0.61	—	$0.61	$2.49
Year Ended December 31, 2002	0.56	—	0.56	2.29
Book Value
As of December 31, 2003	$14.29	$48.77	$14.10	$57.53
As of December 31, 2002	12.52	43.71	12.36	50.45
Tangible Book Value
As of December 31, 2003	$7.37	$48.77	$7.75	$31.62
As of December 31, 2002	7.33	43.71	7.63	31.15

Per Common Share Data (Pre-Split):
Basic Net Income
Year ended December 31, 2003	$3.07	$5.13	$3.02	$6.17
Year Ended December 31, 2002	2.97	5.28	2.93	5.99
Diluted Net Income
Year Ended December 31, 2003	$2.99	$4.33	$2.90	$5.92
Year Ended December 31, 2002	2.93	4.46	2.85	5.81
Cash Dividends Declared
Year Ended December 31, 2003	$1.22	$—	$1.22	$2.49
Year Ended December 31, 2002	1.12	—	1.12	2.29
Book Value
As of December 31, 2003	$28.58	$48.77	$28.19	$57.53
As of December 31, 2002	25.04	43.71	24.72	50.45
Tangible Book Value
As of December 31, 2003	$14.73	$48.77	$15.49	$31.62
As of December 31, 2002	14.66	43.71	15.26	31.15

RISK FACTORS

In addition to the other information included in this document, you should consider the matters described below carefully in determining whether to approve the merger agreement.

The value of the Community Bank System common stock you receive in the merger may vary.

If the merger is completed and you had not properly exercised dissenters’ rights, your shares of First Heritage common stock will automatically be converted into shares of Community Bank System common stock (plus cash in lieu of any fractional shares) based upon the exchange ratio. The exchange ratio is variable and is based on the average closing sale price of Community Bank System common stock over 20 trading days immediately before the merger. As a result, the value of the shares of Community Bank System common stock that you will receive in the merger will not be known at the time you vote on the approval of the merger agreement at the special meeting, and the value may subsequently go up or down as the market price of Community Bank System common stock fluctuates. The specific dollar value of Community Bank System common stock you receive upon completion of the merger will depend on the market value of Community Bank System common stock at the time of completion of the merger. The share price of Community Bank System common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced some degree of volatility. We cannot predict the market price of Community Bank System common stock at any time before or after the completion of the merger.

We may fail to implement the merger successfully, achieve savings and realize the other anticipated benefits from the merger because of difficulties in integrating our business operations.

The integration of our companies following the merger will be complex and time-consuming and will present us with challenges. As a result, we may not be able to operate the combined company as effectively as we expect. We may also fail to achieve the anticipated potential benefits of the merger as quickly or as cost effectively as we anticipate or may not be able to achieve those benefits at all. Specifically, we will face significant challenges integrating the two companies’ organizations, procedures and operations in a timely and efficient manner and retaining key personnel. In addition, the management of Community Bank System will have to dedicate substantial effort to integrating our two companies and, therefore, its focus and resources may be diverted from other strategic opportunities and from operational matters.

We may pursue acquisitions and investments that could adversely affect our business.

In the future, we may continue to make acquisitions of and investments in businesses that could complement or expand our business. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses into our existing business. To complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline.

Changes in interest rates affect our profitability and assets.

Changes in prevailing interest rates may hurt our business. We derive our income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can affect our income.

Changes in market interest rate could reduce the value of our financial assets. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decrease in value as interest rates rise. In addition, interest rates affect how much money we can lend. For example, when interest rates rise, loan originations tend to decrease.

If we are unsuccessful in managing the effects of changes in interest rates, our financial condition and results of operations could suffer.

Regional economic factors may have an adverse impact on our business.

Substantially all of Community Bank System’s business before the merger is with customers in Upstate New York and Northeastern Pennsylvania. Following the merger, an increased portion of our business will be with customers in Northeastern Pennsylvania. Most of our customers are individuals and small and medium-sized businesses which are dependent upon the regional economy. Adverse changes in economic and business conditions in our markets could adversely affect our borrowers, their ability to repay their loans and to borrow additional funds or buy financial services and products from us, and consequently our financial condition and performance.

We face strong competition from other banks and financial institutions which can hurt our business.

We conduct our banking operations in a number of competitive local markets. In those markets, we compete against commercial banks, savings banks, savings and loans associations, credit unions, mortgage banks, brokerage firms, and other financial institutions. Many of these entities are larger organizations with significantly greater financial, management and other resources than we have, and they offer the same or similar banking or financial services that we offer in our markets. Moreover, new and existing competitors may expand their business in or into our markets. Increased competition in our markets may result in a reduction in loans, deposits and other sources of our revenues. Ultimately, we may not be able to compete successfully against current and future competitors.

We depend on dividends from our banking subsidiary for cash revenues, but those dividends are subject to restrictions.

Our ability to satisfy our obligations and pay cash dividends to our stockholders is primarily dependent on the earnings of and dividends from our subsidiary bank. However, payment of dividends by the bank subsidiary is limited by dividend restrictions and capital requirements imposed by bank regulations.

Our ability to pay dividends is also subject to our continued payment of interest that we owe on certain subordinated junior debentures issued by Community Bank System in connection with trust preferred securities offerings. We have the right to defer payment of interest on the subordinated junior debentures for a period not exceeding 20 quarters. If we defer interest payments on the subordinated junior debentures, we will be prohibited, subject to certain exceptions, from paying cash dividends on our common stock until we pay all deferred interest and resume interest payments on the subordinated junior debentures.

Anti-takeover provisions may prevent or discourage takeover attempts in which our stockholders may receive a premium.

After the merger, First Heritage shareholders who do not properly exercise their dissenters’ rights will become stockholders of Community Bank System. Community Bank System’s certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Community Bank System. These provisions allow Community Bank System’s board to issue, without stockholder approval (subject to rules of the New York Stock Exchange, if applicable), preferred stock with rights senior to those of its common stock and impose various procedural and non-procedural requirements that could make it more difficult to effect certain corporate actions. The certificate of incorporation of Community Bank System also provides for a classified or “staggered” board of directors, a supermajority vote requirement for board and stockholder approval of certain business combination transactions and a prohibition against written consents in lieu of a stockholders’ meeting.

In addition, under Community Bank System’s stockholder protection rights plan, holders of Community Bank System common stock are entitled to one purchase right for each outstanding share of common stock they hold, exercisable under certain specified circumstances involving an unsolicited offer or attempt to acquire Community Bank System. The purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire Community Bank System on terms not approved by Community Bank System’s board of directors.

The foregoing provisions are intended to avoid costly takeover battles and lessen Community Bank System’s exposure to coercive takeover attempts at a unfair price, and are designed to maximize shareholder value in connection with unsolicited takeover attempts. The provisions, however, could reduce the premium that potential acquirors might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

We have each made forward-looking statements in this document and in certain documents that we refer to in this document. These forward-looking statements are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company’s management, and on information currently available to that management. Forward-looking statements include statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Although we believe these forward-looking statements are reasonable, you should not place undue reliance on the forward-looking statements, which are based on current expectations. Actual results may differ materially from those expressed in our forward-looking statements.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results of Community Bank System following completion of the merger may differ materially from those expressed in these forward-looking statements. You should note that many factors, some of which are discussed under “Risk Factors”, may affect these results and are beyond our ability to control or predict. For those statements, we claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.

THE COMPANIES

Community Bank System

Community Bank System is a Delaware corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Community Bank System was incorporated in April 1983. At December 31, 2003, Community Bank System had on a consolidated basis approximately $3.9 billion in total assets, $2.7 billion in total deposits, $2.1 billion in total loans and shareholders’ equity of $404 million. Its common stock is publicly traded on the New York Stock Exchange under the symbol CBU. Community Bank System, with its principal executive offices in DeWitt, New York, is the parent company of Community Bank.

Community Bank is a commercial banking franchise headquartered in Canton, New York, with 130 customer facilities and 95 ATMs stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie, and in Northern Pennsylvania. Community Bank is a national bank and a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the Federal Deposit Insurance Corporation, up to applicable limits. Community Bank operates its business in Pennsylvania under the name “First Liberty Bank & Trust, a division of Community Bank, N.A.”

Community Bank is committed to serving the financial needs of customers in local communities within its market areas. Community Bank makes residential and farm loans, business lines of credit, working capital facilities, inventory and dealer floor plans, as well as installment, commercial, term and student loans. However, Community Bank focuses predominantly on the retail borrowers, which enables its loan portfolio to be highly diversified.

The subsidiaries of Community Bank provide treasury management services, securities brokerage, investment management services, insurance products, and pension administration and consulting services.

For additional information concerning the business of Community Bank System and its financial condition, results of operations and prospects, you should refer to the documents incorporated in this document by reference. See “Where You Can Find More Information” on page [    ].

First Heritage

First Heritage is a commercial bank, chartered under Pennsylvania law, which commenced operations on June 23, 1994. It is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation, up to applicable limits. First Heritage currently operates three offices which are located at 64 N. Franklin Street, Wilkes-Barre, 142 Airport Road, Hazleton, and 685 Wyoming Avenue, Kingston, Pennsylvania. The Wilkes-Barre office is First Heritage’s main office. First Heritage’s telephone number is (570) 821-8555.

As of December 31, 2003, First Heritage had assets of approximately $272 million, total deposits of $205 million, and total shareholders’ equity of $31 million.

First Heritage offers a broad range of commercial banking services to businesses and individuals, primarily in Luzerne County, Pennsylvania, and focuses on the banking and credit needs of local small to medium sized businesses, professionals and individual customers. The credit services offered include lines of credit, term loans, mortgage loans, revolving credit lines and letters of credit. First Heritage also offers Merchant Credit Card services and consumer credit services, including personal credit lines, credit cards, automobile loans, and home equity lines of credit and loans.

Deposit services include a full range of commercial and personal deposit services including checking accounts, NOW accounts, money market accounts, certificates of deposit, telephone transfer, and automatic teller services via the STAR inter-bank automated teller system.

SPECIAL MEETING

General

First Heritage will hold a special meeting of its shareholders on [            ], 2004 at [        ].m., Eastern time, at [                        ]. At the special meeting, First Heritage shareholders will vote upon a proposal to approve the merger agreement.

Record Date; Voting Power

Holders of record of First Heritage common stock at the close of business on [            ], 2004, may vote at the special meeting. This date is called a “record date.” As of the record date, there were [    ] issued and outstanding shares of First Heritage common stock held by approximately [            ] holders of record. First Heritage shareholders have one vote per share on any matter that may properly come before the special meeting.

Vote Required

The presence in person or by proxy of the holders of a majority of the shares of First Heritage common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. First Heritage will count abstentions for purposes of establishing the presence of a quorum at the special meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of First Heritage common stock at the special meeting. Abstentions will have the effect of a vote against the proposal to approve the merger agreement.

Certain shareholders and all of the non-officer directors of First Heritage have committed by contract to vote in favor of the merger agreement an aggregate of 115,792 shares, or approximately 18.47% of the outstanding First Heritage common stock, that they are entitled to vote.

On the record date, to the knowledge of Community Bank System, its directors and executive officers did not beneficially own any shares of First Heritage common stock.

Recommendation of the First Heritage Board

The board of directors of First Heritage has unanimously adopted and approved the merger agreement and the transactions contemplated by it. The board believes that the merger is fair to and in the best interests of the First Heritage shareholders. It unanimously recommends that First Heritage shareholders vote FOR approval of the merger agreement. See “First Heritage’s Reasons for the Merger; Recommendation of First Heritage’s Board of Directors” starting on page [    ].

Solicitation and Revocation of Proxies

First Heritage has enclosed a form of proxy with this document. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Proxies that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the approval of the merger agreement, and in the discretion of the proxy holders as to any other matter which may properly come before the special meeting.

We are asking you to vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, whether or not you intend to attend the special meeting in person.

If you deliver a properly executed proxy, you may revoke the proxy at any time before it is exercised at the special meeting. You may revoke your proxy by:

•	filing with Secretary of First Heritage prior to the special meeting, at First Heritage’s principal executive offices, either a written revocation of the proxy or a duly executed proxy containing a later date; or

•	attending the special meeting and voting in person. Being present at the special meeting, by itself, will not revoke the proxy. You must vote in person if you wish to revoke the proxy.

First Heritage will bear the cost of solicitation of proxies. First Heritage and Community Bank System will share equally the cost of printing and mailing this document. In addition to solicitation by mail, directors, officers and employees of First Heritage may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation, if any. Although it has not determined to do so as of the date of this document, First Heritage may also engage a proxy solicitation firm to aid in the solicitation of proxies. First Heritage expects to pay customary fees and reimburse certain out-of-pocket expenses of any proxy solicitation firm engaged by it. First Heritage also expects to make arrangements with fiduciaries and other custodians who hold shares of record as nominees to forward this document and other solicitation materials to the beneficial owner of these shares. First Heritage will reimburse these fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation. Under certain circumstances, First Heritage must reimburse Community Bank System’s expenses incurred in connection with the merger. Please see “Termination Fee and Expenses” on page [    ].

Other Matters

First Heritage is unaware of any matter to be presented at the special meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter. This includes, for example, any proposal to adjourn or postpone the special meeting. Proxies that have been designated to vote against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the merger agreement.

THE MERGER

The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion and the discussion under the caption “The Merger Agreement” describe the more important aspects of the merger and material terms of the merger agreement. These descriptions are only a summary and thus must be qualified by reference to the merger agreement, which is attached as Annex A. We urge you to read the merger agreement carefully because it is the legal document that actually governs your rights in the merger.

General

Effect of the Merger; Management;Name. The merger agreement provides that, after approval by the shareholders of First Heritage and the satisfaction or waiver of the other conditions to the merger, First Heritage will merge with and into Community Bank, which will survive as the continuing bank. The articles of incorporation and bylaws of Community Bank will be the articles of incorporation and bylaws of the continuing bank after the merger. The directors and officers of Community Bank immediately prior to the merger will be the directors and officers of the continuing bank after the merger until they resign or until their successors are duly elected and qualified. In addition, Charles E. Parente, a shareholder of First Heritage, will be appointed to the board of directors of Community Bank System and Community Bank following the merger. Upon completion of the merger, Robert P. Matley, President and Chief Operating Officer of First Heritage, will be appointed to serve as Executive Vice President and Senior Lending Officer, Pennsylvania Banking, of Community Bank, doing business as “First Liberty Bank & Trust, a division of Community Bank, N.A.” in Pennsylvania.

Closing; Effectiveness of the Merger. We will close the merger on the first business day, or any other day we mutually agree to, after the satisfaction or waiver of all conditions to the merger agreement and after we obtain all necessary regulatory approvals. The merger will become effective as of the date designated in the official certification letter issued by the Office of the Comptroller of Currency.

We are working to complete the merger in the second quarter of calendar year 2004, but we must first obtain the necessary regulatory approvals and the approval of First Heritage shareholders at the special meeting, and satisfy other conditions. We cannot assure you as to when or if all the conditions to the merger will be met or waived, and it is possible we will not complete the merger at all.

Background of the Merger

Community Bank System has historically concentrated its business activities on providing community banking services in its market areas in Upstate New York. Over the past decade, the environment for independent community banks in general, and specifically in the market areas served by Community Bank System in New York, has become increasingly competitive, in part because of competition from non-bank financial institutions. As a result, Community Bank System has long recognized the need to grow and diversify, and has established an active program to identify, review and evaluate potential business combinations, acquisitions and other strategic opportunities in traditional banking and financial services businesses. As a part of this initiative, from time to time, Community Bank System has evaluated the relative merits of “whole bank” acquisitions, branch acquisitions and new branch openings. Because new branch openings tend to require a longer period of time to achieve the desired market share and name recognition with customers, Community Bank System has been emphasizing acquisitions in its efforts to implement its growth strategy.

Over the last few years, Community Bank System began to focus on various opportunities to establish its presence in Pennsylvania to expand and diversify its market areas and customer base outside

New York State. In particular, Community Bank System had identified Northeastern Pennsylvania as a logical area for expansion because of its contiguous location to Community Bank System’s existing branch network in Central New York, and the fact that the market demographics in this area are in many ways similar to those of the markets served by Community Bank System in Upstate New York. With the assistance of Janney Montgomery Scott LLC, an investment banking firm retained by Community Bank System to serve as its financial advisor, Community Bank System has explored opportunities to expand into Northeastern Pennsylvania.

Through these initiatives, in less than three years, Community Bank System successfully established a banking network comprised of 28 branches and 26 ATMs in Northeastern Pennsylvania, as a result of its mergers with First Liberty Bank Corp. in May 2001 and Grange National Banc Corp. in November 2003.

The First Heritage board of directors has periodically reviewed First Heritage’s business, strategic direction, performance and prospects in the context of developments in the financial services industry, including review at an annual strategic planning meeting. In that connection, in October of 2002, the Board invited Timothy J. McDonald of Danielson Associates Inc. to address the Board with respect to the current banking environment and the prospects for First Heritage in particular. As part of this presentation, Mr. McDonald included a discussion of the market and sale value of First Heritage, how that value might change over time, the relative value of selling or staying independent, and, if a sale would be considered, whom might be the buyers.

During the next six months, First Heritage’s Chief Executive Officer, James M. O’Brien, informally investigated various alternatives including potential acquisition candidates and merger-of-equals partners as well as possible expansion opportunities as an independent bank. His investigations were discussed at regular board meetings during the first half of 2003. On July 16, 2003, Mr. McDonald and Arnold G. Danielson of Danielson Associates were invited to address First Heritage’s board of directors relative to their current view of the marketplace and strategic options available to First Heritage. At that meeting, the First Heritage board decided that, because of increased competition in the Wilkes-Barre market, increased margin pressures in the banking industry and limited additional commercial lending opportunities for First Heritage, First Heritage should engage Danielson Associates to assess the potential value of, and potential buyer interest in, First Heritage. On August 8, 2003, First Heritage signed a contract retaining Danielson Associates to do so, subject to an understanding that a sale would only be considered if the price to be paid was highly attractive. Mr. Danielson first approached two Southeastern Pennsylvania banks, meeting with one on August 10, 2003 and having a conversation with the other a few days later. In each case, the other bank’s interest in the Northeastern Pennsylvania market was minimal or non-existent.

In September 2003, Mr. Danielson contacted Sanford A. Belden, President and Chief Executive Officer of Community Bank System. Mr. Danielson introduced himself as a principal of Danielson Associates Inc., an investment banking firm engaged by First Heritage to evaluate potential acquirors. Mr. Danielson then indicated that he desired to gauge Community Bank System’s interest in considering a possible acquisition of First Heritage. Messrs. Belden and Danielson agreed to meet during Mr. Danielson’s next trip to Central New York.

First Heritage was one of the numerous banks and other financial institutions in Northeastern Pennsylvania identified by Janney Montgomery Scott as possible acquisition candidates for Community Bank System. However, no effort had been made by Community Bank System to pursue an acquisition of First Heritage at that time.

On October 6, 2003, Mr. Belden and Mark E. Tryniski, the Chief Financial Officer of Community Bank System, met with Mr. Danielson at Community Bank System’s principal executive offices in DeWitt, New York to discuss the possibility of a strategic transaction between Community Bank System and First Heritage. After Mr. Belden executed a confidentiality agreement on behalf of Community Bank System, Mr. Danielson provided a confidential information memorandum containing financial and certain other information concerning First Heritage. Messrs. Belden and Tryniski concluded the meeting by indicating that management and Janney Montgomery Scott would evaluate the information provided by Mr. Danielson, and get back to Mr. Danielson with an indication of whether Community Bank System would consider further pursuing a strategic transaction with First Heritage.

Over the course of the following week, Messrs. Belden and Tryniski held discussions with representatives of Janney Montgomery Scott concerning the proposed transaction with First Heritage, and continued to analyze the feasibility of the transaction from different perspectives. Following a preliminary analysis of the provided information, Mr. Belden informed Mr. Danielson of his desire to continue the discussion on the proposed transaction and to meet with representatives of First Heritage. Mr. Danielson agreed to arrange a meeting among representatives of both organizations.

On October 14, 2003, Mr. Belden and Thomas A. McCullough, President, Pennsylvania Banking, of Community Bank, attended a lunch meeting with James M. O’Brien and Ronald W. Simms, Chief Executive Officer and Chairman of the Board of First Heritage, respectively, in Binghamton, New York to hold a preliminary discussion concerning a possible transaction between their two organizations. They discussed the history, financial condition and results, operating philosophies and strategies of their respective organizations, as well as the possible merits and feasibility of combining the organizations. The parties parted with an agreement to continue the dialogue. During the next two weeks, informal discussions continued between Messrs. Belden and O’Brien.

On October 29, 2003, Messrs. Belden and O’Brien met in Wilkes-Barre, Pennsylvania to discuss the potential terms and other parameters of the proposed transaction. They also reviewed issues such as the structure of the transaction, the integration and consolidation plan for the combined operations, and role of First Heritage’s management team and directors in the combined entity. Messrs. Belden and O’Brien then visited the three branches of First Heritage.

At the November 5, 2003 meeting of the strategic/executive committee of the board of directors of Community Bank System, Messrs. Belden and Tryniski apprised the committee of the status of their discussions with First Heritage. Representatives of Janney Montgomery Scott, who were invited to attend the meeting by telephone, reviewed in detail with the committee members the financial and other aspects of the transaction. Messrs. Belden and Tryniski then reviewed with the committee the terms of an offer letter that management intended to propose to First Heritage. After a full discussion, the committee authorized Mr. Belden to sign and send the offer letter to First Heritage on behalf of Community Bank System, outlining the key terms of the merger being proposed by Community Bank System on a preliminary basis, subject to completion of satisfactory due diligence, board approvals, and negotiation and execution of definitive agreements. On the same day, Mr. Belden sent the offer letter to Mr. O’Brien, and later that day met with him for further discussions in Binghamton, New York.

On November 6, 2003, Messrs. Danielson and McDonald attended a special meeting of First Heritage’s board to review the Community Bank System offer letter. After discussions, Messrs. Danielson and O’Brien were authorized to proceed with negotiations.

For the next two weeks, the parties continued negotiations on the various aspects of the proposed transaction expressed in the offer letter. In the meantime, on November 15 and 16, 2003, representatives of Community Bank System and Janney Montgomery Scott traveled to Wilkes-Barre, Pennsylvania to conduct an on-site diligence review at a local hotel, where relevant documents were assembled. The representatives also had an opportunity to interview members of First Heritage’s management team during this trip. About this time, Mr. Belden also directed Bond, Schoeneck & King, PLLC, outside legal counsel for Community Bank System, to begin preparing a definitive merger agreement and an employment agreement for Mr. Matley.

At the November 19, 2003 meeting of the board of directors of Community Bank System, Nicholas A. DiCerbo, Chairman of the strategic/executive committee of the board, reported on the discussion on First Heritage at the November 5, 2003 committee meeting, and provided a summary of the chronology of developments in respect of the transaction. Mr. Belden then distributed a presentation memorandum on First Heritage prepared by Janney Montgomery Scott, as well as a copy of the offer letter he proposed to First Heritage on November 5, 2003. At the invitation of the board, representatives of Janney Montgomery Scott joined the meeting via conference telephone at this time. The representatives reviewed with the board, among other things, an overview of First Heritage, its branch locations, a valuation analysis for the proposed merger, and a pro forma financial summary. The board also heard from management a detailed presentation on the findings of due diligence investigation. A new offer letter, embodying the revised terms being proposed by management pursuant to its discussions with First Heritage, was distributed to the board. Mr. Belden then discussed the proposed changes reflected in the new offer letter with the board. After a full discussion, the board unanimously approved the revised offer letter as presented. Mr. Belden concluded the discussion of First Heritage at this meeting with a brief report on the post-closing conversion and integration plans. Following the meeting, Mr. Belden sent a revised offer letter to Mr. O’Brien.

Between December 4 and December 9, 2003, representatives of First Heritage and Crowe, Chizek and Company, LLC, an independent consultant retained by First Heritage, traveled to DeWitt, New York to conduct a due diligence review of Community Bank System and its business, assets, financial condition and results of operations.

Messrs. Belden and Tryniski were invited to attended a meeting of the board of First Heritage on December 8, 2003. Messrs. Belden and Tryniski discussed with the First Heritage board the history, financial results and operating philosophy of Community Bank System, as well as financial and other rationale for the transaction for both sides. Around this time, the initial drafts of the merger agreement and the ancillary agreements were circulated by Bond, Schoeneck & King to First Heritage and its outside legal counsel, Cozen O’Connor. Shortly thereafter, the parties began negotiating the agreements through their respective legal counsel.

At the December 17, 2003 meeting of the board of directors of Community Bank System, Mr. Belden updated the board on the status of negotiations with First Heritage, and reviewed with the board key provisions of the merger agreement and the ancillary agreements, copies of which were disseminated to the directors prior to the meeting. Representatives of Janney Montgomery Scott, who were present by conference telephone at the invitation of the board, then reviewed the contents of the presentation memorandum that they had updated since the last board meeting. In particular, Janney Montgomery Scott focused on the changes in the financial model for the transaction resulting from modifications to the proposed terms. Mr. Belden then addressed questions from the directors, and discussed the proposed time frame of the transaction. Following a full discussion, the board unanimously authorized management to continue to negotiate the terms of the merger, and to execute and deliver a definitive merger agreement with changes that management deems appropriate, within the parameters discussed with the board.

Also on December 17, 2003, at a meeting of the board of First Heritage, Mr. McDonald of Danielson Associates presented and discussed its opinion as to the fairness of the offer from a financial point of view. After discussion of various issues, terms and conditions, the board of First Heritage authorized Messrs. Simms and O’Brien to proceed to finalize a merger agreement with Community Bank System.

For the following three weeks, each party’s management and attorneys continued to negotiate the terms of the definitive merger agreement and the ancillary agreements.

On January 6, 2004, First Heritage’s board met to review the current draft merger agreement as presented by representatives of the Cozen O’Connor law firm. The board also reviewed the updated fairness opinion of Danielson Associates, dated as of January 5, 2004. Resolutions were unanimously approved authorizing Mr. O’Brien to execute the merger agreement.

On January 6, 2004, Messrs. Belden and O’Brien executed and delivered the definitive merger agreement on behalf of their respective organizations. After the close of the markets on that day, Community Bank System issued a press release to announce the execution of the merger agreement. All of the non-officer directors and certain principal shareholders of First Heritage executed the voting agreements effective as of January 6, 2004.

On March 11, 2004, Community Bank System, Community Bank and First Heritage amended the merger agreement to effect certain technical amendments on the dissenters’ rights and anti-dilution provisions.

Community Bank System’s Reasons for the Merger

In reaching its determination to approve and adopt the merger agreement, the board of directors of Community Bank System considered a number of factors, including:

•	the complementary geographical locations of First Heritage’s branch network, which will augment Community Bank System’s operations in Luzerne County, Pennsylvania, where Community Bank System already has a significant presence, and thereby increase its market share in that County;

•	the extension of Community Bank System’s presence in Luzerne County to its southern area;

•	the opportunity to further diversify Community Bank System’s geographical markets and customer base as a whole, by increasing the size of its Pennsylvania operations through the merger, and to do so in smaller markets akin to those in New York in which it operates;

•	the experience and management skills that Robert P. Matley, President and Chief Operating Officer of First Heritage, is expected to bring as Executive Vice President and Senior Lending Officer in charge of all of the combined company’s Pennsylvania lending business after the merger, as well as the skills and experience of other First Heritage employees;

•	Community Bank System’s past experience and success in the acquisition and integration of banks with operations in Northeastern Pennsylvania, namely First Liberty and Grange;

•	the fact that the merger is expected to be accretive to operating earnings per share of Community Bank System within the first 12 months of combined operations;

•	the potential for the combined company to enhance non-interest income growth by providing financial products and services not currently offered by First Heritage, such as online bill payment, benefit plan administration, investment management, comprehensive cash management, brokerage services and insurance, to customers of First Heritage;

•	the business, operations, technology, asset quality, competitive position, financial condition and results of operations of First Heritage on an historical and a prospective basis, particularly First Heritage’s history of strong growth in earnings and loans, and superior asset quality and extensive business banking relationships;

•	the anticipated operating efficiencies, cost savings and opportunities for revenue enhancements of the combined company following the completion of the merger, and the likelihood that they would be achieved after the merger;

•	the possible range of the exchange ratios for the merger and the resulting relative interests of Community Bank System stockholders in the common stock of the combined company;

•	the collar range on the exchange ratio in the merger agreement, which would limit the possible dilution experienced by Community Bank System stockholders as a result of fluctuations in the market price of Community Bank System while the merger is pending, as well as Community Bank System’s ability to increase the exchange ratio to prevent First Heritage from terminating the merger agreement if the market price of its common stock over a specified period falls under a certain level;

•	the deal protection provided by the termination fee of $3,000,000, plus the reimbursement of out-of-pocket transaction expenses of up to $200,000, payable under certain circumstances in the event of the termination of the merger agreement due to a competing offer or certain other reasons, which is intended to discourage third parties from making a competing offer to acquire First Heritage by increasing the financial cost of acquisition by third parties;

•	the financial compensation provided by way of a reimbursement of out-of-pocket transaction expenses of up to $200,000, in case the First Heritage shareholders do not approve the merger agreement at the special meeting for any reason;

•	the intended tax treatment of the merger as a tax-free reorganization; and

•	the likelihood of receiving all of the regulatory approvals required for the merger.

For the reasons above, Community Bank System’s board of directors has unanimously approved the merger agreement and the merger. This discussion of the factors considered by Community Bank System’s board of directors does not list every factor considered by the board but includes all material factors considered by the board. In reaching its determination to approve and adopt the merger agreement, the board did not give relative or specific importance to each of the factors listed above, and individual directors may have given differing importance to different factors.

First Heritage’s Reasons for the Merger; Recommendation of First Heritage’s Board of Directors

The board of directors of First Heritage has considered the terms and provisions of the merger agreement and concluded that they are fair to the shareholders of First Heritage and that the merger is in the best interests of First Heritage and its shareholders. First Heritage’s board believes that the merger will provide First Heritage shareholders the opportunity to obtain an attractive price for their First Heritage shares, and for First Heritage shareholders to realize significant long-term value through a combination of First Heritage with a larger institution with favorable financial characteristics and greater financial and product resources. The transaction will provide First Heritage shareholders with a premium to First Heritage’s book value and will also provide them with increased liquidity on their stock.

The board of directors of First Heritage believes that the merger will provide First Heritage with additional resources necessary to compete more effectively in the Northeastern Pennsylvania market. In addition, the board of First Heritage believes that the customers and communities served by First Heritage will benefit from its enhanced abilities to meet their banking needs through new, specialized and innovative financial services and products which can be provided by a larger organization such as Community Bank System.

In reaching its decision to approve the merger agreement, the First Heritage board consulted with management as well as with First Heritage’s financial and legal advisors, and considered a variety of factors, including the following:

•	the consideration (including the premium) being offered to First Heritage’s shareholders in relation to the fair market value, book value, tangible book value, earnings per share and projected earnings per share of First Heritage;

•	the historical results of operations, current financial condition and future prospects of Community Bank System and First Heritage; and

•	the presentation by Danielson Associates, First Heritage’s financial advisor, as to the fairness of the merger consideration, from a financial point of view, to First Heritage’s shareholders, In this regard, the First Heritage’s board of directors has received from Danielson Associates a written opinion dated January 5, 2004 that, as of such date, the merger consideration is fair to First Heritage’s shareholders from a financial point of view. The opinion is attached as Appendix B to this document. For a summary of the presentation of Danielson Associates, see “Opinion of First Heritage’s Financial Advisor” below.

Other factors considered by the First Heritage board of directors included:

•	Increased liquidity to First Heritage shareholders receiving Community Bank System common stock in the merger, because the Community Bank System common stock will be listed on the New York Stock Exchange;

•	The current and prospective competitive environment for financial institutions generally, the trend toward consolidation in the financial services industry, and general business, economic and market conditions in Northeastern Pennsylvania;

•	the record of Community Bank System in paying cash dividends on its common stock and the desirability of providing cash dividends to First Heritage shareholders receiving Community Bank System common stock in the merger;

•	the compatibility of the respective business management philosophies of First Heritage and Community Bank System;

•	the ability of Community Bank System to provide comprehensive financial services to the markets currently served by First Heritage;

•	the projected social, legal and economic effects of the merger upon First Heritage, its shareholders and other corporate constituencies, including employees, suppliers and customers in the communities in which it does business;

•	the financial terms of other recent business combinations in the local financial services industry; and

•	the fact that Community Bank System, as a larger financial institution company, has the financial resources to serve the lending and deposit needs of the local communities served by First Heritage.

The First Heritage board of directors determined, in light of the above factors and such other factors as it considered appropriate, that the terms of the merger are fair to, and in the best interests of, First Heritage and its shareholders.

This discussion of the information and factors considered by the First Heritage board of directors is not intended to be exhaustive but includes all the material factors considered by the First Heritage board. In reaching its determination to approve and recommend the merger agreement, the First Heritage board did not assign any relative or specific weights to those acts, and individual directors may have given differing weights to different factors.

The First Heritage board believes that the merger is fair to, and in the best interests of, First Heritage and First Heritage shareholders. Accordingly, the First Heritage board has unanimously approved the merger agreement and unanimously recommends that First Heritage shareholders vote “FOR” approval of the merger agreement.

Opinion of First Heritage’s Financial Advisor

First Heritage retained Danielson Associates to advise the First Heritage board of directors as to its “fair” sale value and the fairness to its shareholders of the financial terms of the offer to be acquired by Community Bank System. Danielson Associates is regularly engaged in the valuation of banks and bank holding companies in the connection with mergers, acquisitions and other securities transactions; and has knowledge of, and experience with, Pennsylvania markets and banking organizations operating in those markets. Danielson Associates was selected by First Heritage because of its knowledge of, expertise with and reputation in the financial services industry.

Danielson Associates reviewed the First Heritage-Community Bank System merger agreement with respect to the pricing and other terms and conditions of the merger, but the decision as to accepting the offer was ultimately made by the board of directors of First Heritage. Danielson Associates rendered its opinion to the First Heritage board of directors on January 5, 2004, which it subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the Community Bank System offer were “fair” to First Heritage and its shareholders. No limitations were imposed by the First Heritage board of directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

In arriving at its opinion, Danielson Associates:

•	Reviewed certain business and financial information relating to First Heritage and Community Bank System including call report data from 1999 through September 30, 2003, the annual reports on Form 10-K for 2001 and 2002 and the quarterly reports on Form 10-Q for September 30, 2003.

•	Discussed the past and current operations, financial condition and prospects of First Heritage and Community Bank System with its senior executives.

•	Reviewed and compared the financial terms, to the extent publicly available, with comparable transactions.

•	Reviewed the merger agreement and certain related documents.

•	Considered such other factors as were deemed appropriate.

Danielson Associates did not obtain any independent appraisal of assets or liabilities of First Heritage or Community Bank System. Further, Danielson Associates did not independently verify the information provided by First Heritage or Community Bank System and assumed the accuracy and completeness of all such information.

In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Associates’ opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond First Heritage’s or Community Bank System’s control. Any estimates contained in Danielson Associates analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

“Fair” Value Analysis of Community Bank System Common Stock

Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of about $74.2 million, based on Community Bank System’s December 31, 2003 closing stock price, for all of the outstanding shares of First Heritage common stock and options to purchase common stock. Of this $74.2 million, $62.7 million would be paid in Community Bank System common stock for the 627,000 shares of First Heritage common stock outstanding, and $11.5 million would be paid in cash to retire the 151,200 options to purchase common stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for Community Bank System common stock.

Comparable Companies

To determine the “fair” value of the Community Bank System common stock to be exchanged for the common stock of First Heritage, Community Bank System was compared to fourteen publicly-traded bank holding companies, which are sometimes referred to in this document as “comparable banks” or the “comparative group”. These comparable banks had assets in the $2 billion to $10 billion range, no extraordinary characteristics and were located in New Jersey, New York and Pennsylvania.

Summary and Description of Comparable Banks*

Short Name of Institution	Assets (in millions)**	Headquarters

Financial Institutions	$2,186	Warsaw, N.Y.

First Commonwealth	4,820	Indiana, Pa.

Fulton	9,280	Lancaster, Pa.

Harleysville National	2,523	Harleysville, Pa.

Hudson United	7,975	Mahwah, N.J.

National Penn	3,269	Boyertown, Pa.

NBT	4,047	Norwich, N.Y.

S&T	2,859	Indiana, Pa.

Sterling	2,298	Lancaster, Pa.

Sun	2,275	Vineland, N.J.

Susquehanna	5,853	Lititz, Pa.

U.S.B.	2,989	Orangeburg, N.Y.

Valley National	9,736	Wayne, N.J.

Yardville National	2,420	Hamilton, N.J.

*	Publicly-traded banks in New Jersey, New York and Pennsylvania with assets between $1 billion and $10 billion as of September 30, 2003.

**	At September 30, 2003.

Source: SNL Securities LC, Charlottesville, Virginia.

Danielson Associates compared Community Bank System’s financial performance, its balance sheet strength and its stock price with the medians of the comparative group. Among the financial performance criteria compared were net income, net operating income and return on average equity. The balance sheet items compared were equity, tangible equity, nonperforming assets, or NPAs, and its mix of loans and deposits. The current pricing ratios compared were price times earnings, price as a percent of book value and tangible book value, dividend yield, payout ratio and the average number of shares traded on a daily basis.

Community Bank System – Comparable Banks Summary*

	Community Bank System		Comparable Bank Medians
Income
Net income/Avg. assets	1.21%		1.26%
Net oper. income**/Avg. assets	2.32		2.07
Return on average equity	12.44		15.75
Balance Sheet
Equity/Assets	9.59%		8.44%
Tangible capital/Tangible assets	5.89		6.87
NPAs***/Assets	.40		.46
Loans/Assets	55		61
Deposits/Assets	76		73
Stock Price****
Price/Earnings	15.7	X	17.1	X
Price/Book	188%		247%
Price/Tangible book	318		284
Dividend yield	2.59		2.92
Payout ratio	38		45
Avg. Shares traded*****	25,540		29,656

*	September 30, 2003 or the twelve months ending September 30, 2003.

**	Net interest income plus noninterest income less operating expense.

***	NPAs including loans 90 days past due and still accruing.

****	Closing prices as of December 30, 2003 and financial data for September 30, 2003 or the twelve months ended September 30, 2003.

*****	Average daily volume for the past year.

Source: SNL Securities LC, Charlottesville, Virginia.

In making these comparisons, it was evident that Community Bank System’s financial performance, balance sheet strength, stock liquidity and dividend policy was similar to the medians of the comparable banks. It earnings when measured as a percent of average assets and equity was slightly lower; its equity capital, as a percent of assets was moderately higher; its balance sheet mix was not materially different; and its dividend yield, payout ratio and average number of shares traded daily also was not substantially different.

With an overall financial situation, stock liquidity and dividend payout that was similar to that of the comparable banks, Community Bank System’s stock would be expected to trade within the comparative group’s normal range of earnings multiples, which was approximately 16 to 18 times earnings as of December 30, 2003. Community Bank System traded below that range as of that date with a multiple of earnings of 15.7. Thus, the Community Bank System stock to be exchanged for First Heritage common stock and options to buy First Heritage common stock was “fairly” valued.

Pro Forma Merger Analyses

Danielson Associates analyzed the changes in earnings and book value represented by the receipt of about $74.2 million, for all of the outstanding shares of First Heritage common stock and options to purchase common stock that will be paid in Community Bank System common stock or, in the case of the options, cash. This analysis evaluated, among other things, the possible effect on Community Bank System’s future earnings and capital per share and found that while the deal is dilutive to Community Bank System’s pro forma earnings per share, even after expected cost savings, the dilution is not large and should not have a long-term negative impact on Community Bank System’s earnings per share or stock price.

Comparable Transaction Analysis

Danielson Associates also compared the consideration to be paid by Community Bank System for all of the common stock and options to buy common stock of First Heritage as a percent of book with the pricing of acquisitions nationally, regionally and in Pennsylvania. The national group was comprised of 152 transactions for the year 2003 through December 30, 2003 and had median price times earnings and price as a percent of book of 21.7 and 225%, respectively. The regional group consisted of thirteen transactions in the Northeast and Midwest states in 2003 through December 30, 2003 had median price times earnings and price as a percent of book of 20.3 and 248%, respectively. The comparable Pennsylvania transactions consisted of eight banks of which the five largest were the acquisitions of established banks and the only ones with meaningful earnings. The two applicable Pennsylvania bank acquisitions – i.e., not in high growth markets – had offers of 20.3 times earnings. The median price times earnings is based on these bank groups as they are among the most applicable to First Heritage.

Comparable Transaction Summary

	Median Price
Acquisition Pricing – 2003	Times Earnings		Percent of Book	No. in Sample
National median*	21.7	X	225%	152
Regional median**	20.3		248	13
Pennsylvania median	23.1		280	8
- Most applicable	20.3		243	2

*	Offer value in excess of $10 million through December 30, 2003.

**	In Northeast and Midwest states with offer values between $50 and $150 million through December 30, 2003.

If the recent bank acquisition pricing were applied to First Heritage, it would suggest a value in the 20 to 22 times earnings range and about 250% of book. It is earnings, though, not book, that determines value if earnings are normal or can be normalized, which is the case with First Heritage, and 20 to 22 times the most meaningful earnings for the First Heritage, its annualized nine months earnings of $3.2 million, creates a value range prior to any adjustments of $64 million to $70 million, or about $87 to $95 per share.

Discounted Dividends Analysis

Danielson Associates applied present value calculations to First Heritage’s estimated dividend stream under several specific growth and earnings scenarios. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of First Heritage common stock. The results of this analysis were consistent with recent acquisition pricing.

Other Factors

In addition to performing the analyses summarized above, Danielson Associates also considered other factors. These included the general market for bank acquisitions, the past financial performance, their market positions and future prospects and general economic conditions.

Value Adjustments

When the various components of First Heritage’s value are considered, there are no components that suggests a value based on earnings merits any premiums or discounts relative to its “fair” sale value.

Conclusion

Since no comparable banks or bank acquisitions used in the various analyses are totally identical to Community Bank System, First Heritage or the particulars of this merger, the results do not represent mathematical certainty. Instead the comparisons rely on the likelihood that the median stock prices and bank acquisition prices of comparable banks are applicable to the stock and acquisition values in this merger.

The summary set forth above is not a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinion. The full text of the opinion of Danielson Associates dated January 5, 2004, which sets forth the assumptions made and matters considered, is attached hereto as Appendix of this proxy statement/prospectus. Danielson Associates’ opinion is directed only to the “fairness” of the consideration received by First Heritage shareholders and does not constitute a recommendation to any First Heritage shareholder as to how such shareholder should vote relative to this merger.

Compensation of Danielson Associates

Pursuant to a contract dated August 8, 2003, Danielson Associates will be paid a fee of .50% of the transaction’s value at closing. At the time of the announcement this fee would have been approximately $371,000.

Financial Interests of Certain First Heritage Directors and Executive Officers in the Merger

Certain members of management and directors of First Heritage have financial interests in the merger that are different from, and may conflict with, interests of First Heritage shareholders. The First Heritage board of directors was aware of these interests and considered them in approving the merger agreement.

Stock Options

As of the record date for the special meeting, First Heritage directors and executive officers held investor options to purchase a total of 93,750 shares of First Heritage common stock, and employee options to purchase 57,450 shares of First Heritage common stock. On the effective date of the merger, each outstanding investor option will convert into a right to receive a cash payment equal to its net value, as determined in accordance with the merger agreement. At the completion of the merger, each outstanding employee option will convert into an option to acquire shares of Community Bank System common stock. All Community Bank System options issued in exchange for employee options will be immediately exercisable in full. The number of shares of Community Bank System common stock issuable upon the exercise of the assumed option will equal the number of shares of First Heritage common stock covered by the option multiplied by the applicable exchange ratio for the merger, and the exercise price for each share of Community Bank System common stock will be the stated exercise price of the option divided by the applicable exchange ratio. Shares issuable upon the exercise of options to acquire Community Bank System common stock will be issued in accordance with the terms of the respective plans and grant agreements.

Indemnification; Directors’ and Officers’ Insurance

Community Bank System has agreed to cooperate on, and to use its best efforts to defend against and respond to, any actual or threatened action, suit, claim, proceeding or investigation, whether civil, criminal or administrative, asserted against any director or officer of First Heritage as a result of the person’s status as a director, officer, or employee of First Heritage, or arising out of the merger agreement or the merger, whether asserted or arising before or after the completion of the merger.

Community Bank System has also agreed that all rights to indemnification and all limitations on liability existing in favor of First Heritage’s directors, officers and employees provided in First Heritage’s articles of incorporation, bylaws or similar governing documents with respect to matters occurring prior to the merger will continue in full force and effect, subject to certain limitations.

Community Bank System agreed to purchase paid-up, non-cancelable tail-coverage for First Heritage’s existing directors’ and officers’ liability insurance policy for a period of at least three years from the date of the merger, subject to a cost limitation of $75,000 for the entire three-year period.

James M. O’Brien Employment Agreement

James M. O’Brien, Chief Executive Officer of First Heritage, has an employment agreement with First Heritage under which he would be entitled to receive a severance payment of $300,000 as a result of the merger, and a payment of $250,000 in accrued and vested option bonuses. Community Bank System will pay these amounts to Mr. O’Brien in a lump sum on the closing date of the merger, in accordance with a new employment agreement he will enter into with Community Bank System and Community Bank.

Mr. O’Brien’s new employment agreement with Community Bank System and Community Bank will take effect upon completion of the merger and will expire on the third anniversary of the merger. His execution of the employment agreement is a condition to the closing of the merger. Pursuant to this agreement, Community Bank System and Community Bank will engage Mr. O’Brien on a part-time basis as a consultant. During the first year of the agreement, Mr. O’Brien will receive annual compensation of $160,000, and he will not be required to provide more than 500 hours of consulting service. After the first year of the agreement, Mr. O’Brien will be paid $50,000 per year, and he will not be required to provide more than 250 hours of consulting service per annum. Mr. O’Brien will also be entitled to participate in Community Bank System’s retiree group health plan, and his prior service with First Heritage will be considered for purposes of determining his eligibility under this plan.

Robert P. Matley Employment Agreement.

A new employment agreement between Robert P. Matley, President and Chief Operating Officer of First Heritage, and Community Bank System and Community Bank will take effect upon completion of the merger and will expire on December 31, 2007. His execution of the employment agreement is a condition to the closing of the merger. Pursuant to this agreement, Community Bank will employ Mr. Matley as Executive Vice President and Senior Lending Officer. During the term of his agreement, Mr. Matley will receive an annual base salary of at least $140,000, which amount will be subject to annual review for increase after 2004. Mr. Matley will also be entitled to participate in Community Bank System’s management incentive plan. Under this plan, his bonus participation level will be determined by the board of directors of Community Bank System in accordance with the terms of the plan. Community Bank System has also agreed to grant Mr. Matley 2,000 shares of restricted stock (as adjusted for the pending two-for-one split of Community Bank System common stock), vesting over four years commencing on January 1, 2005, and to review annually whether he should receive additional shares of restricted stock and/or options. Mr. Matley is also entitled to participate in employee benefit plans maintained by Community Bank System and Community Bank for their executive employees. Community Bank System and Community Bank also agreed to reimburse certain expenses incurred by Mr. Matley, including country club dues and automobile and other travel expenses.

Mr. Matley has an existing employment agreement with First Heritage under which he would be entitled to receive a severance payment of $132,000 as a result of the merger, and a payment of $125,000 as option bonuses. In lieu of this severance payment, the new employment agreement with Community Bank System and Community Bank provides that if Mr. Matley elects to terminate his employment prior to the first anniversary of the merger, he will be entitled to receive in bi-weekly installments an amount equal to the annual base salary in effect on November 1, 2003 under his First Heritage employment agreement. On the other hand, if Community Bank System or Community Bank terminates Mr. Matley’s employment without cause prior to the first anniversary of the merger, Mr. Matley will be entitled to receive in a lump sum, at the time of termination, an amount equal to twice the annual base salary in effect on November 1, 2003 under his First Heritage employment agreement. In either case, Mr. Matley would be required to seek other employment, and any compensation he earns would be offset against these payments. Finally, if Community Bank System elects not to extend or renew his new employment agreement at its expiration on December 31, 2007, and there is no cause for his termination at that time, he will be entitled to receive as severance an amount equal to 175% of the annual base salary then in effect, plus an amount equal to the most recent payment made to him under the management incentive plan, both payable in equal bi-weekly installments over six months. In lieu of the option bonuses due under Mr. Matley’s employment contract with First Heritage, Community Bank System will pay a one-time signing bonus of $125,000 to Mr. Matley in a lump sum on the closing date of the merger. If there is a change of control of Community Bank System after the closing of the merger, Mr. Matley would also be entitled to an additional severance payment under certain circumstances.

Advisory Board

Following the merger, Community Bank System will invite each of the current members of First Heritage’s board of directors to serve on the regional advisory board established in connection with Community Bank System’s acquisition of Grange. The advisory board will advise Community Bank on the deposit, lending and financial services activities in First Heritage’s former market area in Northeastern Pennsylvania and generally work to ensure a smooth transition of business relationships and the continued development of business relationships throughout First Heritage’s former market area. The term of this advisory board will expire in November 2006, and each member of the advisory board, other than President and Chief Executive Officer of Community Bank System, will be paid for each meeting of the advisory board he or she attends at a rate equal to $9,000 per annum divided by the number of meetings held in any given year. Community Bank System may, in its sole discretion, combine this advisory board with the advisory board established in connection with its acquisition of First Liberty.

Director Fees

A shareholder of First Heritage, Charles E. Parente, will become a director of Community Bank System and Community Bank. As such, he will receive directors’ fees and benefits in accordance with Community Bank System’s policies on compensation of non-employee directors from time to time. See “Directors” on page [    ] for more information.

Material United States Federal Income Tax Consequences

Generally. The following discussion sets forth the material United States Federal income tax consequences of the merger that are generally applicable to First Heritage shareholders. This discussion does not address all United States Federal income tax consequences that may be relevant to certain First Heritage shareholders in light of their particular circumstances, or to a First Heritage shareholder subject to special rules, such as:

•	a foreign entity or individual who is not a citizen or resident of the U.S.;

•	a partnership, S corporation or other pass-through entity;

•	a regulated investment company, real estate investment trust or mutual fund;

•	a tax-exempt organization;

•	a financial institution or insurance company;

•	a dealer or trader in securities or foreign currencies;

•	a shareholder who is subject to the alternative minimum tax provisions of the Internal Revenue Code, which we refer to as the Code in this discussion;

•	a shareholder whose shares are qualified small business stock for purposes of Section 1202 of the Code;

•	a shareholder who holds shares of First Heritage common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

•	a shareholder who acquired shares of First Heritage common stock pursuant to the exercise of incentive stock options or who holds shares of First Heritage common stock that are subject to a substantial risk of forfeiture; or

•	a shareholder who does not hold shares of First Heritage common stock as capital assets.

In addition, this discussion does not address any tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of holders of options to acquire First Heritage common stock receiving cash in connection with the merger or transactions completed before or after the merger, such as the exercise of options or right to purchase First Heritage common stock in anticipation of the merger. Option holders are urged to consult their own tax advisors to determine the particular federal income tax or other tax consequences to them of the merger.

The following discussion is based on the Code, applicable Treasury Regulations promulgated under the Code, IRS rulings, administrative interpretations and judicial decisions in effect as of the date of this document, all of which may change, possibly with retroactive effect. Any change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Community Bank System, First Heritage and First Heritage shareholders.

Neither First Heritage nor Community Bank System has requested or will request a ruling from the IRS with regard to any of the tax consequences of the merger. PricewaterhouseCoopers, Community Bank System’s independent auditors, and Cozen O’Connor, First Heritage’s outside legal counsel, have rendered their respective opinions as of the date of this document and, as a condition to the completion of the merger, will again render an updated opinion at the closing of the merger to Community Bank System and First Heritage, to the effect that, for United States federal income tax purposes:

•	the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the merger will not result in the recognition of gain or loss to First Heritage or Community Bank System;

•	First Heritage shareholders will not recognize gain or loss with respect to shares of Community Bank System common stock received by them in the merger, but gain or loss will be recognized by First Heritage shareholders with respect to cash received in lieu of fractional shares;

•	each First Heritage shareholder’s tax basis in the Community Bank System common stock received in the merger will be the same as the tax basis of the shares of First Heritage common stock exchanged in the merger, decreased by any tax basis allocable to fractional shares, if any, of Community Bank System common stock for which cash is received; and

•	each First Heritage shareholder’s holding period in the Community Bank System common stock received in the merger will include the period during which the First Heritage shareholder held the First Heritage common stock exchanged in the merger, provided that the First Heritage common stock is a capital asset in the hands of the First Heritage shareholder on the effective date of the merger.

The tax opinions that are rendered by PricewaterhouseCoopers and Cozen O’Connor will be based upon the assumption that the merger will take place in the manner described in the merger agreement. The tax opinions will also be based certain factual representations that have been made by First Heritage and Community Bank System which are customarily given in transactions of this kind, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representations or assumptions to be true, correct and complete in all material respects, could affect the validity of the PricewaterhouseCoopers and Cozen O’Connor tax opinions.

Federal Income Tax Treatment of Dissenters. If a First Heritage shareholder effectively dissents from the merger and receives cash for his or her shares, the First Heritage shareholder will recognize a gain (or loss) for Federal income tax purposes equal to the amount by which the cash received for those shares exceeds, or is less than, the tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on the length of time a First Heritage shareholder held the shares, whether he or she held the shares as a capital asset, and whether he or she actually owns Community Bank System common stock or is deemed to own shares of First Heritage common stock or Community Bank System common stock pursuant to applicable constructive ownership rules. In certain circumstances, a First Heritage shareholder can be deemed for Federal income tax purposes to own shares that are actually owned by a non-dissenter that is related to him or her, or to own shares of Community Bank System common stock, with the possible result that the cash received upon the exercise of dissenters’ rights could be treated as a dividend received pursuant to a corporate distribution rather than as an amount received pursuant to a sale or exchange of First Heritage common stock.

Caveat. The tax opinions of PricewaterhouseCoopers and Cozen O’Connor represent their best judgment and are not binding on the IRS or any court. There can be no assurance that the IRS will not disagree with, or challenge, any of the conclusions described in the opinions. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Code, then each shareholder of First Heritage would be required to recognize gain or loss equal to the difference between (1) the fair market value of Community Bank System common stock received in the merger and (2) the tax basis in the First Heritage common stock surrendered in the merger. If this were to occur, each First Heritage shareholder’s initial tax basis in the Community Bank System common stock received would be equal to its fair market value, and the holding period for the Community Bank System common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if the holding period for the First Heritage common stock was more than one year and the First Heritage common stock was a capital asset in the hands of a First Heritage shareholder.

Backup Withholding. First Heritage shareholders may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share of Community Bank System common stock unless the shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a shareholder’s United States Federal income tax liability, provided that the shareholder furnishes the required information to the IRS.

Reporting Requirements. First Heritage shareholders who receive Community Bank System common stock as a result of the merger will be required to retain records pertaining to the merger and file with their United States Federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

The preceding discussion is intended only as a summary of certain United States Federal income tax consequences of the merger and does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular First Heritage shareholder. The United States Federal income tax consequences of the merger to a First Heritage shareholder may vary depending upon, among other things, the particular facts and circumstances applicable to the shareholder. First Heritage shareholders are urged to consult with their own tax advisors regarding the specific tax consequences of the merger to them, including the applicability and effect of foreign, state, local and other tax laws.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, First Heritage’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Community Bank System. Any difference between the purchase price for First Heritage and the fair value of the identifiable net assets acquired (including core deposit and other intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Community Bank System in connection with the merger will be amortized to expense. The financial statements of Community Bank System issued after the merger will reflect the results attributable to the acquired operations of First Heritage beginning on the date of completion of the merger.

Resales of Community Bank System Common Stock

The shares of Community Bank System common stock to be issued to First Heritage shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restrictions by a First Heritage shareholder if he or she is not an “affiliate” of First Heritage at the time of the special meeting. As defined by the Securities Act, an affiliate of First Heritage is any person or entity that directly or indirectly controls, is controlled by or is under common control with First Heritage. Affiliates generally include directors, executive officers and 10% or greater shareholders of First Heritage. Under most circumstances, affiliates must comply with Rule 145 under the Securities Act before selling any Community Bank System common stock they receive in the merger.

Under Rule 145, during the one-year period after the completion of the merger, affiliates of First Heritage may resell shares of Community Bank System common stock received by them in the merger only through unsolicited “brokers transactions” or in transactions directly with a “market maker,” as those terms are defined in Rule 144 under the Securities Act. In addition, during this one-year period after the merger, the number of shares to be sold by an affiliate (together with certain related persons) may not exceed, for any given three-month period, the greater of:

•	1% of the total number of the outstanding shares of Community Bank System common stock; or

•	the average weekly trading volume of Community Bank System common stock during the four calendar weeks preceding the proposed sale.

After the end of one year from the merger, an affiliate would be able to sell Community Bank System common stock received in the merger without the requirements or limitations described above, provided that Community Bank System was current with its periodic filings with the SEC. Two years after the merger, an affiliate would be able to sell the shares of Community Bank System common stock received in the merger without any restrictions.

In addition, persons who become affiliates of Community Bank System after the merger may resell shares of Community Bank System common stock issued in the merger, subject to similar limitations and certain filing obligations specified in Rule 144.

The merger agreement requires First Heritage to use its reasonable best efforts to cause any person who is identified by us as an affiliate of First Heritage for purposes of Rule 145 to deliver to Community Bank System, within 30 days of the date of the merger agreement, an agreement which contains provisions intended to ensure compliance with the Securities Act and Rule 145.

New York Stock Exchange Listing

Community Bank System has agreed to make an application to list the shares of its common stock to be issued in the merger on the New York Stock Exchange. The stock must be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, for the merger to be completed.

Regulatory Approvals and Notices for the Merger

Under the merger agreement, First Heritage and Community Bank System have agreed to submit applications for all necessary regulatory approvals and to give all requisite notices to governmental agencies regarding the merger of First Heritage and Community Bank. These include approvals of and notices to the Comptroller of the Currency and the Pennsylvania Department of Banking.

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger, the expiration of all notice periods and waiting periods after the grant of regulatory approvals, and the satisfaction of all conditions contained in any regulatory approvals.

The Comptroller of the Currency. The merger of First Heritage Bank and Community Bank is subject to approval by the Comptroller of the Currency. Community Bank filed this application on March 1, 2004 and expects the processing of the application to be completed by April 12, 2004, so long as Community Bank qualifies for an expedited review process.

The merger may not be completed until the 15th day following the date of the approval by the Comptroller of the Currency. During this 15-day period, the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Comptroller of the Currency approval unless a court specifically orders otherwise.

You should be aware that the approval by the Comptroller of the Currency:

•	reflects only its views that the merger does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness;

•	is not an opinion of the Comptroller of the Currency that the merger is financially favorable to the shareholders of First Heritage or that the Comptroller of the Currency has considered the adequacy of the terms of the merger; and

•	is not an endorsement of or recommendation for the merger.

Pennsylvania Department of Banking. Under the Pennsylvania Banking Code, First Heritage is required to notify the Pennsylvania Department of Banking of the proposed merger into a national bank, provide evidence of the adoption of the plan of merger requested by the Department of Banking, and file with the Department of Banking and Pennsylvania Department of State a certificate of approval of the merger by the Comptroller of the Currency. First Heritage delivered a notice of the proposed merger to the Department of Banking on March 3, 2004.

THE MERGER AGREEMENT

Conversion of First Heritage Common Stock

At the effective time of the merger, each outstanding share of First Heritage common stock will be converted into a number of shares of Community Bank System common stock equal to the applicable exchange ratio. The actual exchange ratio for the merger will fluctuate based on the market price of Community Bank System common stock over a specified period before the merger. The exchange ratio will be determined in accordance as follows:

•	if the market price (as determined below) of Community Bank System common stock is greater than $30.30, the exchange ratio will be 3.796;

•	if the market price of Community Bank System common stock is greater than $28.175 but is equal to or less than $30.30, the exchange ratio will be equal to the quotient (rounded to the nearest one-thousandths) obtained by dividing $115.00 by the market price of Community Bank System common stock;

•	if the market price of Community Bank System common stock is equal to or greater than $20.825 but is equal to or less than $28.175, the exchange ratio will be 4.082;

•	if the market price of Community Bank System common stock is less than $20.825 but is equal to or greater than $19.25, the exchange ratio will be equal to the quotient (rounded to the nearest one-thousandths) obtained by dividing $85.00 by the market price of Community Bank System common stock; or

•	if the market price of Community Bank System common stock is less than $19.25, the exchange ratio will be 4.416; provided, however, that if Community Bank System elects to exercise its Top-Up Right (see the discussion under the caption “Termination” on page [ ]), then the exchange ratio will be equal to the quotient (rounded to the nearest one-thousandths) obtained by dividing $72.86 by the market price of Community Bank System common stock.

As used above, the “market price” of Community Bank System is equal to the average closing sale price of Community Bank System common stock over the 20 trading day period immediately prior to the closing date of the merger.

You may obtain current market quotation for the Community Bank System common stock from a number of sources. We expect the market price of the Community Bank System common stock will fluctuate between the date of this document and the date of the merger and after the merger. Therefore, the value of the shares of Community Bank System common stock that First Heritage shareholders may receive in the merger may increase or decrease prior to and after the merger.

The applicable exchange ratio for the merger may be adjusted appropriately if Community Bank System changes the number of outstanding shares of its common stock before the merger through any stock split, recapitalization, reclassification or other similar change, or sets a record date for any of the foregoing events prior to the completion of the merger. The information above assumes that the pending two-for-one stock split of Community Bank System common stock will be effected before the merger.

Community Bank System will not issue any fractional shares in the merger. Instead, you will receive cash in an amount equal to the product of (1) the average closing sale price of Community Bank System common stock over the 20 trading days immediately prior to the closing date of the merger, and (2) the fraction of a share of Community Bank System common stock that you would have otherwise been entitled to receive in the merger. Community Bank System will pay no interest on any cash in lieu of fractional shares. American Stock Transfer & Trust Company will serve as exchange agent and will be responsible for sending you a check for any cash payment in lieu of fractional shares you have a right to receive.

In addition, if your shares of First Heritage common stock are converted into the right to receive Community Bank System common stock as a part of the merger, Community Bank System will also issue to you and attach to each share of Community Bank System common stock a preferred share purchase right under Community Bank System’s shareholder rights plan that will not be evidenced by a separate certificate. At the effective time of the merger, you will no longer have any rights as a holder of First Heritage common stock, but you will, upon proper surrender of your First Heritage common share certificates, have the rights of a holder of Community Bank System common stock. For a comparison of the rights you have as a holder of First Heritage common stock to the rights you will have as a holder of Community Bank System common stock, please read “Material Differences in the Rights of Shareholders” beginning on page [    ].

Exchange of Certificates

Community Bank System will deposit with American Stock Transfer & Trust Company, the transfer agent for its common stock and the exchange agent for the merger, certificates representing the shares of Community Bank System common stock to be issued in the merger and cash payable in lieu of fractional shares.

As soon as practicable after the effective date of the merger, Community Bank System will cause the exchange agent to mail to each record holder of a certificate formerly representing First Heritage common stock (other than those who exercised their dissenters’ rights) a letter of transmittal to be used for the exchange of the stock certificates. The letter of transmittal and the accompanying materials will explain the procedures to be followed for the exchange. After a First Heritage shareholder surrenders to the exchange agent for exchange and cancellation his or her First Heritage certificate(s), together with a duly executed letter of transmittal, the exchange agent will mail back a certificate representing the number of shares of Community Bank System common stock the shareholder is entitled to receive in the merger and a check for cash in lieu of fractional shares, if any. No interest will be paid to former shareholders of First Heritage in connection with the exchange of certificates.

If any First Heritage certificate is requested to be issued in a name other than that in which the surrendered certificate was issued, the surrendered certificate must be properly endorsed and otherwise in proper form for transfer. The shareholder making this request must affix to the certificate, or provide funds to purchase, any required stock transfer tax stamps, or establish to the satisfaction of the exchange agent that no stock transfer tax is payable.

First Heritage shareholders should not return their certificates representing shares of First Heritage common stock with the enclosed proxy. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal, which First Heritage shareholders will receive after the completion of the merger.

Dividends; No Further Transfer. Declaration of dividends by Community Bank System after the merger will include dividends on all Community Bank System common stock issued in the merger. However, no dividend or other distribution payable to the holders of record of Community Bank System common stock at or as of any time after the completion of the merger will be paid to the former First Heritage shareholders until they physically surrender their certificates as described above, and no interest will be paid on any dividend or distribution. After the completion of the merger, the stock transfer books of First Heritage will close and there will be no more transfers on the transfer books of First Heritage. If any certificates formerly representing shares of First Heritage common stock are presented for transfer after the merger, those certificates will be cancelled and exchanged for certificates representing Community Bank System common stock and cash in lieu of fractional shares, if any, as provided in the merger agreement.

Lost, Stolen, Destroyed or Mutilated Certificates. If any certificate formerly representing First Heritage common stock is lost, stolen, destroyed or mutilated, its holder must provide an affidavit stating to that effect in order to receive the merger consideration. Furthermore, Community Bank System is entitled to require the holder of the lost, stolen, destroyed or mutilated certificate to deliver an indemnity agreement and/or post a bond in an amount that Community Bank System may direct as indemnity against any claim that may be made by another party with respect to the certificate. Once these requirements have been satisfied, the exchange agent will issue a certificate representing an appropriate number of shares of Community Bank System common stock and a check for cash in lieu of fractional shares, if any.

Representations and Warranties

In the merger agreement, we each make customary representations and warranties about ourselves concerning various business, legal, financial, regulatory and other pertinent matters. These representations and warranties will not survive after the merger. Under certain circumstances, each of us may decline to complete the merger if the inaccuracy of the other party’s representations and warranties has a material adverse effect on the other party.

Conditions to the Merger

Mutual Conditions. Before either of us will be obligated to complete the merger, the following conditions must have been satisfied:

•	First Heritage shareholders approve the merger agreement, and all other corporate actions necessary on the part of each party to authorize the merger are taken;

•	we receive all approvals or consents required by law or mutually deemed necessary from any applicable governmental agency, all applicable notice or waiting periods under all laws expire, and all conditions contained in the approvals or consents, if any, are satisfied;

•	the SEC declares effective the registration statement covering the Community Bank System common stock to be issued in the merger, and the registration statement is not the subject of any stop order or any actual or threatened proceeding seeking a stop order;

•	Community Bank System receives all necessary authorizations and permits from state securities agencies or commissions for the issuance of its common stock in the merger, or confirms that no authorizations or permits are required;

•	there is no judgment, order, decree or injunction in effect which prohibits the completion of the merger, and there is no actual or threatened governmental action or proceeding that prevents or seeks to prevent the completion of the merger;

•	the New York Stock Exchange lists the Community Bank System common stock to be issued to the First Heritage shareholders in the merger, subject to official notice of issuance;

•	Cozen O’Connor, First Heritage’s outside legal counsel, and PricewaterhouseCoopers, Community Bank System’s independent auditors, deliver opinions to First Heritage and Community Bank System, respectively, to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, and as to certain other related matters; and

•	Community Bank System and Community Bank enter into an employment agreement with each of James M. O’Brien, Chief Executive Officer of First Heritage, and Robert P. Matley, President and Chief Operating Officer of First Heritage, in forms and substance attached as exhibits to the merger agreement. Please see “Financial Interests of Certain First Heritage Directors and Executive Officers in the Merger” on page [ ] for more details of these employment agreements.

Conditions to Obligations of First Heritage. Before First Heritage will be obligated to complete the merger, the following additional conditions must have been satisfied:

•	the representations and warranties of Community Bank System and Community Bank contained in the merger agreement are true in all material respects on the date of the merger agreement and on the closing date, or in case of a representation or warranty which specifically relates to an earlier date, as of the earlier date;

•	Community Bank System and Community Bank have materially performed their respective obligations under the merger agreement which are intended to be performed before the closing; and

•	Community Bank System has delivered a customary closing certificate as to the above two matters.

Conditions to Obligations of Community Bank System and Community Bank. Before Community Bank System and Community Bank will be obligated to complete the merger, the following additional conditions must have been satisfied:

•	the representations and warranties of First Heritage contained in the merger agreement are true in all material respects on the date of the merger agreement and on the closing date, or in case of a representation or warranty which specifically relates to an earlier date, as of the earlier date;

•	First Heritage has materially performed its obligations under the merger agreement which are intended to be performed before the closing;

•	First Heritage has delivered a customary closing certificate as to the above two matters;

•	each person identified by Community Bank System as an affiliate of First Heritage within the meaning of the Securities Act has delivered an affiliate agreement in the form attached to the merger agreement;

•	each affiliate of First Heritage identified in the merger agreement has delivered a non-competition agreement in the form attached to the merger agreement;

•	First Heritage shareholders have not exercised their dissenter’s rights with respect to more than 5% of the outstanding shares of First Heritage common stock;

•	to the extent that any contract or agreement of First Heritage requires the consent of or waiver from any other party because of the merger, First Heritage receives the consent or waiver unless that contract or agreement is excepted in the merger agreement; and

•	each holder of the investor options has agreed in writing to amend the applicable grant agreement to permit the conversion of the investor options in the manner contemplated by the merger agreement.

Unless prohibited by law, any of the conditions to the merger may be waived by the applicable party. As described below, if these conditions are not satisfied or waived, each of us may have a right to terminate the merger agreement under certain circumstances.

Termination

Either of us may terminate the merger agreement at any time before the completion of the merger if:

•	we both consent in writing to the termination pursuant to the authorization of the respective boards of directors;

•	the other party materially breaches, and does not cure within 30 days of written notice to the extent curable, any of the representations or warranties or any covenant or agreement it has made under the merger agreement and the breach entitles the party seeking to terminate to not complete the merger.

•	we are not able to obtain required governmental approvals, and all appeals and requests for reconsideration have been exhausted;

•	any governmental entity issued a final and non-appealable order to prohibit the completion of the merger;

•	First Heritage shareholders do not approve the merger agreement at a special meeting called for that purpose; or

•	the merger is not completed on or before July 31, 2004, unless the merger was not completed principally because the party seeking to terminate breached a covenant or obligation of the merger agreement.

In addition, Community Bank System may terminate the merger agreement at any time before the completion of the merger if:

•	First Heritage’s board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement in a manner adverse to Community Bank System, or First Heritage did not include in this proxy statement/prospectus the recommendation of its board of directors in favor of the approval of the merger agreement or the transactions contemplated by it, or the board of directors of First Heritage resolves to take any of the foregoing actions;

•	following its receipt of a “Takeover Proposal” or the public announcement of a Takeover Proposal, First Heritage fails to timely comply with its covenants to call a special shareholders’ meeting, recommend the approval of the merger agreement, and solicit proxies in favor of the approval of the merger agreement (please see “No Solicitation of Takeover Proposals; Superior Proposals” on page [ ] for the definition of a Takeover Proposal);

•	First Heritage’s board of directors recommends to First Heritage shareholders a “Superior Proposal” or First Heritage executes a letter of intent, definitive agreement or similar document with respect to a Superior Proposal, or the board of directors of First Heritage resolves to take any of the foregoing actions (please see “No Solicitation of Takeover Proposals; Superior Proposals” on page [ ] for the definition of a Superior Proposal);

•	a tender or exchange offer is commenced in respect of 25% or more of the outstanding shares of First Heritage common stock, and First Heritage fails to send to its shareholders, within 10 business days of the commencement, a statement that the board of directors of First Heritage recommends rejection of the tender or exchange offer; or

•	a Takeover Proposal with respect to First Heritage (other than a tender or exchange offer covered by the preceding paragraph) is publicly announced and, upon Community Bank System’s request, First Heritage fails to issue a press release announcing its board’s opposition to the Takeover Proposal within three business days of the request.

In addition, First Heritage may terminate the merger agreement at any time before the completion of the merger if:

•	its board of directors recommends to the First Heritage shareholders a Superior Proposal or if First Heritage executes a letter of intent, definitive agreement or similar document with respect to a Superior Proposal, provided that First Heritage has complied with the relevant procedures set forth in the merger agreement; or

•	the average closing sale price of Community Bank System common stock over the 20 trading days immediately prior to the merger is equal to or less than $16.50 per share (as adjusted to reflect the pending two-for-one stock split of Community Bank System common stock); provided, however, that First Heritage may not terminate the merger agreement pursuant to this provision if, within the greater of one full business day or 24 hours of Community Bank System’s receipt of a termination notice from First Heritage, Community Bank System notifies First Heritage in writing that it is exercising the Top-Up Right, in which case the exchange ratio for the merger will be adjusted as described in “Conversion of First Heritage Common Stock” beginning on page [ ].

We can terminate the merger agreement without completing the merger, even if First Heritage shareholders have already voted to approve the merger agreement. If the merger agreement is terminated pursuant to its terms, the merger agreement will become void and have no effect, except with respect to our respective obligations regarding confidential information and termination fee and expenses as set forth in the merger agreement. Please see “Termination Fee and Expenses” on page [    ] for further

information. A termination of the merger agreement will not relieve the breaching party from liability for its uncured, willful breach.

Conduct of Business Prior to Completion of the Merger; Covenants

The merger agreement provides that, during the period from the date of the merger agreement (January 6, 2004) to the completion of the merger, we will each use our reasonable best efforts to maintain our respective properties, businesses and relationships with customers, vendors, employees and others, and will cause our respective subsidiaries to do the same. During the same period, other than as set forth in the merger agreement, First Heritage may not take any of the following actions, among others, without the prior written consent of Community Bank System (which consent may not be unreasonably withheld):

•	conduct its business other than in the ordinary course, substantially consistent with past practice, or become responsible for obligations of more than $25,000 or which requires performance over one year or longer (other than loans and investments booked in the ordinary course);

•	declare, set aside or pay any dividend or make any distribution on any of its stock, other than:

•	a special one-time cash dividend not to exceed $2.00 per share; and

•	if the merger is not completed by the record date for Community Bank System’s regular quarterly cash dividend for the second quarter of 2004, then a special one-time cash dividend per share in an amount determined by multiplying the exchange ratio and the amount of the regular quarterly cash dividend for the second quarter of 2004 declared by Community Bank System;

•	issue any of its stock or cause any of its treasury shares to become outstanding, other than upon exercise of stock options outstanding on January 6, 2004;

•	repurchase or reacquire any of its stock or any securities convertible into its stock;

•	incur additional debt or other obligation for borrowed money, except in the ordinary course of business consistent with past practice;

•	issue, grant or authorize any securities convertible into, or rights to acquire, any of its stock, except as provided in First Heritage’s articles of incorporation;

•	effect any recapitalization, reclassification, stock dividend, stock split or similar transaction;

•	amend its articles of incorporation or bylaws;

•	create or permit any lien or encumbrance on its stock;

•	merge or consolidate with any other entity, or acquire control of any other entity or create a subsidiary;

•	waive, cancel or compromise any material right, debt or claim other than in the ordinary course of business consistent with past practice and with prior notice to Community Bank System;

•	sell, pledge, encumber or dispose of, or acquire, any assets with a value of more than $25,000, other than in the ordinary course of business consistent with past practice;

•	make total capital expenditures of more than $25,000, except as required under agreements existing on January 6, 2004;

•	open, close or relocate branches or similar facilities, or enter into or modify any leases or contracts relating to its branches or similar facilities;

•

increase compensation of, or pay or provide additional bonus, incentive, severance or other benefits to, its employees or directors, except in a manner consistent with past practice or as required by law or existing contracts, and except for performance bonuses in respect of fiscal 2003, not to exceed $75,000 in the aggregate, consistent with past practice;

•	adopt, modify or commit itself to any employee benefits plan or any employment agreement, except in the ordinary course of business consistent with past practice or as required by existing plans or contracts, or accelerate the vesting of any deferred compensation;

•	change its lending, investment, asset/liability management or other material banking policies in a material way, except as required by changes in law;

•	engage in any new related party transactions, or modify, extend or renew any existing related party transactions;

•	change its accounting methods or tax reporting methods, unless required by generally accepted accounting principles concurred by accountants or by law;

•	except as may be required by law, take any action that would cause its representations and warranties in the merger agreement to become untrue in any material manner, or cause any conditions to the merger to be unsatisfied; or

•	take or agree to take any other action which would interfere with or delay the merger or make the merger more costly.

Until the merger is completed, except as set forth in the merger agreement or as consented to in writing by First Heritage (which consent may not be unreasonably withheld), Community Bank System has agreed to conduct its business in the ordinary course and substantially consistent with past practice. Community Bank System, however, is permitted to acquire or agree to acquire any entity or its assets while the merger is pending, so long as the acquisition would not materially delay or prevent the completion of the merger, and to carry out a two-for-one stock split in the form of a stock dividend. Community Bank System agreed that it would not, except as may be required by law, take any action that would cause its representations and warranties in the merger agreement to become untrue in any material manner, or cause any conditions to the merger to be unsatisfied; or take or agree to take any other action which would interfere with or delay the merger or make the merger more costly.

In the merger agreement, while the merger is pending, First Heritage also agreed to:

•	call and hold a special meeting of its shareholders to vote on the approval of the merger agreement, even if First Heritage’s board of directors withdraws or modifies its recommendation;

•	cause its board of directors to recommend that First Heritage shareholders vote in favor of the merger agreement and to solicit proxies in favor of the merger agreement (but subject to fiduciary duties of its board of directors); and

•	cause First Heritage to assist Community Bank in preparing for the integration of First Heritage’s business and operations with those of Community Bank after the merger, to the extent permitted by law, by taking certain enumerated actions. We agreed, however, that the confidentiality of customer information will be maintained until the completion of the merger.

Furthermore, the merger agreement also contains certain other agreements relating to our conduct pending the merger, including among others those requiring us to:

•	cooperate with each other to prepare and file with the SEC a registration statement for the merger;

•	cooperate with each other to take all actions required to comply with all legal requirements and any rules of the New York Stock Exchange to complete the merger, and to apply for and obtain all regulatory and third party consents and approvals required to complete the merger;

•	consult and agree with each other regarding the content of any press release or other public disclosure relating to the merger, but we may each make any disclosure mandated by law or rules of the New York Stock Exchange after notifying the other party;

•	refrain from taking any action that would adversely affect the qualification of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	keep each other advised of all material developments on our respective businesses, and furnish the other party such financial data and other information concerning the furnishing party as may be reasonably requested from time to time;

•	refrain from taking any actions that would cause the merger to be subject to any “Takeover Laws,” and if the merger is or becomes subject to any Takeover Laws, to take all actions within its control to exempt the merger from Takeover Law. “Takeover Law” means any legal requirement pertaining to mergers, business combinations, sale of control, affiliate transactions or antitrust laws or regulations, other than the approvals and notices contemplated by the merger agreement or the articles of incorporation, bylaws and shareholders’ agreement of First Heritage; and

•	use our reasonable best efforts in good faith to take or cause to be taken actions necessary or desirable to complete the merger on the earliest possible date.

No Solicitation of Takeover Proposals; Superior Proposals

Under the terms of the merger agreement, First Heritage has agreed not to directly or indirectly solicit, initiate, respond to or encourage any “Takeover Proposal.” A “Takeover Proposal” is any proposal or offer to acquire First Heritage (through a merger, recapitalization or other business combination) or a material equity interest in First Heritage, or a material portion of First Heritage’s assets. First Heritage also agreed to immediately terminate all existing negotiations and discussions concerning a Takeover Proposal, other than with Community Bank System.

In addition, First Heritage has agreed not to negotiate, discuss or furnish nonpublic information with or to any third party in connection with a Takeover Proposal or otherwise facilitate the efforts of any third party with respect to a Takeover Proposal, recommend or endorse any Takeover Proposal, or enter into a letter of intent, term sheet or other agreement with a third party providing for a possible Takeover Proposal.

If First Heritage becomes aware of or receives a Takeover Proposal, it must immediately notify Community Bank System of that fact and the details of the Takeover Proposal. First Heritage must also inform the party making a Takeover Proposal of First Heritage’s obligations under the merger agreement with respect to Takeover Proposals.

Notwithstanding the foregoing, unless the merger agreement is terminated in accordance with its terms, First Heritage may participate in discussions or negotiations with, and furnish non-public information and afford access to its business and properties, to the party making a Takeover Proposal but only if:

•	it is a unsolicited, bona fide Takeover Proposal made in writing;

•	First Heritage’s board of directors determines in good faith, after consultation with outside legal counsel, that the board’s fiduciary duties require it to discuss or negotiate with, and provide non-public information and afford access to, the party making the Takeover Proposal; and

•	First Heritage’s board of directors determines, in its reasonable and good faith judgment, after reasonable inquiry and consultation with its financial advisor, that the Takeover Proposal would be reasonably likely to result in a transaction more favorable to First Heritage shareholders than the merger with Community Bank System, and that the party making the Takeover Proposal is financially capable of consummating it or is capable of obtaining any requisite financing for the Takeover Proposal.

A Takeover Proposal that meets the above three criteria is referred to in the merger agreement as a “Superior Proposal.”

If First Heritage receives a Superior Proposal, First Heritage’s board of directors may recommend the Superior Proposal to the shareholders of First Heritage if the board determines in good faith, after consultation with outside legal counsel, that the board is required by its fiduciary duties to do so. In that case, the First Heritage board may withdraw, modify or refrain from making its recommendation of the merger agreement to the shareholders of First Heritage, provided that:

•	First Heritage provides Community Bank System at least 48 hours’ prior notice of any First Heritage board meeting at which the board is reasonably expected to consider a Superior Proposal;

•	First Heritage’s board does not recommend a Superior Proposal to the First Heritage shareholders for a period equal to two full business days or 48 hours, whichever is greater, after Community Bank System’s receipt of a copy of the Superior Proposal and the identity of the offering party; and

•	First Heritage does not enter into a definitive agreement relating to a Superior Proposal, unless Community Bank System fails to match the terms of the Superior Proposal within a period equal to two full business days or 48 hours, whichever is greater, after Community Bank System’s receipt of a copy of the Superior Proposal and the identity of the offering party.

Even if the First Heritage board withdraws, modifies or refrains from making its recommendation of the merger agreement to the shareholders of First Heritage as set forth above, unless the merger agreement is terminated pursuant to its terms, First Heritage must hold and convene a special meeting of its shareholders to vote on the merger agreement and must provide to its shareholders material information concerning the special meeting.

Before First Heritage provides nonpublic information to a third party as permitted by the merger agreement, First Heritage must require the third party to deliver a confidentiality agreement that is at least as restrictive as the one executed by Community Bank System, and must furnish the same information to Community Bank System, if not previously disclosed.

Termination Fee and Expenses

Generally. Except as provided below, we will each pay our own expenses in connection with the merger, except that we will share equally all filing fees due the SEC in connection with the merger and all costs associated with the printing and mailing of this document.

Termination Fee and Expenses. In the event that the merger agreement is terminated for certain reasons, First Heritage must pay Community Bank System in immediately available funds within three business days of the termination date, a termination fee of $3,000,000 plus all out-of-pocket expenses incurred by Community Bank System and its subsidiaries in connection with the transactions contemplated by the merger agreement, up to a total of $200,000. The termination fee and expenses will be payable if the merger agreement is terminated by Community Bank System or First Heritage, as applicable, under any of the following circumstances:

•	First Heritage’s board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement in a manner adverse to Community Bank System, or First Heritage did not include in this proxy statement/prospectus the recommendation of its board of directors in favor of the approval of the merger agreement or the transactions contemplated by it, or the board of directors of First Heritage resolves to take any of the foregoing actions;

•	following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, First Heritage fails to timely comply with its covenants to call a special shareholders’ meeting, to recommend the approval of the merger agreement, or to solicit proxies in favor of the approval of the merger agreement;

•	First Heritage’s board of directors recommends to First Heritage shareholders a Superior Proposal, or First Heritage executes a letter of intent, definitive agreement or similar document with respect to a Superior Proposal, or the board of directors of First Heritage resolves to take any of the foregoing actions;

•	a tender or exchange offer is commenced in respect of 25% or more of the outstanding shares of First Heritage common stock, and First Heritage fails to send to its shareholders, within 10 business days of the commencement, a statement that the board of directors of First Heritage recommends rejection of the tender or exchange offer;

•	a Takeover Proposal with respect to First Heritage (other than a tender or exchange offer covered by the preceding paragraph) is publicly announced and, upon Community Bank System’s request, First Heritage fails to issue a press release announcing its board’s opposition to the Takeover Proposal within three business days of the request; or

•	following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, First Heritage is in breach of the merger agreement such that Community Bank System is not obligated to complete the merger, or the First Heritage shareholders fail to approve the merger agreement at a special meeting, or the merger is not consummated by July 31, 2004 (in each case, unless Community Bank System is then in breach of the merger agreement such that First Heritage would not be required to complete the merger, and First Heritage had given written notice of that fact to Community Bank System prior to termination).

In addition, if the merger agreement is terminated by either party because the shareholders of First Heritage fail to approve the merger agreement at the special meeting for any reason, First Heritage must reimburse all out-of-pocket expenses incurred by Community Bank System and its subsidiaries in connection with the transactions contemplated by the merger agreement, up to a total of $200,000.

Directors, Employees and Employee Benefits

Directors. Community Bank System has agreed to appoint a designee of First Heritage to serve as a member of Community Bank System’s board of directors, in addition to the 14 current directors of Community Bank System. The merger agreement provides that First Heritage’s board of directors will nominate the designee, who must be acceptable to Community Bank System’s nominating committee and must remain qualified to serve under applicable laws and regulations and the bylaws of Community Bank System.

Pursuant to the merger agreement, the board of directors of First Heritage has designated one of its shareholders, Charles E. Parente, and Community Bank System’s nominating committee has accepted Mr. Parente. If the merger is completed, Mr. Parente will be appointed to the board effective as of the first regular monthly meeting of the board following the 2004 annual meeting of shareholders or the effective time of the merger, whichever is later. The initial term of Mr. Parente will expire at the 2007 annual meeting of Community Bank System stockholders. If Mr. Parente resigns or becomes ineligible to serve on the board of directors of Community Bank System during the initial term or the succeeding three-year term (other than as a result of not being reelected by the stockholders of Community Bank System upon re-nomination), then a majority of the members of the regional advisory board, consisting of certain of the current members of the First Heritage board, the former members of the Grange board, and President and Chief Executive Officer of Community Bank System, will be entitled to nominate for approval by Community Bank System two individuals meeting all general qualifications for serving on the board of directors of Community Bank System and Community Bank to replace Mr. Parente. The nominating committee of Community Bank System will select one of the two individuals to serve on the boards of Community Bank System and Community Bank for the remaining term.

Subject to the Community Bank System board’s fiduciary duty, Community Bank System has also agreed to re-nominate Mr. Parente or his replacement on the board of directors of Community Bank System for at least one additional three-year term after their respective initial terms expire, and to recommend that Community Bank System stockholders vote in favor of their reelection, so long as the designee remains qualified to serve under applicable law and regulations and Community Bank System’s or Community Bank’s bylaws.

Mr. Parente or his replacement will also be appointed to serve on the board of directors of Community Bank for so long as they serve on the board of directors of Community Bank System.

Employees and Employee Benefits. For the purposes of the discussion in this section, references to employees of First Heritage or Community Bank System include employees of their respective subsidiaries.

Employees of First Heritage who continue as employees of Community Bank System after the merger will be given credit for past service with First Heritage for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all employee benefits plans of Community Bank System in which those employees participate after the merger. Community Bank System also agreed to provide benefits under its severance plan (without duplication with any severance or separation plan or program maintained by First Heritage) to each employee of First Heritage who is terminated without cause after the merger.

First Heritage agreed to cooperate with Community Bank System to coordinate the post-merger integration or transition of employee benefit plans and programs maintained by First Heritage before the merger, by terminating one or more of those plans or programs, and/or causing benefit accruals and entitlements to cease, upon the effectiveness of the merger, or by facilitating the merger of the plans and programs into those maintained by Community Bank System. Any First Heritage employee benefits plans or programs not terminated or amended, nor merged into those of Community Bank System, will be assumed by Community Bank System to the extent permitted by their terms.

Indemnification

Community Bank System agreed to honor the indemnification rights currently provided under the applicable charter documents of First Heritage to its directors, officers and employees with respect to matters occurring before the completion of the merger. Community Bank System also agreed to provide directors’ and officers’ liability insurance for the directors and officers of First Heritage for at least three years after the completion of the merger, as long as the premiums for the insurance do not exceed $75,000

for the three-year period. For more details, please see “Indemnification; Directors’ and Officers’ Insurance” on page [    ].

Amendment and Waiver

We may agree to amend or supplement the merger agreement at any time before completion of the merger, if approved by our respective boards of directors. However, after the approval of the merger agreement by First Heritage shareholders, no amendment or supplement which by law requires further shareholder approval may be effected without first obtaining the further approval. Before completion of the merger, except as prohibited by law, any provision of the merger agreement may be waived by the party for whose benefit the provision was intended. The merger agreement provides that any amendment or supplement must be in writing, and that any waiver must be signed by an executive officer of the party giving the waiver.

DISSENTING SHAREHOLDERS’ RIGHTS

General

Under applicable federal law, shareholders of First Heritage have the right to dissent from the merger and to obtain payment of an appraised value of their shares in the event we complete the merger.

If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Section 215a of the National Bank Act, 12 U.S.C. §215a, a copy of which is attached to this document as Annex C. The discussion below describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law.

Before the merger, send any written notice or demand required concerning your exercise of dissenters rights to First Heritage Bank, P.O. Box 810, 64 North Franklin Street, Wilkes-Barre, Pennsylvania 18701 (Attn: Secretary). After the merger, send correspondence to Community Bank System, Inc., 5790 Widewaters Parkway, DeWitt, New York 13214 (Attn: Corporate Secretary).

Notice of Intention to Dissent; Voting Against Merger

If you wish to dissent, you must either:

•	at or prior to the special meeting, give the presiding officer a written notice of intention to dissent from the plan of merger; or

•	vote your First Heritage common stock against the approval of the merger agreement.

Request for Appraisal

If the merger is completed, any First Heritage shareholder desiring to exercise dissenters’ rights must make a written request for appraisal to Community Bank at any time prior to 30 days after the closing date of the merger, accompanied by the surrender of the stock certificates representing the shares owned by the dissenting shareholder.

Failure to Comply with Procedures

You must take each step in the indicated order and in strict compliance with the statute to keep your dissenters’ rights. If you fail to follow the steps, you will lose the right to dissent and you will receive the same form and type of merger consideration for your First Heritage shares as would the non-dissenting shareholders.

Valuation of Shares

The value of First Heritage shares held by any dissenting shareholders will be determined, as of the closing date of the merger, by an appraisal made by a committee of three persons. The members of this committee shall consist of:

•	one person selected by the holders of a majority of the shares held by the dissenting shareholders;

•	one person selected by the board of directors of Community Bank; and

•	one person selected by the other two appraisers.

The valuation agreed upon by two out of three appraisers would be used to determine the amount payable to each dissenting shareholder. Any dissenting shareholder may appeal the valuation determined by the committee to the Comptroller of the Currency within five days of being notified of the appraised value. If an appeal is made, the Comptroller will cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the person making the appeal.

If, within 90 days after the completion of the merger, one or more of the appraisers is not selected, or the appraisers fail to determine the value of the shares, upon written request of any interested party, the Comptroller will cause an appraisal to be made which shall be final and binding on all parties. Expenses incurred by the Comptroller in making the reappraisal or the appraisal, as applicable, will be paid by Community Bank.

If the merger is completed, Community Bank must promptly pay the value of the shares determined in accordance with the procedures above to the dissenting shareholders.

MARKET PRICE AND DIVIDEND INFORMATION

Community Bank System common stock is listed on the New York Stock Exchange under the symbol CBU. The following table contains for each of the indicated calendar quarters the high and low sales prices of Community Bank System common stock as reported on the New York Stock Exchange Composite Tape, and the dividends declared per share of Community Bank System common stock. For illustrative purposes, the information below has been adjusted to reflect a two-for-one stock split proposed to be effected on or about April 12, 2004.

	High		Low		Cash Dividends Declared Per Share
Year Ending December 31, 2004
Quarter Ending March 31, 2004 (through [ ], 2004)	$	[ ]	$	[ ]	—

Year Ended December 31, 2003
Quarter Ended December 31, 2003		$25.48		$24.50	$0.160
Quarter Ended September 30, 2003		23.18		18.67	0.160
Quarter Ended June 30, 2003		19.38		15.51	0.145
Quarter Ended March 31, 2003		17.12		15.44	0.145

Year Ended December 31, 2002
Quarter Ended December 31, 2002		$16.55		$13.60	$0.145
Quarter Ended September 30, 2002		16.28		13.25	0.145
Quarter Ended June 30, 2002		17.11		14.90	0.135
Quarter Ended March 31, 2002		15.16		12.97	0.135

On [    ] 2004, the closing price of Community Bank System common stock reported on the New York Stock Exchange Composite Tape was $[    ].

Community Bank System has historically paid regular quarterly cash dividends on its common stock, and the board of directors of Community Bank System presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by Community Bank System are derived from Community Bank, future dividends will depend upon the earnings of Community Bank, its financial condition, its need for funds and applicable governmental policies and regulations. In addition, the indentures pertaining to the subordinated junior debentures Community Bank System issued in connection with its trust preferred offerings would generally restrict its ability to pay cash dividends if Community Bank System defers interest payments on the subordinated junior debentures. For further details, please see “Risk Factors — We depend on dividends from our banking subsidiary for cash revenues, but those dividends are subject to restrictions” on page [    ].

DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM

First Heritage shareholders who receive shares of Community Bank System common stock in the merger will become stockholders of Community Bank System. Community Bank System is a Delaware corporation subject to the provisions of Delaware law. Given below is a summary of the material features of the Community Bank System common stock. This summary is not a complete discussion of the charter documents and other instruments of Community Bank System that create the rights of the stockholders. You are urged to read carefully those documents and instruments, which have been incorporated by reference as exhibits to the registration statement of which this document is a part. Please see “Where You Can Find More Information” on page [    ] for information on how to obtain copies of those documents and instruments.

General

Community Bank System is authorized to issue 20,000,000 shares of common stock, no par value per share. As of [        ], 2004, [                ] shares of common stock were issued and outstanding. Community Bank System’s certificate of incorporation also authorizes the board of directors, without stockholder approval (subject to the rules of the New York Stock Exchange, if applicable), to issue up to 500,000 shares of preferred stock, par value $1.00 per share, and to establish the relative rights, designations, preferences and limitations or restrictions of the preferred stock. As of the date of this document, there were no shares of preferred stock outstanding. At a special meeting of Community Bank System stockholders scheduled for March 26, 2004, the stockholders will be asked to amend the certificate of incorporation of Community Bank System to increase the authorized number of shares of common stock to 50,000,000.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. No stockholders have cumulative voting rights in the election of directors.

Dividends. Community Bank System may pay dividends as declared from time to time by the board of directors out of funds legally available for dividends, subject to certain restrictions. The holders of Community Bank System common stock will be entitled to receive any dividends on the common stock in proportion to their holdings.

Rights in Liquidation. In the event of a liquidation, dissolution or winding up of Community Bank System, each holder of Community Bank System common stock would be entitled to receive, after payment of all debts and liabilities of Community Bank System and after any required distribution to holders of any issued and outstanding preferred stock, a pro rata portion of all remaining assets of Community Bank System.

No Preemptive Rights; No Redemption. Holders of shares of Community Bank System common stock are not entitled to preemptive rights with respect to any shares of any capital stock of Community Bank System that may be issued. Community Bank System common stock is not subject to call or redemption.

Certain Certificate of Incorporation and Bylaws Provisions

There are provisions in Community Bank System’s certificate of incorporation, bylaws and stockholder protection rights plan which are intended to discourage non-negotiated takeover attempts.

These provisions are intended to avoid costly takeover battles and lessen Community Bank System’s exposure to coercive takeover attempts at an unfair price, and are designed to maximize shareholder value in connection with unsolicited offer takeover attempts. These provisions, however, could reduce the premium that potential acquirors might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

Community Bank System’s certificate of incorporation authorizes the board of directors to issue, without further stockholder approval, up to 500,000 shares of preferred stock with rights senior to those of its common stock, except as may be required with respect to a particular transaction by applicable law or by regulatory agencies having jurisdiction over the Community Bank System. The board of directors of Community Bank System is permitted to establish from time to time the relative rights, designations, preferences and limitations or restrictions of the preferred stock. The preferred stock could be used to deter future attempts to gain control of the Community Bank System.

Community Bank System has a classified board which provides for the board to be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors to be elected annually for three-year terms. A classified board helps to assure continuity and stability of corporate leadership and policy by extending the time required to elect a majority of the directors to at least two successive annual meetings. This extension of time may also discourage a tender offer or takeover bid by making it more difficult for a majority of stockholders to change the composition of the board of directors.

In addition, Community Bank System’s certificate of incorporation contains a provision which requires that certain business combinations be approved by the affirmative vote of either (a) the holders of three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors; or (b) the holders of two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors. These “supermajority” requirements could result in Community Bank System’s board exercising a stronger influence over any proposed takeover (subject to its fiduciary duties) by refusing to approve a proposed business combination and by obtaining sufficient additional votes, including votes obtained through the issuance of additional shares to parties friendly to their interests, to preclude the two-thirds or three-fourths stockholder approval requirement.

Community Bank System’s certificate of incorporation also provides that the above described provisions designed to protect Community Bank System from unfriendly takeover attempts can only be amended by the affirmative vote of (a) holders of at least three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors, or (b) holders of at least two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors.

Under the certificate of incorporation of Community Bank System, the stockholders of the company are prohibited from approving corporate actions by a written consent in lieu of a meeting. Instead, any corporate action to be approved by Community Bank System stockholders must be so approved at a stockholders’ meeting.

Rights Plan

On February 21, 1995, Community Bank System’s board of directors adopted a stockholder protection rights plan and declared a distribution on February 24, 1995 to stockholders of record as of February 21, 1995 of one share purchase right, or a Right, for each outstanding share of Community Bank

System common stock. One Right will attach to each share of Community Bank System common stock to be issued in the merger.

The Rights become exercisable in the event that a person, entity or group acquires, or commences a tender offer which, if successful, would enable him or it to acquire, 15% or more of the outstanding shares of Community Bank System common stock. Each Right initially entitles stockholders to purchase one share of Community Bank System common stock at an exercise price of $85.00 per share, subject to adjustments. If, after the Rights become exercisable, any person, entity or group acquires 15% or more of the outstanding shares of Community Bank System common stock, the holder of each Right (other than the acquiring person) may purchase, for the then current exercise price of the Right, that number of shares having a market value equal to twice the exercise price. If, after the Rights become exercisable, Community Bank System merges or consolidates with, sells or transfers 50% of its assets (as measured by book value, market value, or operating income or cash flow productivity) to, or engages in certain other transactions with, another person, entity or group, Community Bank System shall take such steps as are necessary to ensure, and shall not consummate or permit the transaction to occur until it shall have entered into an agreement with the other party providing, that upon consummation of the transaction, holders of each Right shall be entitled to purchase, for the then current exercise price of the Right, that number of shares of common stock of the other party having a market value equal to twice the exercise price, and further providing that the other party shall assume all of Community Bank System’s obligations under the stockholder protection rights plan.

The Rights may be redeemed by Community Bank System under certain circumstances at a price of $0.01 per Right, and will expire on February 21, 2005 if not redeemed or exercised earlier. If there are not sufficient shares of the Community Bank System common stock authorized at the time the Rights become exercisable, the board of directors will secure stockholder authorization for sufficient additional shares or, alternatively, will provide for the issuance of other securities or assets of Community Bank System having an equivalent value upon exercise of the Rights.

DESCRIPTION OF CAPITAL STOCK OF FIRST HERITAGE

Given below is a summary of the material features of First Heritage’s common stock. This summary is not a complete discussion of the articles of incorporation and bylaws of First Heritage that create the rights of the shareholders. You are urged to read carefully the articles and bylaws, copies of which you can obtain from First Heritage. Please see “Where You Can Find More Information” on page [    ] for information on how to obtain copies of those reports.

General. First Heritage is authorized to issue 1.5 million shares of common stock, par value $10 per share. As of [                ], 2004, [                ] shares of First Heritage common stock were issued and outstanding.

Common Stock.

Voting Rights. The holders of First Heritage common stock are entitled to one vote per share on all matters to be voted on by the stockholders, except that under certain circumstances (as more fully described below), if any person or any group of affiliated or associated persons makes a “control-share acquisition” in violation of the articles of incorporation, all shares beneficially owned by those person(s) will not have any voting rights unless voting rights are restored by stockholder vote. No stockholders have cumulative voting rights in the election of directors.

Dividends. The board of directors of First Heritage from time to time may declare, and First Heritage may pay, dividends on its outstanding shares out of funds legally available for payment on dividends, subject to restrictions under the Pennsylvania Banking Code. The holders of First Heritage common stock are entitled to receive any dividends on common stock in proportion to their holdings.

Rights in Liquidation. In the event of a liquidation, dissolution or winding up of First Heritage, each holder of First Heritage common stock will be entitled to receive, after payment of all debts and liabilities of First Heritage, a pro rata portion of all remaining assets of First Heritage.

No Preemptive Rights; No Redemption. Holders of shares of First Heritage common stock are not entitled to preemptive rights with respect to any shares of capital stock of First Heritage that may be issued. First Heritage common stock is not subject to call or redemption.

Certain Provisions of First Heritage’s Articles of Incorporation, Bylaws and Shareholders’ Agreement

There are provisions in First Heritage’s articles of incorporation and bylaws which are intended to discourage non-negotiated takeover attempts. These provisions are intended to avoid costly takeover battles and lessen First Heritage’s exposure to coercive takeover attempts at an unfair price, and are designed to maximize shareholder value in connection with unsolicited takeover attempts.

Under First Heritage’s articles of incorporation, no person or group of affiliated or associated persons shall make a “control-share acquisition” unless the acquisition shall have been approved by the affirmative vote of the holders of a majority of the voting power entitled to vote in two separate votes as follows: one, all voting shares of First Heritage, and two, all voting shares of First Heritage other than those beneficially owned by the acquiring person(s). A “control-share acquisition” means the acquisition, directly or indirectly, of beneficial ownership of First Heritage common stock that, when combined with the shares of First Heritage already beneficially owned by the same person or group of persons, results in the person or group of persons acquiring, for the first time, beneficial ownership of First Heritage stock within the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; or

50% or more; subject to certain enumerated exclusions. In the event any person or group of affiliated or associated persons makes a control-share acquisition in violation of the articles of incorporation:

•	the board of directors of First Heritage shall cause First Heritage to issue, to all holders of its common stock other than the persons or group of persons making the control-share acquisition, warrants to purchase one share of First Heritage authorized but unissued common stock for each share owned of record by the holder, at a purchase price per share equal to the par value of one share of common stock; and

•	all shares of First Heritage beneficially owned by the person or group of persons making the control share acquisition will no longer have voting rights unless and until restored by vote of both holders of a majority of all outstanding shares, and holders of a majority of all shares except shares beneficially owned by the person or group making the control share acquisition.

For additional discussion of this provision, please see “Comparison of Rights of Holders of First Heritage Common Stock and Community Bank System Common Stock” on page [    ].

The bylaws of First Heritage also require a classified board of directors, with the board being divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors to be elected each year for a three-year term. The classified board helps to assure continuity and stability of corporate leadership and policy by extending the time required to elect a majority of the directors to at least two successive annual meetings. The extension of time may discourage a tender offer or a takeover bid by making it more difficult for a majority of the stockholders to change the composition of the board of directors.

All First Heritage shareholders are parties to a shareholders’ agreement, dated March 24, 1994, as amended. The shareholders’ agreement prohibits First Heritage from issuing shares except to persons who are parties to the shareholders’ agreement (other than in the case of a merger approved by holders of at least a majority of the outstanding shares or pursuant to an underwritten public offering) and restricts transfers by shareholders. Any purported transfer of shares by a shareholder which fails to comply with the requirements of the shareholders’ agreement shall be null and void.

Pursuant to the shareholders’ agreement, no shareholder is permitted to sell any First Heritage shares without first offering them to the other shareholders under a right of first refusal, other than as expressly permitted by the shareholders’ agreement or approved by a vote of at least two-thirds of the shares then subject to the shareholders’ agreement.

COMPARISON OF RIGHTS OF HOLDERS OF FIRST HERITAGE COMMON STOCK AND COMMUNITY BANK SYSTEM COMMON STOCK

In the merger, certain shares of First Heritage common stock will be converted into Community Bank System common stock and the holders of those First Heritage shares will become stockholders of Community Bank System.

First Heritage is a Pennsylvania state-chartered bank. The rights of its shareholders as a holder of First Heritage common stock derive from First Heritage’s articles of incorporation and bylaws and from the Pennsylvania Banking Code.

Community Bank System is a Delaware corporation and the rights of Community Bank System stockholders derive from the Community Bank System certificate of incorporation and bylaws and from the Delaware General Corporation Law.

Certain differences between the rights as a holder of First Heritage common stock and the rights as a Community Bank System stockholder are summarized below. Only the material differences are summarized below and the summary does not purport to be a complete statement of the rights of First Heritage shareholders and Community Bank System stockholders. For a more complete understanding of all rights of First Heritage shareholders and Community Bank System stockholders, we recommend that you read the complete text of the governing corporate instruments of both First Heritage and Community Bank System, as well as the applicable law.

Authorized Capital Stock

Community Bank System. Under its certificate of incorporation, Community Bank System is authorized to issue 20,000,000 shares of common stock, no par value, and 500,000 shares of preferred stock, par value $1.00 per share. Although no shares of preferred stock are currently outstanding, the board of directors may, without stockholder approval (subject to the rules of the New York Stock Exchange, if applicable), issue shares of preferred stock with the relative rights, designations, preferences and limitations or restrictions established by the board. The ability of Community Bank System to issue shares of preferred stock could have an anti-takeover effect.

Community Bank System is currently soliciting proxies for a Special Meeting of Shareholders to be held on March 26, 2004 to amend the certificate of incorporation to increase the number of authorized shares from 20,000,000 to 50,000,000. If the proposal is authorized by the stockholders, a two-for-one stock dividend will be issued on or about April 12, 2004 to stockholders of record as of March 17, 2004.

First Heritage. Under its articles of incorporation, First Heritage is authorized to issue 1,500,000 shares of common stock, par value $10.00 per share.

Quorum of Stockholders

Community Bank System. In order to have a quorum for the transaction of business at any stockholders’ meeting, the holders of at least one-third of the shares entitled to vote at the meeting must be present in person or represented by proxy, unless a greater number is required by the Delaware General Corporation Law.

First Heritage. In order to have a quorum for the transaction of business at any shareholders’ meeting, the holders of at least a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum.

Nomination of Directors

Community Bank System. Community Bank System’s bylaws provide that nominations of persons for election to the board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder entitled to vote at the election who gives an advanced written notice to the Secretary not less than 60 days or more than 90 days prior to the meeting (provided that if Community Bank System gives less than 60 days’ notice of the meeting date, the nominating stockholder’s notice must be given within 10 days following the mailing date of the Community Bank System notice).

First Heritage. First Heritage’s bylaws provide that nominations of persons for election to the board of directors may be made by the board or by a shareholder who provides a written nomination to the Secretary no later than the January 15 preceding the annual shareholders’ meeting.

Qualification of Directors

Community Bank System. Delaware law provides that a director need not be a stockholder. The Community Bank System certificate of incorporation and the Community Bank System bylaws do not contain further qualifications for directors. Currently, all of the directors of Community Bank System also serve as a director of Community Bank, which is a national banking association. The National Bank Act and the related regulations require that a director of a national banking association must be a citizen of the United States and must own shares of capital stock of the association or its parent company, the aggregate par value, shareholders’ equity or fair market value of which shares is not less than $1,000. Generally, at least a majority of the directors of a national banking association must have resided in the state in which the association is located, or within 100 miles of the location of the office of the association, for at least one year immediately before the election as a director and must continue to reside within those areas during the term of office. Under the Community Bank System bylaws, the term of a director will terminate at December 31 of the year in which the director reaches age 70. However, Community Bank System has waived compliance with this age limit for a specified period with respect to the three directors who joined the board when Community Bank System acquired First Liberty.

First Heritage. Under Pennsylvania law, a director must be a natural person of full age, but need not reside in Pennsylvania. First Heritage’s bylaws provide that each director must own a minimum of 1,000 shares of its common stock. No person shall be eligible for election as a director once he or she reaches age 65; however, a director who reaches age 65 during his or her term will not be disqualified by reason of age from serving the balance of the term. The Pennsylvania Banking Code requires that a director of a state-chartered bank must be a citizen of the United States and that at least two-thirds of the directors must be residents of Pennsylvania. A person is ineligible to serve as a director if he or she is also serving as a judge of a court of record in Pennsylvania at the of the election, an office holder in the Pennsylvania Department of Banking, the Treasury Department, the Auditor General’s Department, or the Department of Revenue.

Number of Directors

Community Bank System. The total number of directors on the board of directors will be fixed initially by the incorporator and thereafter may be changed from time to time by the board or the stockholders. Neither the certificate of incorporation nor the bylaws impose any limitation on the total number of directors of Community Bank System.

First Heritage. First Heritage’s bylaws provide that the board of directors will consist of no less than five nor more than 25 persons, with the exact number to be changed from time to time by the board of directors.

Removal of Directors

Community Bank System. Under Delaware law, directors of a corporation with a classified board (like Community Bank System) may be removed by the holders of a majority of shares entitled to vote at the election of directors, but only for cause, unless the certificate of incorporation of the corporation provides that they can also be removed without cause. The certificate of incorporation of Community Bank System permits the stockholders to remove directors with or without cause. The board of directors is not authorized to remove a director.

First Heritage. First Heritage’s bylaws provide that the board of directors may remove a director for “cause” based on the following grounds:

•	a conviction of felony;

•	declaration by court that the director is of unsound mind;

•	for any other proper cause; or

•	if within 60 days after notice of election, the director does not accept the office either in writing or by attending a meeting of the board of directors.

A director may be removed “without cause” only by the shareholders with the affirmative vote of a majority of the shareholders entitled to vote at the annual election of directors.

Payment of Dividends

Community Bank System. Delaware law provides that dividends may be paid either out of a corporation’s surplus or, in the event that no surplus exists, from its net profits, if any, from either the year the dividends were declared or the prior year. Capital surplus is the excess of the net assets of the corporation over the stated capital of the corporation. There are certain other regulatory and contractual restrictions on Community Bank System’s ability to pay cash dividends.

First Heritage. Under the Pennsylvania Banking Code, a Pennsylvania state-chartered bank may pay dividends only out of accumulated net earnings and may not declare or pay dividends unless surplus (shareholders equity) is at least equal to capital. Furthermore, dividends may not be declared or paid if the bank is in default in payment of any assessments due to the FDIC.

Special Meeting of Stockholders

Community Bank System. Community Bank System’s bylaws provide that a special meeting may be called by the board, the Chairman of the board or the executive committee of the board.

First Heritage. First Heritage’s bylaws provide that special meetings of shareholders may be called by the Chairman of the board, the President, a majority of the board, or by the shareholders owning, in the aggregate, not less than 20% of First Heritage’s stock entitled to be cast at the particular meeting.

Rights of Stockholders to Dissent

Community Bank System. Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation involved in a merger or consolidation. However, no appraisal rights are available for any stock, which on the record date of the stockholder meeting to approve the transaction, is listed on a national securities exchange or the Nasdaq National Market System, or held of record by more than 2,000 stockholders. Also no appraisal rights are available to stockholders of the surviving corporation in a merger if their approval is not required. Notwithstanding the foregoing, appraisal rights are available for the class or series if the holders thereof receive in the merger or consolidation anything except:

•	shares of stock of the corporation surviving or resulting from such merger or consolidation;

•	shares of stock of any other corporation that, at the effective date of the merger or consolidation, are either listed on a national securities exchange or the Nasdaq National Market System, or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares; or

•	any combination of the foregoing.

First Heritage. Appraisal rights are provided under the Pennsylvania Banking Code (by incorporating by reference provisions of the Pennsylvania Business Corporation Law dealing with dissenters’ rights and the procedures for exercising them) where a merger or consolidation will result in an institution subject to the Banking Code; i.e., where the entity surviving a merger or resulting from a consolidation is a Pennsylvania bank or other institution that is subject to the Banking Code. In such cases, the rights and remedies of shareholders of First Heritage would then be governed by provisions of Pennsylvania’s Business Corporation Law applicable to dissenting shareholders and would be subject to the limitations on dissenters’ rights and remedies under the provisions of the Business Corporation Law. Under the Business Corporation Law, shareholders generally are entitled to dissent from, and demand payment of the fair value of their shares in connection with, a plan of merger or consolidation. If a corporation’s shares are held of record by more than 2,000 shareholders or are listed on a national securities exchange, the Business Corporation Law generally does not provide dissenters’ rights so long as the consideration received by shareholders pursuant to the plan consists solely of shares of the acquiring, surviving or new corporation (and money in lieu of fractional shares). Since First Heritage’s outstanding shares are held by fewer than 2,000 shareholders and are not listed on a national securities exchange, First Heritage’s shareholders would be entitled to dissenters’ right in accordance with the Business Corporation Law in a merger or consolidation in which the surviving or resulting corporation is a Pennsylvania bank or other entity which is subject to the Pennsylvania Banking Code.

In a merger or consolidation involving First Heritage in which the resulting institution is a national bank, including this merger with Community Bank, the Pennsylvania Banking Code does not provide dissenters’ rights. Instead, where as here the merger or consolidation will result in a national bank, dissenters’ rights are provided by current federal law, and are described in this document in detail under “Dissenting Shareholders’ Rights” on page [    ].

Indemnification and Limitation of Liability

Community Bank System. The Community Bank System certificate of incorporation provides that a director shall not be personally liable to Community Bank System or its stockholders for monetary damages for a breach of fiduciary duty, except for liability:

•	for a breach of the duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Community Bank System will indemnify to the fullest extent permitted by Delaware law any person against liabilities and expenses incurred by reason of the fact that he or she was acting as a director or officer of Community Bank System. Community Bank System may also provide indemnification to its employees and agents. However, indemnification is only available if a person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. To receive indemnification in a criminal proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful.

First Heritage. First Heritage’s bylaws require First Heritage to indemnify its current and former directors and executive officers for liabilities and expenses to the fullest extent provided by Pennsylvania law and provides that the directors shall not be personally liable for monetary damages for any action taken or any failure to take any action to the fullest extent permitted by law. Pennsylvania law prohibits indemnification of a director for breaches or failures to perform his or her duties as a director which constitute self-dealing, willful misconduct or recklessness.

No exceptions to First Heritage’s obligation to indemnify those persons are contained in the articles of incorporation or bylaws of First Heritage. Indemnifications under the bylaws is automatic and shall not require any determination that indemnification is proper, except that no indemnification may be made in any case where the act or failure to act giving rise to the claim is determined by a court to have constituted willful misconduct or recklessness. First Heritage is also permitted, but is not required, to indemnify any other persons whom it may indemnify under Pennsylvania law.

Certain Voting Rights and Restrictions with Respect to Mergers

Community Bank System. Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires approval by a majority of the outstanding shares, unless the corporation’s certificate of incorporation requires a higher percentage. Whether approval of stockholders is required by Delaware law, the Community Bank System certificate of incorporation requires a higher percentage with respect to “business combinations” with “interested shareholders” as discussed below.

An interested shareholder is the beneficial owner of common stock representing three percent or more of the votes entitled to be cast, an affiliate or associate of Community Bank System who was an interested shareholder at any time during the preceding two years, or an assignee or successor in interest of shares which were owned at any time during the preceding two years by an interested shareholder.

A business combination between Community Bank System and an interested shareholder requires the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors. A “business combination” includes:

•	a merger or consolidation with Community Bank System or any of its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving any assets or securities of Community Bank System or any of its subsidiaries having an aggregate fair market value of $3,000,000 or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of Community Bank System;

•	any reclassification of securities, recapitalization, any merger or consolidation of Community Bank System with one of its subsidiaries, or any other transaction which has the effect of increasing the proportion of the outstanding shares of any class of equity or convertible securities which is beneficially owned by an interested shareholder; and

•	any agreement, contract, or other agreement providing for any one or more of the actions specified in the foregoing.

In addition, Section 203 of the Delaware General Corporation Law applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by a corporation and certain of its stockholders. Community Bank System has not elected to “opt out” of Section 203, as permitted by that section. Section 203 provides, in essence, that an “interested stockholder,” defined as a stockholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to the statute and its affiliates and associates, may not engage in certain “business combinations” with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to that date, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested person, or

•	the business combination is approved by the corporation’s board of directors and authorized at a stockholders’ meeting by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested person.

Section 203 defines the term “business combination” to include a wide variety of transactions with or caused by an interested person in which the interested person receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, certain asset sales, certain issuances of additional shares to the interested person, transactions with the corporation which increase the proportionate interest of the interested person or transactions in which the interested person receives certain other benefits.

First Heritage. The Pennsylvania Banking Code requires the affirmative vote of a majority of the directors and holders of at least two-thirds of the outstanding shares of First Heritage common stock to approve a merger or consolidation of First Heritage with another corporation, if the resulting institution will be subject to the Banking Code. If the resulting institution will be a national bank, the Banking Code requires such director and shareholder vote as is required by federal law applicable to national banks.

Shareholder Rights Plans and Control-Share Provisions

Community Bank System. The board of directors of Community Bank System has adopted a stockholder rights protection plan (commonly known as a “poison pill”). For details on this plan, please see “Rights Plan” on page [    ].

First Heritage. As described under the caption “Description of Capital Stock of First Heritage” on page [    ], the articles of incorporation contains a control-share acquisition provision limiting the ability of any person or group of affiliated or associated persons to acquire beneficial ownership above certain ranges without first obtaining the affirmative vote of holders of a majority of the voting power in two separate votes: first, all voting share of First Heritage and, second, all voting shares of First Heritage except voting shares beneficially owned by the acquiring person. A control-share acquisition is defined as the acquisition, either directly or indirectly, of beneficial ownership of any class or series of shares of

First Heritage’s common stock that, when combined with First Heritage shares already beneficially owned by the person or group, results in the person or group acquiring, for the first time, beneficial ownership of any class or series of First Heritage’s stock within the following ranges:

•	at least 20% but less than 33 1/3%;

•	at least 33 1/3% but less than 50%; or

•	50% or more;

provided, however, that an acquisition consummated pursuant to any of the following methods shall not constitute a control-share acquisition;

•	a transfer pursuant to a bona fide gift, devise, bequest or otherwise through the laws of inheritance or descent;

•	a transfer by a settler to a trustee under the terms of a family or testamentary trust, or by a trustee to a trust beneficiary or to a successor trustee under the terms of a family or testamentary trust;

•	a transfer to a person engaged in business as an underwriter of securities who acquires the shares directly from First Heritage or one of its affiliates through participation in good faith in a firm commitment underwriting in which at least 50% of the shares involved are authorized but unissued shares of First Heritage;

•	a transfer directly from First Heritage in a transaction not involving a public offering; and

•	a transfer made in accordance with and expressly permitted by the terms of the shareholders’ agreement to which First Heritage and the holders of a majority of First Heritage’s outstanding stock are parties at the time of transfer.

In the event that the acquiring person fails to comply with the control-share acquisition provisions, the board of directors will issue warrants to the holders of record of First Heritage’s common stock to purchase one share of common stock at par value for each share owned by the holder. The warrants shall become exercisable on the 180th day after their date of issuance unless, prior to such date, the control-share acquisition is properly approved by the shareholders. The acquiring person will have no voting rights for his or shares unless the acquisition is subsequently approved by a majority of the shareholders.

First Heritage does not have a shareholder rights plan similar to Community Bank System. However, it does have a shareholders’ agreement that limits the ability of First Heritage to issue shares and of the shareholders to transfer their shares. The shareholders’ agreement contains a right of first refusal requiring shareholders who desire to sell their shares pursuant to a bona fide offer to first offer to sell those shares to the other First Heritage shareholders. There are exceptions to the right of first refusal for permitted transfers, including inter vivos gifts and testamentary transfers.

Amendment to Certificate of Incorporation and Articles of Incorporation

Community Bank System. Under Delaware law, the Community Bank System certificate of incorporation may be amended only if the amendment is first proposed by the Community Bank System board of directors and is approved by a majority of outstanding shares entitled to vote thereon. Where the rights of a certain class of shares is affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment. Under Community Bank System’s certificate of incorporation, amendments to provisions relating to the election and classification of directors, the limitation of director’s liability, a business combination with interested shareholder or an amendment to the certificate require the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast by the holders of Community Bank System common stock, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors.

First Heritage. Under Pennsylvania law, First Heritage’s articles of incorporation may be amended only if the amendment is first proposed by the First Heritage board of directors by the adoption of a resolution and approved by shareholders. Pennsylvania law also provides that amendments to articles of incorporation may be adopted upon the affirmative vote of the holders of a majority of shares of First Heritage common stock unless otherwise provided in by Pennsylvania law (related to changes in rights or preferences of the shares of a class of stock) or the articles of incorporation. First Heritage’s articles of incorporation provide that amendments related to the par value of the common stock and the control-share acquisition provisions must be approved by an affirmative vote of the holders of at least 75% of the outstanding shares.

Amendment to Bylaws

Community Bank System. The board of directors of Community Bank System may adopt, amend or repeal Community Bank System’s bylaws by a majority vote, provided that the bylaws may also be adopted, amended or repealed by the stockholders of Community Bank System by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter.

First Heritage. The articles of incorporation expressly vest the power to amend the bylaws in the board of directors, subject to change by the affirmative vote of the holders of at least a majority of the outstanding shares. The board of directors cannot amend the qualifications, classifications, terms of office, or those provisions permitting the removal of directors.

EXPERTS

The consolidated financial statements of Community Bank System, which have been incorporated by reference to the annual report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of Community Bank System common stock to be issued pursuant to the terms of the merger agreement will be passed upon for Community Bank System by Bond, Schoeneck & King, PLLC, Syracuse, New York. The material U.S. federal income tax consequences of the merger are being passed upon for First Heritage by Cozen O’Connor, Philadelphia, Pennsylvania.

WHERE YOU CAN FIND MORE INFORMATION

Community Bank System files annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy any reports, statements or other information that Community Bank System files at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Community Bank System’s public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” You can also inspect reports, proxy statements and other information about Community Bank System at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Community Bank System’s public filings are also available from Community Bank System at the address shown below.

Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to First Heritage shareholders in the merger. This document is a part of the registration statement and constitutes a prospectus of Community Bank System and a proxy statement of First Heritage for its special meeting of shareholders.

As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement. The SEC allows Community Bank System to “incorporate by reference” certain information into this document, which means that Community Bank System can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. This document incorporates by reference the documents set forth below that Community Bank System has previously filed with the SEC.

Community Bank System

Commission Filings (File No. 0-11716)

Annual Report on Form 10-K	Year ended December 31, 2003
Registration Statements on Form 8-A	Filed December 9, 1997 and February 27, 1995

All documents that Community Bank System files with the SEC between the date of this document and the completion of the merger are incorporated into this document by reference and made a part of this document from the date of the filing of the documents. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Community Bank System has supplied all information contained or incorporated by reference in this document relating to Community Bank System. First Heritage has supplied all information contained in this document relating to First Heritage. Neither Community Bank System nor First Heritage assumes any responsibility for the accuracy or completeness of the information provided by the other party.

You may obtain documents pertaining to Community Bank System which are incorporated by reference in this document, from Community Bank System without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone from Community Bank System at the following address:

Community Bank System, Inc.

5790 Widewaters Parkway

DeWitt, New York 13214

Attention:   Donna J. Drengel, Corporate Secretary

  Telephone: (315) 445-7313

If you would like to request documents from Community Bank System, please do so at least five business days before the date of the special meeting in order to receive timely delivery of the requested documents prior to the special meeting.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting held by your company. Neither Community Bank System nor First Heritage has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [                    ], 2004. You should not assume that the information contained in this document is accurate after that date.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 6, 2004, as amended, by and among COMMUNITY BANK SYSTEM, INC., a Delaware corporation (“CBSI”), COMMUNITY BANK, N.A., a national banking association (“Community Bank”), and FIRST HERITAGE BANK, a Pennsylvania chartered bank (“First Heritage”).

WHEREAS, CBSI is a bank holding company, the principal banking subsidiary of which is Community Bank;

WHEREAS, First Heritage is a Pennsylvania chartered bank;

WHEREAS, the respective Boards of Directors of CBSI and First Heritage have each determined that it is in the best interests of their respective shareholders for CBSI to acquire First Heritage through the merger (the “Merger”) of First Heritage with and into Community Bank upon the terms and subject to the conditions set forth herein, and that the Merger presents an opportunity for their respective companies and shareholders to achieve long-term strategic and financial benefits;

WHEREAS, it is the current intention of CBSI to operate, after the consummation of the Merger, the existing business of First Heritage as additional branches of the Pennsylvania division of Community Bank doing business as “First Liberty Bank & Trust,” to the extent permitted by law;

WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of CBSI, Community Bank and First Heritage have each approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the National Bank Act, as amended (the “Bank Act”), and the Pennsylvania Banking Code of 1965, as amended (the “PBC”) and upon the terms and conditions set forth herein;

WHEREAS, upon the consummation and effectiveness of the Merger, all of the issued and outstanding shares of common stock, par value $10.00 per share, of First Heritage (“First Heritage Common Stock”), other than the Dissenting Shares (as defined below), shall be converted into the right to receive shares of common stock, no par value, of CBSI (“CBSI Common Stock”) and cash in lieu of fractional shares, as provided in Article II of this Agreement;

WHEREAS, the parties desire to effectuate the Merger as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), such that the exchange of First Heritage Common Stock for CBSI Common Stock will not give rise to a tax recognition event for the shareholders of First Heritage with respect to such portion of the merger consideration;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to CBSI’s willingness to enter into this Agreement, certain shareholders and directors of First Heritage are entering into a Voting Agreement (collectively, the “Voting Agreements”), substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Advisory Board” is defined in Section 5.12 hereof.

“Affiliates Agreement” is defined in Section 5.10 hereof.

“Agreement” is defined in the preamble hereof.

“Bank Act” is defined in the preamble hereof.

“Bank Examinations” is defined in Section 3.31 hereof.

“Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Beneficiary” is defined in Section 5.11(d) hereof.

“Best knowledge of First Heritage” shall mean the actual knowledge, after due inquiry, of James M. O’Brien, Robert P. Matley, Susan A. Boris, Robert A. Cirko, and Donna Skechus.

“CBSI” is defined in the preamble of this Agreement.

“Community Bank” is defined in the preamble of this Agreement.

“CBSI Common Stock” is defined in the preamble of this Agreement.

“CBSI Dividend” is defined in Section 5.7(b)(2) of this Agreement.

“CBSI Financial Statements” shall mean (i) the consolidated statements of condition of CBSI as of September 30, 2003 and as of December 31, 2002 and 2001 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the nine months ended September 30, 2003 and each of the three years ended December 31, 2002, 2001 and 2000, as filed by CBSI in its SEC Documents

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and (ii) the consolidated statements of condition of CBSI and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by CBSI in its SEC Documents as of dates or with respect to periods ended subsequent to September 30, 2003.

“CBSI Market Price” shall mean the average closing sale price of a share of the CBSI Common Stock over the twenty (20) consecutive trading days immediately prior to the Closing Date on the NYSE, as reported in the Wall Street Journal.

“CBSI Plan” is defined in Section 4.10 hereof.

“CERCLA” is defined in Section 3.20 hereof.

“Certificate” is defined in Section 2.2(d) hereof.

“Closing Date” shall mean the date specified pursuant to Section 5.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

“Code” is defined in the preamble of this Agreement.

“Commission” or “SEC” shall mean the Securities and Exchange Commission.

“Confidentiality Agreement” is defined in Section 5.5.

“Continuing Bank” is defined in Section 2.1 hereof.

“CRA” is defined in Section 3.30 hereof.

“DGCL” is defined in the preamble of this Agreement.

“Designated Term” is defined in Section 5.11(c) hereof.

“Dissenting Shares” is defined in Section 2.5 hereof.

“Effective Date” is defined in Section 5.1(a) hereof.

“Effective Time” is defined in Section 2.1 hereof.

“Employee Option” is defined in Section 2.3(b) hereof.

“Environmental Law” shall mean any federal, state, local or foreign law (including any common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety, and includes, but not limited to, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Clean Water Act, 33 U.S.C. § 2601 et seq., as amended, the Toxic

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Substances Control Act, 15 U.S.C. § 6901 et seq., as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. § 6901 et seq., as amended.

“Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial activities) arising from or under any Environmental Law or order or contract with any governmental authority or any other Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.13(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 2.6 hereof.

“Exchange Ratio” shall mean, subject to any adjustment contemplated by Section 2.2(c):

(a)	if the CBSI Market Price is greater than $60.60, then 1.898;

(b)	if the CBSI Market Price is greater than $56.35 but is equal to or less than $60.60, then a quotient (rounded to the nearest one-thousandth) obtained by dividing $115.00 by the CBSI Market Price;

(c)	if the CBSI Market Price is equal to or greater than $41.65, but is equal to or less than $56.35, then 2.041;

(d)	if the CBSI Market Price is less than $41.65, but is equal to or greater than $38.50, then a quotient (rounded to the nearest one-thousandth) obtained by dividing $85.00 by the CBSI Market Price; and

(e)	if the CBSI Market Price is less than $38.50, then 2.208; provided, however, that if CBSI shall exercise the Top-Up Right pursuant to Section 7.1(h), then the Exchange Ratio shall be a quotient (rounded to the nearest one-thousandth) obtained by dividing $72.86 by the CBSI Market Price.

“FDIA” shall mean the Federal Deposit Insurance Act.

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“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“First Heritage” is defined in the preamble of this Agreement.

“First Heritage Common Stock” is defined in the preamble of this Agreement.

“First Heritage Director” is defined in Section 5.11(c) hereof.

“First Heritage Financial Statements” shall mean, collectively, (i) the unaudited consolidated statements of condition of First Heritage as of September 30, 2003 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the nine months ended September 30, 2003, (ii) the audited consolidated statements of condition of First Heritage as of December 31, 2002 and 2001 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for each of the three years ended December 31, 2002, 2001 and 2000, and (iii) the consolidated statements of condition of First Heritage and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as of dates or with respect to periods ended subsequent to September 30, 2003.

“First Heritage Plan” is defined in Section 3.13(a).

“First Heritage Shareholders’ Meeting” shall mean the special meeting of the shareholders of First Heritage to be called for the purpose of approving this Agreement and the transactions contemplated thereby.

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials, asbestos containing materials, radon gas, PCBs and any other hazardous or toxic substance, material or waste which is or becomes regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under any Environmental Law.

“Intellectual Property” shall mean domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

“Investor Option” is defined in Section 2.3(a) hereof.

“IRS” means the Internal Revenue Service.

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“Material Adverse Effect” shall mean, with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that such a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, and (iv) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Merger.

“Matley Employment Agreement” is defined in Section 6.1(h) hereof.

“Merger” is defined in the preamble of this Agreement.

“Merger Consideration” is defined in Section 2.2 hereof.

“Nominating Committee” is defined in Section 5.11(c) hereof.

“Non-competition Agreement” is defined in Section 6.3(e) hereof.

“NYSE” shall mean the New York Stock Exchange.

“O’Brien Employment Agreement” is defined in Section 6.1(g) hereof.

“OCC” shall mean the Office of the Comptroller of Currency.

“Options” shall mean, collectively, the Employee Options and Investor Options.

“PBC” is defined in the preamble of this Agreement.

“Person” shall mean an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Previously Disclosed” shall mean disclosed prior to the execution hereof in a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder provided that the relevance of the disclosed information to the representations or warranties in question is reasonably apparent. The inclusion of any matter in such letter shall not be deemed an admission

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or otherwise to imply that any such matter is material for purposes of this Agreement. With respect to CBSI, “Previously Disclosed” shall also mean disclosed or reflected in an SEC Document filed with the SEC subsequent to January 1, 2003 and at least three (3) business days prior to the date hereof.

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto and related materials sent to the shareholders of First Heritage to solicit their votes in connection with this Agreement and the Merger.

“Registration Statement” shall mean the registration statement under the Securities Act covering the shares of CBSI Common Stock to be issued in connection with the Merger.

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

“SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by CBSI pursuant to the Securities Laws.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

“Shareholders’ Agreement” shall mean the agreement dated March 24, 1994, by and among First Heritage and its shareholders, as amended.

“Subsidiary” shall mean with respect to any party, any Person which is consolidated with such party for financial reporting purposes; provided, however, that “Subsidiary” shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

“Substitute Director” is defined in Section 5.11(c) hereof.

“Takeover Law” is defined in Section 5.13 hereof.

“Takeover Proposal” is defined in Section 5.14(a) hereof.

“Taxes” shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become

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payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

“Tax Returns” shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

“Top-Up Right” shall mean CBSI’s right, exercisable in its sole and absolute discretion, to increase the effective Exchange Ratio (pursuant to paragraph (e) of the definition of such term) following receipt of a written notice from First Heritage of its intention to terminate this Agreement pursuant to Section 7.1(h).

“Transaction Documents” shall mean, collectively, the Voting Agreements, the Affiliate Agreements, the Matley Employment Agreement, the O’Brien Employment Agreement, the Non-competition Agreements and certificates and other documents contemplated thereby or by this Agreement.

“USA Patriot Act” is defined in Section 3.30 hereof.

“Voting Agreement” is defined in the preamble of this Agreement.

For purposes of this Agreement, the terms “First Heritage,” “CBSI,” “Community Bank” and “Subsidiary” include all of the respective predecessors thereof (including without limitation, any previously acquired Person).

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, First Heritage will merge with and into Community Bank, the separate existence of First Heritage shall cease and Community Bank shall survive as the continuing bank, all in accordance with the terms of this Agreement and applicable

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provisions of the Bank Act, and the PBC (the “Merger”). Subject to the terms and upon satisfaction of all requirements of law and conditions specified in this Agreement, the Merger shall be effective at the time and on the date specified in the certificate of the Comptroller of the Currency approving the Merger and, if applicable, the approval letter issued by the Pennsylvania Department of Banking (the “Effective Time”). Community Bank as the continuing bank after the Merger is hereinafter sometimes referred to as the “Continuing Bank.”

2.2 Merger Consideration.

(a) Conversion of Shares. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of First Heritage Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of CBSI Common Stock equal to the Exchange Ratio, provided that in no event shall any fractional shares be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.2(d). The shares of CBSI Common Stock issuable, and the amount of cash payable, in the Merger are collectively hereinafter referred to as the “Merger Consideration.”

(b) Treasury Shares. Each share of First Heritage Common Stock held in treasury by First Heritage or owned by any Subsidiary of First Heritage (in each case other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Adjustments to Exchange Ratio. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CBSI Common Stock or First Heritage Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, combination, stock dividend, recapitalization, or reclassification or other similar change, the Exchange Ratio (including the ranges of theCBSI Market Price used to determine the Exchange Ratio in the definition thereof) and the $33.00 figure in Section 7.1(h), shall be adjusted proportionately.

(d) Fractional Shares. No certificates or scrip representing less than one share of CBSI Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of First Heritage Common Stock (the “Certificates”). In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of CBSI Common Stock, upon surrender of Certificates representing shares of First Heritage Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the CBSI Market Price.

2.3 Stock Options.

(a) Investor Options. At the Effective Time, upon surrender for cancellation of the applicable grant agreement, each outstanding option to purchase shares of First Heritage Common Stock set forth on Schedule 2.3(a) (an “Investor Option”) shall be converted into the right to receive cash (payable by check), without interest, in an amount equal to the difference between (i) the product of (x) the number of shares of First Heritage Common Stock that would

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have been issuable upon exercise of the Investor Option, and (y) the Exchange Ratio multiplied by the CBSI Market Price, and (ii) the aggregate exercise price of the Investor Option. Each Investor Option, regardless of whether the shares covered thereby have been vested in full prior to the Effective Time, shall be convertible into the right to receive cash in accordance with this Section 2.3(a).

(b) Employee Options. At the Effective Time, upon surrender for cancellation of the applicable grant agreement, each outstanding option to purchase shares of First Heritage Common Stock set forth on Schedule 2.3(b) (an “Employee Option”) shall be deemed assumed by CBSI and deemed to constitute an option to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Employee Option prior to the Effective Time, such number of shares of CBSI Common Stock equal to the product of (x) the number of shares of First Heritage Common Stock that would have been issuable upon exercise of the Employee Option, and (y) the Exchange Ratio; provided, however, that:

(i) the number of shares of CBSI Common Stock that may be purchased upon exercise of any Employee Option shall not include any fractional share and, upon exercise of the Employee Option, a cash payment shall be made for any fractional share based upon the closing sale price per share of the CBSI Common Stock on the last trading day prior to the effective date of exercise on the NYSE as reported in the Wall Street Journal;

(ii) the exercise price per share of such Employee Option shall be equal to the quotient of (w) the exercise price per share of the Employee Option, divided by (z) the Exchange Ratio (rounded to the nearest one-thousandth); and

(iii) the vesting of such Employee Option shall be accelerated so that such Employee Option shall be exercisable in full immediately after the Effective Time.

Notwithstanding the foregoing, in the event that any unexpired Employee Option is held by an individual or estate at the Effective Time and the terms of CBSI’s 1994 Long Term Incentive Compensation Program do not permit such individual or estate to receive, hold or exercise an option thereunder, then such Employee Option shall be converted into the right to receive cash in the manner contemplated by Section 2.3(a) as though such Employee Option were an Investor Option.

2.4 Effect of Merger.

Upon the Effective Time of the Merger:

(a) First Heritage shall be merged with and into Community Bank under the charter number, articles of association and bylaws of Community Bank. The name of the Continuing Bank shall be “Community Bank, National Association”, and the head office of the Continuing Bank shall be located in Canton, New York.

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(b) All respective assets, rights, franchises and interest of First Heritage and Community Bank in and to every type of property shall be vested in the Continuing Bank by virtue of the Merger without any deed or other transfer; and the Continuing Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interest, in the same manner and to the same extent as such rights, franchises and interests were held and enjoyed by First Heritage and Community Bank at the time the Merger becomes effective.

(c) The Continuing Bank shall be liable for all of the respective liabilities of First Heritage and Community Bank and shall be bound by and subject to all of the respective obligations and contracts of First Heritage and Community Bank. All rights of creditors and obligees and all liens on property of First Heritage and Community Bank shall be preserved and unimpaired.

(d) The directors and officers of Community Bank immediately prior to the Effective Time shall be the directors and officers of the Continuing Bank, with the additions of a new director and a new officer contemplated by Section 5.11(c).

(e) The shares of capital stock of Community Bank outstanding immediately prior to the Effective Time shall remain unchanged and shall represent shares of the Continuing Bank.

2.5 Dissenting Shares. Notwithstanding any other provision contained in this Agreement, no shares of First Heritage Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his or her appraisal rights (such shares being collectively referred to herein as “Dissenting Shares”) under the Bank Act shall be converted into the right to receive the Merger Consideration as provided in Section 2.2 unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under the Bank Act and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the Bank Act. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder’s right to dissent from the Merger, each of such holder’s shares of First Heritage Common Stock shall thereupon no longer be deemed Dissenting Shares and to have become, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.2.

2.6 Procedure to Exchange Shares.

(a) As soon as practicable after the Effective Time, CBSI shall cause to be deposited with American Stock Transfer & Trust Company (the “Exchange Agent”), for exchange in accordance with this Article II, certificates representing the aggregate number of shares of CBSI Common Stock and cash, by wire transfer of immediately available funds, into which the outstanding shares of First Heritage Common Stock shall be converted pursuant to Section 2.2 of this Agreement. As soon as practicable after the Effective Time, CBSI shall cause the Exchange Agent to mail to all holders of record of First Heritage Common Stock, excluding

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any holders of Dissenting Shares, letters of transmittal specifying the procedures for delivery of such holders’ certificates formerly representing First Heritage Common Stock to the Exchange Agent in exchange for new certificates of CBSI Common Stock and cash in lieu of fractional shares issuable pursuant to this Article II. As soon as reasonably practicable, after surrender to the Exchange Agent of the certificates of First Heritage Common Stock in accordance with the instructions of the letter of transmittal, the Exchange Agent shall distribute to the former holders of shares of First Heritage Common Stock a certificate representing that number of shares of CBSI Common Stock and/or a check for cash in lieu of fractional shares, if any, that such holder is entitled to receive pursuant to this Agreement. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any stock or cash to be received in the Merger. If any certificate is to be issued in a name other than that in which the surrendered certificate is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any required stock transfer tax stamps to the certificate or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(b) No dividends or other distributions declared after the Effective Time with respect to CBSI Common Stock shall be paid to the holder of any unsurrendered certificate formerly representing shares of First Heritage Common Stock until such holder shall surrender such certificate in accordance with this Section. After the surrender of a certificate in accordance with this Section, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CBSI Common Stock.

(c) At the Effective Time, the stock transfer books of First Heritage shall be closed and no transfer of First Heritage Common Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section.

(d) In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by CBSI, the making of an indemnity agreement in a form reasonably requested by CBSI and/or the posting by such Person of a bond in such amount as CBSI may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(e) Neither CBSI nor First Heritage shall be liable to any holder of shares of First Heritage Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. After the first anniversary of the Effective Time, CBSI shall be entitled to instruct the Exchange Agent to release to CBSI all of the shares of CBSI Common Stock and cash then remaining undistributed to former shareholders of First Heritage. Thereafter, CBSI shall deliver certificates representing an appropriate number of shares of CBSI Common Stock and/or a check for cash in lieu of fractional shares, if any, from time to time, as certificates representing First Heritage Common

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Stock, the accompanying letter of transmittal and other related documents are presented to the Exchange Agent or CBSI, until at such time as such shares and cash are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Tax Treatment. The parties hereto intend that the Merger constitute a tax free reorganization under Section 368(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRST HERITAGE

Except as Previously Disclosed, First Heritage hereby represents and warrants to CBSI and Community Bank as follows:

3.1 Capital Structure of First Heritage. The authorized capital stock of First Heritage consists solely of 1,500,000 shares of common stock, par value $10.00 per share (“First Heritage Common Stock”), of which 627,000 shares are issued and outstanding. A true, correct and complete list of each holder of record of First Heritage Common Stock, including such holder’s name, address and number of shares of First Heritage Common Stock held of record, has been Previously Disclosed. No shares of First Heritage Common Stock are held in treasury. An aggregate of 93,750 shares of First Heritage Common Stock are subject to outstanding Investor Options, and an aggregate of 57,450 shares of First Heritage Common Stock are subject to outstanding Employee Options. A true, correct and complete list of each holder of Stock Options, together with such holder’s address, the number of shares subject to such Stock Options, the grant date, the exercise price and vesting schedule, is set forth on Schedule 2.3(a) and Schedule 2.3(b). Except for such options and the rights of First Heritage’s shareholders under the Articles of Incorporation of First Heritage and the Shareholders’ Agreement, there are no outstanding options, warrants, agreements, arrangements, commitments or any similar rights in existence for the purchase of or issuance of, or which encumber in any way, First Heritage Common Stock or any equity interest in any Subsidiary of First Heritage, if any. All outstanding shares of First Heritage Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of First Heritage’s capital stock has been issued in violation of the preemptive rights of any Person or applicable Securities Laws.

3.2 Organization, Standing and Authority of First Heritage. Each of First Heritage and its Subsidiaries is a duly organized corporation, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted. Each of First Heritage and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Heritage. First Heritage is a duly licensed banking institution in good standing under the PBC. First Heritage has heretofore provided to CBSI or its representatives true, complete and correct copies of First Heritage’s certificate of incorporation and bylaws, each as in effect on the date hereof.

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3.3 Ownership of First Heritage Subsidiaries; Capital Structure of First Heritage Subsidiaries. A true and complete list of all of First Heritage’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interest owned by First Heritage or another Subsidiary of First Heritage, has been Previously Disclosed. Except as Previously Disclosed, First Heritage does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.

3.4 Authorized and Effective Agreement.

(a) First Heritage has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each such Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Heritage, except for the affirmative vote of not more than two-thirds of the outstanding shares of First Heritage Common Stock, which is the only shareholder vote required to approve the Merger pursuant to First Heritage’s certificate of incorporation and bylaws and under applicable law. The Board of Directors of First Heritage has approved and adopted this Agreement and the Merger, and directed that this Agreement be submitted to First Heritage’s shareholders for approval at a special meeting to be held as soon as practicable. The Board of Directors of First Heritage has resolved to unanimously recommend that the shareholders of First Heritage approve this Agreement and the Merger.

(b) This Agreement and each Transaction Document to which First Heritage is a party have been duly executed and delivered by First Heritage and, assuming the accuracy of the representation contained in Section 4.3(b) hereof, this Agreement and each such Transaction Document constitute the legal, valid and binding obligations of First Heritage, enforceable against First Heritage in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Neither the execution and delivery by First Heritage of this Agreement or any Transaction Document to which it is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by First Heritage with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Heritage, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of First Heritage or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which First Heritage or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate

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any law, order, writ, injunction, decree, statute, rule or regulation applicable to First Heritage or any of its Subsidiaries or their respective assets.

(d) Other than as contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by First Heritage on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, First Heritage is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

3.5 Regulatory Filings. Each of First Heritage and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

3.6 Financial Statements; Books and Records; Minute Books. First Heritage has previously provided true and complete copies of the First Heritage Financial Statements to CBSI, and First Heritage shall deliver to CBSI promptly upon preparation true and complete copies of any First Heritage Financial Statements relating to any period subsequent to September 30, 2003. The First Heritage Financial Statements fairly present the consolidated financial position of First Heritage as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of First Heritage and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by applicable accounting rules. The books and records of First Heritage and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of First Heritage and each of its Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.7 Material Adverse Change. First Heritage has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2002, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect on First Heritage.

3.8 Absence of Undisclosed Liabilities. Except as Previously Disclosed, neither First Heritage nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to First Heritage on a consolidated basis, or that, when combined with all similar liabilities, would be material to First Heritage on a consolidated basis, except as disclosed in the First Heritage

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Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2003.

3.9 Absence of Certain Changes. Since September 30, 2003, except as Previously Disclosed, First Heritage has not:

(a) suffered any material damage, destruction or loss of physical property or assets (whether or not covered by insurance);

(b) issued, sold or otherwise disposed of any of its capital stock, except upon exercise of outstanding Stock Options;

(c) incurred or agreed to incur any material indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice;

(d) made or obligated itself to make any capital expenditure in excess of $25,000, individually or in the aggregate;

(e) waived any material right, except in the ordinary course of business consistent with past practice;

(f) sold, transferred or otherwise disposed of any assets, or canceled, or agreed to cancel, any material debts or claims, in each case, other than in the ordinary course of business consistent with past practice;

(g) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance any of its material properties or assets, other than in the ordinary course of business;

(h) declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock;

(i) increased the salaries, bonuses or other compensation of any of its directors, officers, employees or agents, or adopted or increased any benefits under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent, other than any performance-based bonuses to employees in respect of fiscal 2003, not to exceed $75,000 in the aggregate, consistent with past practice;

(j) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, other than in the ordinary course of business consistent with past practice;

(k) made any material change in its accounting methods or practices with respect to its financial condition, properties, business or operations;

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(l) repaid any outstanding loans, other than repayments in the ordinary course of business;

(m) entered into any other material transaction not in the ordinary course of business;

(n) become aware of the need to make additional specific provisions for reserves for loan losses which would have a Material Adverse Effect on First Heritage;

(o) hired any new employees;

(p) entered into any real estate or equipment lease, requiring aggregate rental payments in excess of $25,000; or

(q) agreed to or otherwise become obligated to do any of the foregoing.

3.10 Properties. Except as Previously Disclosed, First Heritage and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of their properties and assets, real and personal, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of First Heritage, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice. All leases pursuant to which First Heritage or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of First Heritage on a consolidated basis are, to the best knowledge of First Heritage, valid and binding obligation of the lessor enforceable against the lessor in accordance with their respective terms. All tangible property used in the business of First Heritage is, in all material respects, in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with First Heritage’s past practices.

3.11 Loans.

(a) Each loan reflected as an asset in the First Heritage Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured, in all material respects, by valid liens and security interests which have been perfected, (iii) is the legal, valid and binding obligation of the obligor named therein, and (iv) while applicable law may limit the enforceability of or render ineffective certain rights or remedies provided in such notes, agreements or other evidences of indebtedness, the rights and remedies available to First Heritage in respect thereof are sufficient to permit the practical realization of the principal benefits sought to be conferred thereby.

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(b) The allowance for loan losses reflected on the First Heritage Financial Statements, as of their respective dates, is consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to the loan portfolio of First Heritage and its Subsidiaries based upon information available at the time. First Heritage has made available to CBSI true, correct and complete (to the extent in its possession) information concerning its asset quality, including without limitation, delinquency reports and information concerning non-performing/non-accrual loans and loans classified as substandard or lower.

3.12 Tax Matters.

(a) First Heritage and each of its Subsidiaries have timely filed federal income tax returns for each year through December 31, 2002 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to First Heritage or any of its Subsidiaries. All Taxes due by or on behalf of First Heritage or any of its Subsidiaries have been paid or adequate reserves have been established on the First Heritage Financial Statements for the payment of such Taxes. Neither First Heritage nor any of its Subsidiaries will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established.

(b) All Tax Returns filed by First Heritage and each of its Subsidiaries are complete and accurate in all material respects. Neither First Heritage nor any of its Subsidiaries is delinquent in the payment of any Tax, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. No audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of First Heritage has been proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to First Heritage or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Tax.

(c) Except as Previously Disclosed, neither the transactions contemplated hereby nor the termination of the employment of any employees of First Heritage prior to or following consummation of the transactions contemplated hereby will result in First Heritage or any of its Subsidiaries (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

(d) Neither First Heritage nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(e) Except as Previously Disclosed, neither First Heritage nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

(f) Neither First Heritage nor any of its Subsidiaries has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting First Heritage or any of its Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any

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similar provision of state, local or foreign law, which agreement would have an impact on the calculation of the Taxes of the Continuing Bank or any of its Subsidiaries after the Effective Time.

3.13 Employee Benefit Plans.

(a) A true and complete list of each First Heritage Plan has been Previously Disclosed to CBSI. For purposes of this Section 3.13, the term “First Heritage Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to or for which there is a contingent or actual liability by First Heritage or by any trade or business, whether or not incorporated, that together with First Heritage would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of First Heritage or any ERISA Affiliate of First Heritage.

(b) With respect to each of the First Heritage Plans, First Heritage has made available to CBSI true and complete copies of each of the following documents: (a) the First Heritage Plan and material related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such First Heritage Plan and all material communications relating to each such First Heritage Plan; and (d) the most recent determination letter received from the IRS with respect to each First Heritage Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each First Heritage Plan.

(c) None of the First Heritage Plans is subject to Title IV of ERISA.

(d) Neither First Heritage nor, to the knowledge of First Heritage, any ERISA Affiliate of First Heritage, nor any of the First Heritage Plans, nor, to the best knowledge of First Heritage, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which First Heritage or any ERISA Affiliate of First Heritage could reasonably be expected to, either directly or indirectly, incur any liability or cost.

(e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that First Heritage or any ERISA Affiliate of First Heritage is required to pay under Section 412 of the Code or under the terms of the First Heritage Plans.

(f) None of the First Heritage Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

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(g) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the First Heritage Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the knowledge of First Heritage, no condition exists that could adversely affect the qualified status of any such First Heritage Plan. Each of the First Heritage Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements. Each of the First Heritage Plans has been operated and administered, in all material respects, in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(h) There are no actions, suits or claims pending, or, to the best knowledge of First Heritage, threatened or anticipated (other than routine claims for benefits) against any First Heritage Plan, the assets of any First Heritage Plan or against First Heritage or any ERISA Affiliate of First Heritage with respect to any First Heritage Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any First Heritage Plan or any fiduciary thereof, other than rules of general applicability. To the best knowledge of First Heritage, there are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any First Heritage Plan.

(i) Except as Previously Disclosed and except for the acceleration of the Stock Options contemplated by Section 2.3 hereof, the consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of First Heritage or any ERISA Affiliate of First Heritage becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

3.14 Material Contracts.

(a) Except as Previously Disclosed, neither First Heritage or any of its Subsidiaries is a party to, nor is bound by, (i) any material agreement or contract or similar arrangement (any contract or commitment which could reasonably be expected to involve expenditures or receipt by First Heritage or any of its Subsidiaries in excess of $50,000 in the aggregate shall be deemed material for these purposes), whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business consistent), or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by First Heritage or any of its Subsidiaries or the guarantee by First Heritage of any of its Subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business consistent with past practice, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was a director or executive officer or to the employment, election, retention in office or severance of any present or former director or officer, (iv) any contract, agreement or

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understanding with a labor union, or (v) any contract, arrangement or understanding concerning the ownership, transfer or voting of the First Heritage Common Stock, in each case whether written or oral.

(b) Neither First Heritage nor any of its Subsidiaries is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument (any agreement or commitment which could reasonably be expected to involve expenditures or receipt by First Heritage or any of its Subsidiaries in excess of $25,000 in the aggregate shall be deemed material for these purposes) whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.15 Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of First Heritage, threatened against First Heritage or any of its Subsidiaries or against any asset, interest or right of First Heritage or any of its Subsidiaries. There are no actual or threatened actions, claims, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability or restrictions in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of First Heritage, threatened against any present or former director or officer of First Heritage or any of its Subsidiaries, that would reasonably be expected to give rise to a claim for indemnification.

3.16 Compliance with Laws. First Heritage and each of its Subsidiaries is, in all material respects, in compliance with all statutes, common law and regulations applicable to the conduct of its business, and neither First Heritage nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute, common law or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations. Neither First Heritage nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, or has received any communication contemplating any of the foregoing.

3.17 Labor Matters. With respect to their employees, neither First Heritage nor its Subsidiaries is a party to any collective bargaining or other similar agreement with any labor organization, group or association or has engaged in any unfair labor practice. Since January 1, 2001, neither First Heritage nor any of its Subsidiaries has experienced any attempt by organized labor or its representatives to make First Heritage or any of its Subsidiaries conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of First Heritage or any of its Subsidiaries. To the best knowledge of First Heritage, there is no unfair labor practice charge or other complaint by any employee or former employee of First Heritage or any of its Subsidiaries against any of them pending before any court, arbitrator or governmental agency arising out of First Heritage’s or such Subsidiary’s activities or such employee’s employment with First Heritage or such Subsidiary. There is no strike, work stoppage or labor disturbance pending or, to the best knowledge of First Heritage, threatened against First Heritage or any of its Subsidiaries, and

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neither First Heritage nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since January 1, 2001.

3.18 Brokers and Finders. Neither First Heritage nor any of its Subsidiaries, nor any of their respective shareholders, officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees (other than legal fees) or commissions in connection with the transactions contemplated herein, except for the firm of Danielson Associates Inc. to provide financial advice with respect to the transaction provided for in this Agreement. First Heritage has heretofore furnished to CBSI a complete and correct copy of all agreements between First Heritage or any of its Subsidiaries and Danielson Associates Inc., pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

3.19 Insurance. Each of First Heritage and its Subsidiaries currently maintains insurance in amounts reasonably adequate for their operations. Neither First Heritage nor any of its Subsidiaries has received any notice of a material premium increase over current rates or cancellation with respect to any of their insurance policies or bonds, and within the last three years, neither First Heritage nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither First Heritage nor any of its Subsidiaries has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect. First Heritage has Previously Disclosed a list of all outstanding claims as of the date hereof by First Heritage or any of its Subsidiaries under any insurance policy. The deposits of First Heritage are insured by the FDIC in accordance with the FDIA, and First Heritage has paid all assessments and filed all reports required by the FDIA.

3.20 Environmental Liability. Except as may be Previously Disclosed:

(a) During the period that First Heritage or any of its Subsidiaries has owned, leased or operated any properties or facilities, neither it nor any other Person has disposed, released, or participated in or authorized the release or threatened release of Hazardous Materials on, from or under such properties or facilities. There is not now nor has there ever been any presence, disposal, release or threatened release of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to First Heritage having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U. S.C. § 9601 et seq., as amended (“CERCLA”).

(b) The operations of First Heritage or any of its Subsidiaries, and properties that First Heritage or any of its Subsidiaries owns or leases, are in compliance with Environmental Law. During the time that First Heritage or any of its Subsidiaries has owned or leased its properties and facilities, neither First Heritage or any of its Subsidiaries nor, to the best knowledge of First Heritage, any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials in violation of applicable Environmental Law.

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(c) During the time that First Heritage or any of its Subsidiaries has owned or leased its properties and facilities, there has been no litigation brought or, to the best knowledge First Heritage, threatened against First Heritage or any of its Subsidiaries by, or any settlement reached by First Heritage or any of its Subsidiaries with, any Person alleging the presence, disposal, release or threatened release of any Hazardous Materials, on from or under any of such properties or facilities.

(d) There are no facts, circumstances or conditions relating to the properties and facilities owned or leased by First Heritage or any of its Subsidiaries known to First Heritage which are reasonably likely to give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

3.21 Administration of Trust Accounts. First Heritage and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither First Heritage nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of First Heritage or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.

3.22 Intellectual Property. Each of First Heritage and its Subsidiaries owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary to conduct their respective businesses and operations as presently conducted. The ownership, licensing or use of Intellectual Property by First Heritage or any of its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, except for encumbrances in the nature of restrictions on transfer which have been Previously Disclosed. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement, the Continuing Bank will be entitled to continue to use all such Intellectual Property on the same terms as apply to First Heritage.

3.23 Certain Information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the First Heritage Shareholders’ Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by First Heritage relating to First Heritage or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or

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necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning First Heritage and its directors, officers and shareholders included (or submitted for inclusion) in any application or the Registration Statement, and furnished by First Heritage or on its behalf pursuant to Sections 5.2 or 5.3 of this Agreement, shall be true, correct and complete in all material respects.

3.24 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which First Heritage or any of its Subsidiaries is a party, whether entered into for First Heritage’s own account, or for the account of one or more of such Subsidiaries or their customers (but excluding any interest rate caps or floors embodied in documents used by First Heritage to extend loans to customers), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with parties reasonably believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of First Heritage or such Subsidiary which is, to the best knowledge of First Heritage, enforceable in accordance with its terms (except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither First Heritage nor any of its Subsidiaries nor, to First Heritage’s best knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. First Heritage has previously made available to CBSI all of such agreements and arrangements that are in effect as of the date of this Agreement.

3.25 Tax Treatment. As of the date of this Agreement, to the best knowledge of First Heritage there is no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

3.26 Interested Party Transactions. Except as Previously Disclosed, no Related Party (as defined below) has been directly or indirectly a party to any contract or other arrangement (whether written or oral) with First Heritage or any of its Subsidiaries pertaining to deposits, loans, services (other than as an employee), products, goods or supplies, rental of real or personal property, or otherwise requiring payments, provided from or to First Heritage (collectively, the “Interested Party Transactions”). For purposes hereof, the term “Related Party” shall mean a 5%-or-greater shareholder of First Heritage, a director or officer of First Heritage or any of its Subsidiaries, or any member of such person’s family or any corporation, partnership, limited liability company, other business entity or trust in which such person or any member of such person’s family has greater than a ten percent (10%) interest, or of which such person or any member of such person’s family is an officer, director, partner, member or trustee. Each Interested Party Transaction that is an arrangement to make a loan to the applicable Related Party, or is a deposit or other investment by the applicable Related Party, was an arms’-length transaction approved pursuant to the normal underwriting standards, and substantially upon the normal commercial terms and conditions, that are applicable for comparable transactions to First Heritage’s unaffiliated customers.

3.27 Takeover Statutes Not Applicable; No Rights Agreement. Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law does not apply to the execution or delivery of this Agreement or any Transaction Document to which First Heritage is a party, or to

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the consummation of the Merger or the other transactions contemplated hereby or thereby. First Heritage has no shareholder rights agreement or plan or other similar plan, agreement or arrangement, except that its Articles of Incorporation include provisions concerning “control-share acquisitions.”

3.28 Investment Securities. Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the First Heritage Financial Statements, and none of the investments made by First Heritage or any of its Subsidiaries since December 31, 2002, is subject to any restriction (contractual, statutory or otherwise) that would impair the ability of the entity holding such investment freely to dispose of such investment at any time.

3.29 Capitalization. First Heritage is “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve Board and the FDIC.

3.30 CRA, Anti-Money Laundering and Customer Information Security. First Heritage is not aware of, has not been advised of, or has no reason to believe that any facts or circumstances exist which would cause First Heritage: (i) to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act of 1977, as amended (the “CRA”) and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory,” or (ii) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended and its implementing regulations (31 CFR part 103), the USA Patriot Act of 2001, Public Law 107-56 (the “USA Patriot Act”) and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder as well as the provisions of the Information Security Program adopted by First Heritage pursuant to 12 CFR Part 364. Furthermore, the Board of Directors of First Heritage has adopted, and First Heritage has implemented, an anti-money laundering program that meets the requirements of Section 352 of the USA Patriot Act and the regulations thereunder.

3.31 Agreements with and Examination by Banking Authorities. Neither First Heritage nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to First Heritage or any of its Subsidiaries by, or has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which is currently in effect, or in any manner relates to its capital adequacy, loan loss allowances or reserves, ability to perform its obligations hereunder, and neither First Heritage nor any of its Subsidiaries has received written notification from any such federal or state governmental entity

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that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding, resolutions or cease and desist order. Neither First Heritage nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, commitment letter, resolution or similar submission. Neither First Heritage nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which First Heritage or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency. Except for normal periodic examinations (the “Bank Examinations”) conducted by the FDIC or the Pennsylvania Department of Banking in the regular course of the business of First Heritage and its Subsidiaries, since January 1, 2001, no bank regulator has initiated any proceeding or, to the best knowledge of First Heritage, investigation into the business or operations of the First Heritage or any of its Subsidiaries. Except as Previously Disclosed, First Heritage and its Subsidiaries have resolved all violations, criticisms or exceptions by any bank regulator with respect to any Bank Examination.

3.32 Ownership of CBSI Common Stock. Neither First Heritage nor any of its affiliates or associates beneficially owns in the aggregate three percent (3%) or more of the outstanding shares of CBSI Common Stock or, to the best knowledge of First Heritage, has acquired shares of CBSI Common Stock which were at any time in the past two years beneficially owned by an “Interested Shareholder” (as defined below) if such acquisition occurred other than pursuant to a public offering within the meaning of the Securities Act, in each case such that First Heritage would be deemed an “Interested Shareholder” under CBSI’s certificate of incorporation.

3.33 Disclosure. None of the representations and warranties of First Heritage contained in this Agreement or any of the Transaction Documents to which it is a party, or any of the information or documents furnished by First Heritage to CBSI in connection therewith, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CBSI

Except as Previously Disclosed, each of CBSI and Community Bank hereby represents and warrants to First Heritage as follows:

4.1 Capital Structure of CBSI. The authorized capital stock of CBSI consists of (i) 500,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding as of the date hereof and (ii) 20,000,000 shares of CBSI Common Stock, of which, as of the date hereof, 14,166,947 shares were issued and outstanding and 208,150 shares were held in treasury. All outstanding shares of CBSI Common Stock have been duly authorized and

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validly issued and are fully paid and nonassessable. None of the outstanding shares of CBSI Common Stock has been issued in violation of the preemptive rights of any Person. The shares of CBSI Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

4.2 Organization, Standing and Authority of CBSI. Each of CBSI and its Subsidiaries is a duly organized corporation or bank, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on CBSI. Each of CBSI and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBSI. CBSI is registered as a bank holding company under the Bank Holding Company Act. Except as Previously Disclosed, CBSI has no “significant subsidiary,” as such term is defined under Regulation S-X promulgated by the SEC. Community Bank’s principal banking office is in Canton, New York.

4.3 Authorized and Effective Agreement.

(a) Each of CBSI and Community Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each such Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBSI and Community Bank.

(b) This Agreement and each Transaction Document to which CBSI or Community Bank is a party have been duly executed and delivered by CBSI and Community Bank, as the case may be, and assuming the accuracy of the representation contained in Section 3.4(b) hereof, this Agreement and each such Transaction Document constitute the legal, valid and binding obligations of CBSI or Community Bank, enforceable against CBSI or Community Bank in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Neither the execution and delivery by CBSI or Community Bank of this Agreement or any Transaction Document to which it is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by CBSI or Community Bank with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation, articles of association or bylaws of CBSI or Community Bank, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise

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to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CBSI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CBSI or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to CBSI or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on CBSI.

(d) Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by CBSI or Community Bank on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, CBSI is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

4.4 Loan Loss Allowance. The allowance for loan losses reflected on the CBSI Financial Statements, as of their respective dates, is consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to the loan portfolio of CBSI and its Subsidiaries based upon information available at the time.

4.5 Regulatory Filings. Each of CBSI and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on CBSI, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

4.6 SEC Documents; Financial Statements; Books and Records; Minute Books. CBSI has filed, on a timely basis (except as permitted by Rule 12b-25 under the Exchange Act), all forms, reports and documents required to be filed with the SEC since January 1, 2001. The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The CBSI Financial Statements filed by CBSI in SEC Documents prior to the date of this Agreement fairly present, and the CBSI Financial Statements filed by CBSI in SEC Documents after the date of this Agreement will fairly present in all material respects, the consolidated financial position of CBSI as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of CBSI and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted

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accounting principles applicable to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC.

4.7 Material Adverse Change. CBSI has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2002, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect on CBSI.

4.8 Absence of Undisclosed Liabilities. Neither CBSI nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to CBSI on a consolidated basis, or that, when combined with all similar liabilities, would be material to CBSI on a consolidated basis, except as disclosed in the CBSI Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2003.

4.9 Tax Matters.

(a) CBSI and each of its Subsidiary have timely filed (after giving effect to any extension of time to file) federal income tax returns for each year through December 31, 2002 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to CBSI or any of its Subsidiaries, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on CBSI. All Taxes due by or on behalf of CBSI or any of its Subsidiaries have been paid or adequate reserves have been established on the CBSI Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on CBSI. Neither CBSI nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on CBSI.

(b) All Tax Returns filed by CBSI and each of its Subsidiaries are complete and accurate in all material respects. Neither CBSI nor any CBSI Subsidiary is delinquent in the payment of any material Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the CBSI Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of CBSI or any of its Subsidiaries has been proposed, asserted or assessed (tentatively or otherwise).

(c) Except as Previously Disclosed, neither CBSI nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

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4.10 Employee Benefit Plans.

(a) Each of the CBSI Plans complies with the requirements of applicable law, including ERISA and the Code, except where the failure to so comply would not, in individually or in the aggregate, have a Material Adverse Effect on CBSI. For purposes of this Agreement, the term “CBSI Plan” means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to or for which there is a contingent or actual liability by CBSI or any trade or business, whether or not incorporated, that together with CBSI or any of its Subsidiaries would be deemed a “single employer” under Section 414 of the Code or under which CBSI or any ERISA Affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by CBSI or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CBSI or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code of all amounts that CBSI or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the CBSI Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any CBSI Plan.

(b) None of the CBSI Plans is a “multiemployer pension plan” as defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, with the meaning of Section 4063(a) of ERISA. There are no actions, suits or claims pending or, to the knowledge of CBSI, threatened against CBSI (other than routine claims for benefits), the assets of any CBSI Plan or any ERISA Affiliate of CBSI with respect to any CBSI Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against any CBSI Plan or any fiduciary thereof, other than relief of general applicability. To the knowledge of CBSI, there are no threatened audits, examinations or investigations by any governmental body, commission or agency involving a CBSI Plan. Neither CBSI nor its ERISA Affiliates has requested or received a minimum funding waiver with respect to an accumulated funding deficiency (within the meaning of Section 412 of the Code). Neither CBSI nor any of its ERISA Affiliates have engaged in a transaction that could create a liability under Section 4069 of ERISA.

4.11 Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of CBSI, threatened against CBSI or any of its Subsidiaries or against any asset, interest or right of CBSI or any of its Subsidiaries that, if decided against CBSI or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on CBSI. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability or restrictions in connection therewith.

4.12 Brokers and Finders. Neither CBSI nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees (other than legal fees) or commissions

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in connection with the transactions contemplated herein, except for the firm of Janney Montgomery Scott LLC, to provide financial advice with respect to the transaction provided for in this Agreement.

4.13 Environmental Liability. Neither CBSI nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of CBSI, there is no governmental investigation of any nature pending, in each case that would reasonably be expected to result in the imposition on CBSI or any of its Subsidiaries of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither CBSI nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

4.14 Certain Information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the First Heritage Shareholders’ Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by CBSI relating to CBSI or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning CBSI and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 5.3 of this Agreement shall be true, correct and complete in all material respects.

4.16 Tax Treatment. As of the date of this Agreement, CBSI knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

4.17 Merger Consideration. CBSI will have, at the Effective Time, unissued shares of CBSI Common Stock and shares of CBSI Common Stock held in its treasury that are not reserved for any other purpose sufficient to issue the number of shares of CBSI Common Stock contemplated by Article II, and a sufficient amount of cash to pay cash in lieu of fractional shares.

4.18 Compliance with Laws. CBSI and each of its Subsidiaries is in compliance with all statutes, common law and regulations applicable to the conduct of its business, and neither CBSI nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute, common law or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations, except in each case where the failure to

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so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBSI.

4.19 Capitalization. CBSI is “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve Board and the FDIC.

4.20 Agreements with and Examination by Banking Authorities. Except as may be Previously Disclosed, neither CBSI nor any of its Subsidiaries is a party to any material commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to CBSI or any of its Subsidiaries by, or has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which is currently in effect, or in any manner relates to its capital adequacy, loan loss allowances or reserves, ability to perform its obligations hereunder, and neither CBSI nor any of its Subsidiaries has received written notification from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding, resolution, or cease and desist order. Neither CBSI nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, commitment letter, resolution or similar submission. Neither CBSI nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which CBSI or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency. Except for Bank Examinations conducted by the FDIC, the Federal Reserve Board or the OCC in the regular course of the business of CBSI and its Subsidiaries, since January 1, 2001, no bank regulator has initiated any proceeding or, to the best knowledge of CBSI, investigation into the business or operations of CBSI or any of its Subsidiaries. Except as Previously Disclosed, CBSI and its Subsidiaries have resolved all violations, criticisms or exceptions by any bank regulator with respect to any Bank Examination.

4.21 Disclosure. None of the representations and warranties of CBSI or Community Bank contained in this Agreement or any of the Transaction Documents to which it is a party, or any of the information or documents furnished by CBSI or Community Bank to First Heritage in connection therewith, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V

COVENANTS

5.1 Shareholders’ Meeting. First Heritage shall call and give notice of the First Heritage Shareholders’ Meeting as promptly as practicable after the Registration Statement

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contemplated by Section 5.2 is first declared effective by the SEC, but in no event later than 10 days after the date of such effectiveness (the “Effective Date”), for the purpose of voting upon the approval of this Agreement, and First Heritage shall use all reasonable efforts to hold the First Heritage Shareholders’ Meeting as soon as practicable after the Effective Date, subject to the applicable notice requirements under the PBC. Subject to the fiduciary duties of the Board of Directors of First Heritage, as determined after consultation with outside counsel and financial advisors, (i) the Board of Directors of First Heritage shall recommend that the shareholders vote in favor of the approval of this Agreement, and (ii) First Heritage shall solicit from its shareholders proxies in favor of approval of this Agreement and shall take all other action necessary or desirable to secure the vote of shareholders to obtain such approval. Notwithstanding any withdrawal, modification or change in any recommendation of the Board of Directors of First Heritage, First Heritage agrees to hold the First Heritage Shareholders’ Meeting within the time period specified above unless this Agreement is terminated in accordance with its terms.

5.2 Proxy Statement; Registration Statement. As promptly as practicable after the date hereof, CBSI shall prepare and file the Registration Statement with the SEC, and First Heritage shall cooperate in the preparation of the Registration Statement, which shall include the Proxy Statement/Prospectus to be mailed to the shareholders of First Heritage in connection with obtaining their approval of this Agreement. CBSI will advise First Heritage, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the CBSI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. If, at any time prior to the Effective Time, any event or circumstance relating to a party to this Agreement, or its directors, officers or 5% or greater shareholders, shall be discovered by such party that pursuant to the Securities Act or the Exchange Act should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus included therein, such party shall promptly notify the other party. To the extent applicable, CBSI shall take all actions necessary to register or qualify the shares of CBSI Common Stock to be issued in the Merger pursuant to all applicable state “blue sky” or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. CBSI shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of CBSI Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Time.

5.3 Applications. As promptly as practicable after the date hereof, and after a reasonable opportunity for review by the other party and its counsel, CBSI, Community Bank and First Heritage, as applicable, shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein to the OCC, the Federal Reserve Board, the FDIC and the Pennsylvania Department of Banking, and each of the parties hereto shall, and shall cause its Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body, the approval of which is required or desirable for consummation of the Merger. First Heritage, on one hand, and CBSI and Community Bank, on the other hand, each represents and warrants to the other that all

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information concerning it and its directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects. Each party agrees to consult with the other parties with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents.

5.4 Best Efforts.

(a) Subject to the terms and conditions of this Agreement, CBSI and First Heritage shall each use reasonable best efforts in good faith to (i) furnish such information as may be required or desirable in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of Person whose consent or approval is required for consummation of the transactions contemplated hereby, provided that First Heritage shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CBSI, which consent shall not be unreasonably withheld, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third party, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

(b) Each party hereto shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts in good faith to remedy such failure.

(c) From the date of this Agreement through the Effective Time, to the extent permitted by law, First Heritage shall provide such assistance to Community Bank as reasonably necessary for Community Bank to prepare for the conversion and transfer in connection with the Merger all information concerning the loans, deposits and other assets and liabilities of First Heritage into Community Bank’s own data processing system, with a view to facilitating the integration of Community Bank’s and First Heritage’s systems and otherwise combining Community Bank’s and First Heritage’s operations upon consummation of the Merger. Such

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assistance shall include providing Community Bank with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of First Heritage, together with operational procedures designed to implement the transfer of such information to Community Bank, provided that the confidentiality of customer information shall be preserved and no information shall be transferred until the Effective Time. After execution of this Agreement, First Heritage and Community Bank shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters.

(d) Each party shall provide, and shall request its auditors to provide, the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

5.5 Investigation and Confidentiality. First Heritage, on one hand, and CBSI and Community Bank, on the other hand, will keep the other advised of all material developments relevant to its and its Subsidiaries’ businesses and to consummation of the transactions contemplated herein. Each of the parties hereto may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and the party conducting such investigation shall use its reasonable best efforts to minimize any disruptions to the operations of the other party. The parties hereto agree to furnish the other and the other’s advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence and in accordance with the letter agreement under the date October 5, 2003, between First Heritage and CBSI (the “Confidentiality Agreement”).

5.6 Press Releases and Other Public Disclosures. The parties hereto shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult and agree with each other as to the form and substance of other public disclosures related thereto, including without limitation, any communications with securities market professionals and investors, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or NYSE rules or prohibit First Heritage from discussing or providing information about this Agreement to its shareholders in connection with the transactions contemplated hereby.

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5.7 Actions Pending the Merger.

(a) Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved in writing by the other party hereto, each of CBSI and First Heritage shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, vendors, employees and other Persons.

(b) Except with the prior written consent of CBSI (which consent will not be unreasonably withheld) or as expressly permitted by this Agreement, First Heritage shall not, and shall not permit any of its Subsidiaries to:

(1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or incur an obligation in excess of $25,000 in the aggregate or which requires performance over more than one year (other than loans, borrowings and investments booked in the usual, regular and ordinary course of business);

(2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or earnings, other than (i) a special one-time cash dividend on First Heritage Common Stock not to exceed $2.00 per share, or (ii) in the event that the Effective Time does not occur prior to the record date set for a cash dividend declared on CBSI Common Stock in respect of the second quarter of 2004 (the “CBSI Dividend”), then a special one-time cash dividend (in addition to the dividend contemplated by clause (i) of this paragraph), to be declared and paid after the Exchange Ratio has been determined, on each outstanding share of First Heritage Common Stock equal to the amount of the CBSI Dividend per share multiplied by the Exchange Ratio.

(3) issue any shares of its capital stock or permit any treasury shares to become outstanding, other than pursuant to the exercise of Stock Options which are outstanding on the date hereof; redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

(5) except as may be required by First Heritage’s Articles of Incorporation, issue, grant or authorize any Rights (or amend or modify the terms or exercisability of any outstanding Rights) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(6) amend or otherwise change its certificate of incorporation or bylaws; impose, or suffer the imposition, on any share of capital stock of First Heritage of any lien, charge or encumbrance;

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(7) merge or consolidate with, or acquire control over, any Person or create any Subsidiary;

(8) waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business consistent with past practice with prior notice to CBSI;

(9) sell, liquidate, pledge or encumber or dispose of, or acquire any, assets with a value in excess of $25,000 (other than in the ordinary course of business consistent with past practice); make any capital expenditure in excess of $25,000 in the aggregate, except as required under any written commitment or agreement in effect on the date hereof (a copy of which has been made available to CBSI); or establish (or make applications to establish) new branches or other similar facilities, close or relocate (or make applications to close or relocate) existing branches or similar facilities or enter into, extend or modify any leases or other contracts relating thereto;

(10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive (including without limitation, any “change of control” or severance payment) to, any of its directors, officers or employees other than as required by law or contractual obligation in effect as of the date hereof or in the ordinary course of business consistent with past practice; or become party to, adopt, terminate, amend, or commit itself to, any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement, other than in the ordinary course of business consistent with past practice or except as required by existing plans or agreements; or accelerate the vesting of any deferred compensation, provided, however, that nothing in this paragraph shall prohibit or restrict First Heritage’s ability to pay performance-based bonuses to its employees in respect of fiscal 2003, not to exceed $75,000 in the aggregate, consistent with past practice;

(11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

(12) engage in any new Interested Party Transactions, or modify, extend or renew any existing Interested Party Transactions;

(13) change its methods of accounting in effect at December 31, 2002, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by applicable law;

(14) take any action that is intended to result in any of its representations or warranties in this Agreement being or becoming untrue in any material respects at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied, except as may be required by law; or

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(15) agree to do any of the foregoing or take any other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

(c) CBSI shall not, except with the prior written consent of First Heritage (which consent shall not unreasonably be withheld), as expressly permitted by this Agreement or as Previously Disclosed:

(1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, that nothing herein shall be construed to prevent CBSI from acquiring or agreeing to acquire any Person, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, such Person or taking actions reasonably related thereto, so long as such transaction would not materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(2) take any action that is intended to result in any of its representations or warranties in this Agreement being or becoming untrue in any material respects at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied, except as may be required by law; or

(3) agree to do any of the foregoing or take any other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

5.8 Certain Policies. Prior to the Effective Time, First Heritage shall, consistent with generally accepted accounting principles and as mutually satisfactory to it and CBSI, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Community Bank. Prior to the Effective Time, First Heritage and CBSI shall review the adequacy of reserves for loan losses currently established by First Heritage and, if deemed warranted by both parties under generally accepted accounting principles, First Heritage shall make mutually acceptable changes to such reserves. First Heritage shall cooperate with CBSI in planned actions discussed as part of the due diligence process which are designed to improve the short and long-term profitability of First Heritage and eliminate or reduce any potential earnings per share dilution of CBSI upon consummation of the Merger, which actions are set forth on Schedule 5.8 hereto.

5.9 Closing. The transactions contemplated by this Agreement shall be consummated at a closing to be held at the offices of the law firm of Bond, Schoeneck & King, PLLC, One Lincoln Center, Syracuse, New York 13202 on the first business day, or other mutually agreeable time, following satisfaction or waiver of the conditions to consummation of the Merger set forth in Article VI hereof.

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5.10 Affiliates. As soon as practicable after the date hereof, First Heritage and CBSI shall cooperate and use their best reasonable efforts to identify those Persons who may be deemed to be “affiliates” of First Heritage within the meaning of Rule 145 promulgated by the SEC under the Securities Act. First Heritage shall use its best reasonable efforts to cause each person so identified to deliver to CBSI no later than 30 days after the date hereof, an Affiliates Agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Affiliates Agreement”).

5.11 Employee Benefits; Directors and Management; Indemnification.

(a) The current employees of First Heritage or any of its Subsidiaries who continue as employees of CBSI or its Subsidiaries after the Effective Time shall be given credit for past service with First Heritage for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by CBSI or its Subsidiaries in which such employees participate following the Merger. In the event that the employment of any current employee of First Heritage or any of its Subsidiaries shall be terminated without cause after the Effective Time, such employees shall be entitled to receive benefits under CBSI’s severance plan (without duplication, however, with any payment under any severance or separation plan or program maintained by First Heritage) in accordance with its terms.

(b) Prior to the Effective Time, First Heritage shall take all actions that may be requested by CBSI in writing upon advance notice of not less than 30 days with respect to (i) causing one or more First Heritage Plans to terminate as of the Effective Time or for benefit accrual and entitlements to cease as of the Effective Time, (ii) causing the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any First Heritage Plan for such period as may be requested by CBSI, or (iii) cooperating with CBSI to facilitate the merger of any First Heritage Plan into any CBSI Plan as of or following the Effective Time.

(c) CBSI shall cause its Board of Directors and Community Bank’s Board of Directors to take all requisite actions to (i) expand the size thereof by one director and appoint an individual (the “First Heritage Director”) as a director of CBSI and Community Bank to fill the vacancies created by the expansion, effective as of the first regular monthly meeting of the Board of Directors following the 2004 annual meeting of CBSI stockholders (expected to be held in May 2004) or the Effective Time, whichever is later, and (ii) elect Robert P. Matley to serve as Community Bank’s Senior Lending Officer for Pennsylvania Banking pursuant to the Matley Employment Agreement. The First Heritage Director shall be nominated by First Heritage and be acceptable to the Nominating Committee of the Board of Directors of CBSI (the “Nominating Committee”), provided that such person is qualified to serve as a director under applicable law and regulations and CBSI’s and Community Bank’s Bylaws.

The initial term of the First Heritage Director shall expire at the 2007 annual meeting of stockholders of CBSI, provided that (i) such person remains qualified to serve under applicable law and regulations and CBSI’s and Community Bank’s Bylaws, and (ii) subject to the exercise of the fiduciary duties of CBSI’s Board of Directors, CBSI shall cause the

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Nominating Committee to nominate, and shall cause its Board to recommend for reelection, the First Heritage Director for at least one additional three-year term to immediately succeed the initial term (together with the initial term, the “Designated Term”). In the event that the First Heritage Director resigns or otherwise becomes ineligible to serve (other than as a result of the failure to be reelected by the stockholders of CBSI following the re-nomination and recommendation of the First Heritage Director in accordance with the preceding sentence) during the Designated Term, a majority of the members of the Advisory Board shall be entitled to recommend at least (2) individuals to serve as his or her replacement for the Designated Term. The Nominating Committee shall, in its sole discretion, select one (the “Substitute Director”) of such individuals to serve on the Boards of Directors of CBSI and Community Bank, or to stand for re-election in place of the original First Heritage Director, as the case may be. The Substitute Director must meet all qualifications for serving on the Boards of CBSI and Community Bank that may generally apply to nominees and directors of CBSI and Community Bank, respectively, at all times during the Designated Term. Nothing contained in this Section 5.11 shall be construed to limit the ability of the respective Boards of Directors of CBSI and Community Bank to further increase the size of such Boards from time to time as they may deem appropriate.

(d) (1) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person (a “Beneficiary”) who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of First Heritage is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of First Heritage or any of its Subsidiaries, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, all rights to indemnification (including all rights to receive an advance of costs and expenses prior to the final disposition of a claim) and all limitations on liability or exculpation existing in favor of any Beneficiary, as and to the extent provided in the Articles of Incorporation and By-laws of First Heritage as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time, shall survive the Merger, and shall continue in full force and effect, and shall be honored by CBSI in all respects; provided, however, that (1) CBSI shall have the right to assume the defense thereof and upon such assumption CBSI shall not be liable to any Beneficiary for any legal expenses of other counsel or any other expenses subsequently incurred by any Beneficiary in connection with the defense thereof, except that if CBSI elects not to assume such defense or counsel for the Beneficiaries reasonably advises the Beneficiaries that there are issues which raise conflicts of interest between CBSI and the Beneficiaries, the Beneficiaries may retain counsel reasonably satisfactory to them after notification, and CBSI shall pay the reasonable fees and expenses of such counsel for the Beneficiaries, (2) CBSI shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Beneficiaries, unless there are issues which raise conflicts of interest among the Beneficiaries, (3) CBSI shall not be liable for any settlement effected without its prior written consent, and (4) subject to its obligation to advance costs and expenses in accordance with the above, CBSI shall have no obligation hereunder to any Beneficiary when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become

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final and nonappealable, that indemnification of such Beneficiary in the manner contemplated hereby is prohibited by applicable law. Any Beneficiary wishing to claim indemnification under this Section 5.11(d), upon becoming aware of any such claim, action, suit, proceeding or investigation, shall promptly notify CBSI thereof, provided that the failure of any Beneficiary to so notify CBSI shall relieve it of its obligations to indemnify hereunder to the extent that such failure materially prejudices CBSI.

(2) CBSI shall purchase a “tail-” or “run-off” coverage from the carrier of First Heritage’s existing directors’ and officers’ liability insurance policy in respect of the persons who served as directors or officers of First Heritage on or before the Effective Time. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time. Notwithstanding the foregoing, in no event shall CBSI be required to expend more than $75,000 for the entire three-year coverage period to procure insurance coverage pursuant hereto. Such insurance coverage shall be paid-up and non-cancelable. First Heritage agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at CBSI’s request.

5.12 Advisory Board. Promptly following the Effective Time, CBSI shall invite those members of First Heritage’s Board of Directors set forth on Schedule 5.12 to serve on the regional advisory board (the “Advisory Board”) established by CBSI for its markets in Northeastern Pennsylvania in connection with the acquisition of Grange National Banc Corp. The purpose and function of the Advisory Board are to advise Community Bank on deposit, lending and financial services activities in First Heritage’s former market area and to insure a smooth transition of business relationships in connection with the Merger and the continued development of business relationships throughout such market area. Each former director of First Heritage serving on the Advisory Board shall be paid for each meeting he or she actually attends an amount equal to (i) $9,000, divided by (ii) the number of meetings held in any given year, in cash, in consideration for his or her services on the Advisory Board. The term of the Advisory Board shall expire in November 2006. CBSI may, in its sole discretion, merge the Advisory Board with the advisory board established in connection with CBSI’s previous acquisition of First Liberty Bank Corp.

5.13 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or any of the Transaction Documents to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) all such transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. For purposes of this Section, “Takeover Law” shall mean any legal requirement (other than those existing under a party’s certificate or articles of incorporation, bylaws or the Shareholders’ Agreement, or any regulatory approvals or notices contemplated by Section 5.3 or the shareholder approval requirement contemplated by Section 3.4) related to mergers, business combinations, sale of control, affiliate transactions, or antitrust laws or regulations which is applicable to the transactions contemplated by this Agreement.

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5.14 No Solicitation.

(a) Subject to Section 5.14(b) hereof, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither First Heritage nor any Person acting on behalf of First Heritage shall, directly or indirectly, (a) solicit, initiate or respond to discussions or engage in negotiations with any Person (whether such negotiations are initiated by First Heritage or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than CBSI, relating to the possible acquisition, recapitalization or other business combination involving First Heritage or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as “Takeover Proposal”), (b) provide non-public information with respect to First Heritage or any of its Subsidiaries to any Person, other than CBSI and its professional advisors or First Heritage’s professional advisors, or (c) enter into an agreement, or a letter of intent or term sheet, with any Person, other than CBSI, providing for a possible Takeover Proposal. If First Heritage receives any offer or proposal relating to a Takeover Proposal, First Heritage shall immediately notify CBSI thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

(b) (i) Notwithstanding anything to the contrary contained in Section 5.14(a), prior to the Closing or the termination of this Agreement in accordance with its terms, First Heritage may, to the extent the Board of Directors of First Heritage determines, in good faith, after consultation with outside legal counsel, that the Board’s fiduciary duties require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 5.14(c), furnish non-public information, and afford access to the properties, books or records of First Heritage or any of its Subsidiaries to any Person after such Person has delivered to First Heritage in writing, an unsolicited bona fide Takeover Proposal with respect to First Heritage or any of its Subsidiaries (which has not been withdrawn) which the Board of Directors of First Heritage in its reasonable, good faith judgment determines, after reasonable inquiry and consultation with its financial advisor (i) would be reasonably likely to result in a transaction more favorable than that contemplated by this Agreement to the shareholders of First Heritage, and (ii) that the Person making such Takeover Proposal is financially capable of consummating such Takeover Proposal or that the financing necessary to consummate such Takeover Proposal, to the extent required, is then committed or is capable of being obtained by such Person (a “Superior Proposal”). In addition, notwithstanding the provisions of Section 5.14(a) above, in connection with a submitted, written bona fide Takeover Proposal or potential Takeover Proposal, First Heritage shall refer any third party to this Section 5.14 or make a copy of this Section 5.14 available to such third party.

(ii) In the event First Heritage or any of its Subsidiaries receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 5.14(b)) will prevent the Board of Directors of First Heritage from recommending such Superior Proposal to the shareholders of First Heritage, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of First Heritage may withdraw, modify or refrain from making its recommendations set forth in the relevant sections in this Agreement; provided, however, that First Heritage shall (A) provide CBSI at least 48 hours prior notice of any meeting of the Board

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of Directors of First Heritage at which such Board of Directors is reasonably expected to consider a Superior Proposal, (B) not recommend to its shareholders a Superior Proposal for a period of not less than the greater of two full business days and 48 hours after CBSI’s receipt of a copy of such Superior Proposal and the identity of the third party, and (C) not enter into a definitive agreement relating to such Superior Proposal unless CBSI fails to match the terms of the Superior Proposal within the greater of two full business days and 48 hours after CBSI’s receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless this Agreement is terminated pursuant to Article VII, nothing contained in this Section 5.14(b) shall limit First Heritage’s obligation to hold and convene a special meeting of its shareholders (regardless of whether the recommendation of the Board of Directors of First Heritage shall have been withdrawn, modified or not yet made) or to provide the shareholders of First Heritage with material information relating to such meeting.

(c) Notwithstanding anything to the contrary herein, neither First Heritage nor any of its Subsidiaries shall provide any non-public information to a third party unless: (x) First Heritage provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered or made available to CBSI.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions Precedent to Obligations of Parties The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and thereby, including without limitation the First Heritage shareholder approval contemplated by Section 5.1 hereof, shall have been duly and validly taken;

(b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

(c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding shall be pending or threatened in writing by the Commission to suspend the effectiveness of such Registration Statement, and CBSI shall have received all “blue sky” or state securities approvals or other

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authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

(d) There shall not have been instituted, pending or threatened in writing any action or proceeding by any governmental authority or administrative agency or in a court of competent jurisdiction, nor shall there be in any effect any judgment, order, decree or injunction of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, preventing or seeking to prevent the consummation of the transactions contemplated by this Agreement;

(e) The shares of CBSI Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(f) CBSI shall have received an opinion of PricewaterhouseCoopers LLP, and First Heritage shall have received an opinion of Cozen O’Connor, in each case in form and substance reasonably satisfactory to the recipient, dated as of the date of the Proxy Statement/Prospectus and on the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that:

(1) First Heritage, CBSI and Community Bank will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

(2) No gain or loss will be recognized by CBSI, Community Bank or First Heritage as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

(3) No gain or loss will be recognized by First Heritage shareholders with respect to shares of CBSI Common Stock received in exchange for their shares of First Heritage Common Stock, but gain or loss will be recognized by First Heritage shareholders with respect to cash received in lieu of fractional shares;

(4) Each First Heritage shareholder’s aggregate tax basis in any shares of CBSI Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of First Heritage Common Stock such shareholder surrendered in the exchange therefor, decreased by any tax basis allocable to fractional shares, if any, of CBSI Common Stock for which cash is received; and

(5) Each First Heritage shareholder’s holding period in any shares of CBSI Common Stock received in the transaction will, in each instance, include the period during which the shares of First Heritage Common Stock surrendered in exchange therefor were held, provided that such shares of First Heritage Common Stock were held as capital assets by the shareholder at the Effective Time.

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(g) James M. O’Brien, Chief Executive Officer of First Heritage, and CBSI and/or Community Bank shall have entered into an Employment Agreement, substantially in the form attached hereto as Exhibit C (the “O’Brien Employment Agreement”).

(h) Robert P. Matley, President and Chief Operating Officer of First Heritage, and CBSI and/or Community Bank shall have entered into an Employment Agreement, substantially in the form attached hereto as Exhibit D (the “Matley Employment Agreement”).

6.2 Conditions Precedent to Obligations of First Heritage. The obligations of First Heritage to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by First Heritage pursuant to Section 7.4 hereof:

(a) The representations and warranties of CBSI and Community Bank set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date);

(b) CBSI and Community Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date; and

(c) CBSI and Community Bank shall have delivered to First Heritage a certificate, dated the Closing Date and signed by their respective President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied.

6.3 Conditions Precedent to Obligations of CBSI and Community Bank.

The obligations of CBSI and Community Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by CBSI pursuant to Section 7.4 hereof:

(a) The representations and warranties of First Heritage set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date);

(b) First Heritage shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

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(c) First Heritage shall have delivered to CBSI a certificate, dated the Closing Date and signed by its Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

(d) CBSI shall have received an Affiliate Agreement from each Person identified as an “affiliate” of First Heritage, and such Affiliate Agreement shall be in full force and effect;

(e) Each of the persons set forth on Schedule 6.3(e) and CBSI and/or Community Bank shall have entered into a Non-competition Agreement, substantially in the form attached hereto as Exhibit E (the “Non-competition Agreement”);

(f) Dissenters’ rights shall not have been exercised with respect to more than 5% of the outstanding shares of First Heritage Common Stock;

(g) To the extent that any material, lease, license, loan, financing agreement or other contract or agreement to which First Heritage or any of its Subsidiaries is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, other than those listed in Exhibit F attached hereto; and

(h) Each holder of the outstanding Investor Options shall have agreed in writing to amend the applicable grant agreement to provide for the conversion in the Merger of such holder’s Investor Option into the right to receive cash in accordance with Section 2.3(a) hereof.

ARTICLE VII

TERMINATION, WAIVER AND AMENDMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of First Heritage:

(a) by the mutual written consent duly authorized by the respective Boards of Directors of the parties hereto;

(b) by CBSI in writing, if First Heritage has, or by First Heritage in writing, if CBSI or Community Bank has, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if (x) to the extent that such breach is curable, such breach has not been cured within 30 days after the date on which written notice thereof is given to the breaching party and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

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(c) by any party hereto in writing, if the applications for prior approval referred to in Section 5.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has expired, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(d) by any party hereto in writing, if the shareholders of First Heritage do not approve this Agreement at the special meetings duly called for that purpose;

(e) by any party hereto in writing, if the Merger shall not have been consummated by the close of business on July 31, 2004 unless the failure to so consummate by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

(f) by CBSI in writing, if (i) the Board of Directors of First Heritage shall withdraw, modify or change its approval or recommendation of this Agreement or the transactions contemplated thereby in a manner adverse to CBSI, or First Heritage shall have failed to include in the Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the approval of this Agreement or the transactions contemplated thereby; (ii) following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, First Heritage shall fail to timely comply with the covenants contained in Section 5.1; (iii) the Board of Directors of First Heritage shall have recommended to the shareholders of First Heritage a Superior Proposal, or First Heritage shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of First Heritage Common Stock is commenced and First Heritage shall not have sent to its shareholders, within 10 business days after the commencement of such tender or exchange offer, a statement that the Board of Directors of First Heritage recommends rejection of such tender or exchange offer; (v) a Takeover Proposal (other than a tender or exchange offer covered by clause (iv) of this Section 7.1(f)) with respect to First Heritage is publicly announced and, upon CBSI’s request, First Heritage fails to issue a press release announcing its opposition to such Takeover Proposal within three (3) business days after such request; or (vi) the Board of Directors of First Heritage shall have resolved to take any action described in clauses (i) and (iii) of this Section 7.1(f);

(g) by First Heritage in writing, if the Board of Directors of First Heritage shall have recommended to the shareholders of First Heritage a Superior Proposal, or First Heritage shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal, in each case in accordance with Section 5.14, provided that First Heritage has complied with all provisions thereof; and

(h) by First Heritage in writing, if the CBSI Market Price is equal to or less than $33.00; provided, however, that First Heritage shall not be entitled to terminate this Agreement pursuant to this Section 7.1(h) if, within one full business day or 24 hours (whichever is greater) of CBSI’s receipt of such written notice, CBSI notifies First Heritage in writing that it is exercising the Top-Up Right, in which case the Exchange Ratio shall be adjusted as contemplated by paragraph (e) of the definition of the term “Exchange Ratio.”

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7.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 5.5 and 7.3 hereof, respectively, shall survive any such termination, and (ii) a termination pursuant to Section 7.1 shall not relieve the breaching party from liability for any willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

7.3 Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and expenses of its own financial consultants, accountants and counsel) shall be paid by the party incurring such expenses, whether or not such transactions are consummated, except that CBSI and Community Bank, on one hand, and First Heritage, on the other hand, each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement/Prospectus and any amendment or supplement thereto.

(b) In the event that this Agreement is terminated by CBSI or Heritage pursuant to Section 7.1(f) or (g), or by either party pursuant to Section 7.1(b), (d) or (e) after a Takeover Proposal from a third party is received by First Heritage or any of its agents, advisors or affiliates, or is made public (unless CBSI or Community Bank is then in breach of its representations, warranties or covenants contained in this Agreement such that conditions set forth in Section 6.2(a) or (b) would not be satisfied, and First Heritage had given written notice to that effect prior to such termination), then First Heritage shall pay in immediately available funds to an account designated by CBSI, no later than three (3) business days after the date of such termination, a fee equal to THREE MILLION DOLLARS ($3,000,000), as liquidated damages and not as a penalty, plus all out-of-pocket costs and expenses (including limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses) actually incurred by CBSI and its Subsidiaries in connection with the Merger and this Agreement, such costs and expenses not to exceed in the aggregate TWO HUNDRED THOUSAND DOLLARS ($200,000).

(c) In the event that this Agreement is terminated by either party pursuant to Section 7.1(d), then First Heritage shall pay in immediately available funds to an account designated by CBSI, no later than three (3) business days after the date of such termination, all out-of-pocket costs and expenses (including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses) actually incurred by CBSI and its Subsidiaries in connection with the Merger and this Agreement, such costs and expenses not to exceed in the aggregate TWO HUNDRED THOUSAND DOLLARS ($200,000). Notwithstanding the foregoing, First Heritage shall be under no obligation to make any duplicative payments under this Section 7.3(c) to the extent any such payments were previously made to CBSI under Section 7.3(b).

7.4 Waiver. Except where not permitted by law, any party hereto, by written instrument signed by an authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of First Heritage) extend the time for the

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performance of any of the obligations or other acts of the other party, and may waive (i) any inaccuracies of such other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such other party of any of its obligations set out herein or therein. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

7.5 Amendment or Supplement. This Agreement may be amended or supplemented at any time prior to the Effective Time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors; provided, however, that, after approval of this Agreement by the shareholders of First Heritage, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval.

ARTICLE VIII

MISCELLANEOUS

8.1 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Section 5.11(d) is for express benefit of, and shall be enforceable by, all present and prior directors and officers of First Heritage. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Agreement shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

8.2 No Assignment. No party hereto may assign any of its rights or obligations under this Agreement to any other person.

8.3 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, CBSI may, with the written consent of First Heritage, which consent shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of First Heritage set forth herein, provided, that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 6.1(f) hereof, (ii) the consideration to be paid to the holders of the First Heritage Common Stock or Stock Options is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such

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modification will not materially delay or jeopardize the consummation of the transactions contemplated by the Agreement.

8.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express courier or by registered or certified mail, postage prepaid, addressed as follows:

If to First Heritage:

First Heritage Bank

P.O. Box 810

64 North Franklin Street

Wilkes Barre, Pennsylvania 18701

Attn: James M. O’Brien

Telecopy: (570) 821-8559

With a required copy to:

Cozen O’Conner

1900 Market Street

Philadelphia Pennsylvania 19103

Attn: John J. Cunningham, III, Esq.

Telecopy: (215) 665-2013

If to CBSI or Community Bank:

Community Bank System, Inc.

5790 Widewaters Parkway

DeWitt, New York 13214

Attn: Sanford A. Belden

Telecopy: (315) 445-7347

With a required copy to:

Bond, Schoeneck & King, PLLC

One Lincoln Center

Syracuse, New York 13202

Attn: George J. Getman

Telecopy: (315) 218-8100

8.5 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

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8.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

8.8 No Survival of Representations and Warranties. None of the representations or warranties of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

COMMUNITY BANK SYSTEM, INC.

By:	/S/ SANFORD A. BELDEN

Name:	Sanford A. Belden
Title:	President and Chief Executive Officer

COMMUNITY BANK, N.A.

By:	/s/ SANFORD A. BELDEN

Name:	Sanford A. Belden
Title:	President and Chief Executive Officer

FIRST HERITAGE BANK

By:	/S/ JAMES M. O’BRIEN

Name:	James M. O’Brien
Title:	Chief Executive Officer

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ANNEX B

[DANIELSON ASSOCIATES INC. LETTERHEAD]

January 5, 2004

Board of Directors

First Heritage Bank

64 North Franklin Street

Wilkes Barre, Pa. 18701

Dear Members of the Board:

Set forth herein is Danielson Associates Inc.’s (“Danielson Associates”) opinion as to the “fairness” of the offer by Community Bank Systems, Inc. (“Community”) of Dewitt, New York to acquire all of the outstanding common stock of First Heritage Bank (“First Heritage” or the “Bank”) of Wilkes-Barre, Pennsylvania for $74.2 million. The “fair” sale value is defined at the price at which all of the shares of First Heritage’s common stock would change hands between a willing seller and a willing buyer with each having reasonable knowledge of the relevant facts. In opining as to the “fairness” of the offer, it also had to be determined if the Community common stock that is to be exchanged for First Heritage’s common stock was “fairly” valued.

In preparing this opinion, First Heritage’s and Community’s past performances and present financial conditions were analyzed and their businesses and prospects were reviewed. Also conducted were other financial analyses as deemed appropriate such as comparable transactions and investment value calculations. Any unique considerations also were considered.

This opinion is based partly on data supplied to Danielson Associates by First Heritage, but it relied on some public information all of which is believed to be reliable, but neither the completeness nor accuracy of such information can be guaranteed. In particular, the opinion assumed there are no major asset quality problems at First Heritage and Community beyond what was stated in recent reports to the regulatory agencies.

In determining the “fair” sale value of First Heritage, the primary emphasis was on prices paid relative to earnings for banking organizations that had similar market, structural and financial characteristics. These prices also were related to equity capital, also referred to as “book.”

Based on First Heritage’s recent performance, its future prospects and comparisons with similar transactions, it was determined that the “fair” sale value of First Heritage as of January 5, 2004 was between $64 and $70 million, or $87 and $95 per share. Thus, Community’s offer of $74.2 million, or $100 per share adjusted for options, through an exchange of Community’s common stock, which is “fairly” valued, for all of First Heritage common stock outstanding and cash for options to buy common stock is a “fair” offer for First Heritage and its shareholders from a financial point of view.

Respectfully submitted,

/s/ Arnold G. Danielson

Arnold G. Danielson Chairman Danielson Associates Inc.

ANNEX C

SECTION 215A OF THE NATIONAL BANK ACT

12 U.S.C. §215A (b), (c) and (d)

(b) Dissenting Shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) Valuation of Shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at a public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

PART II:

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation.

The Registrant’s By-laws provide indemnity to the Registrant’s directors and officers in such capacity or as directors or officers of a wholly-owned subsidiary of the Registrant for liability resulting from judgments, fines, expenses or settlement amounts actually and reasonably incurred in connection with any action brought against such person in such capacity to the fullest extent and in the manner set forth in and permitted by the Delaware General Corporation Law, and any other applicable law, as from time to time in effect. Under Delaware law and the By-laws, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant or of such subsidiary.

In addition, as permitted under Delaware law, the Registrant maintains liability insurance covering directors and officers of the Registrant and its subsidiaries.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of January 6, 2004, as amended, by and among the Registrant, Community Bank, N.A. and First Heritage Bank (1)

3.1	Certificate of Incorporation, as amended, of the Registrant (2)

3.2	Bylaws, as amended, of the Registrant (2)

5.1	Opinion of Bond, Schoeneck & King, PLLC as to the validity of the securities being registered

8.1*	Opinion of PricewaterhouseCoopers LLP as to tax matters

8.2*	Opinion of Cozen O’Connor as to tax matters

10.1	Form of Voting Agreement by and between the Registrant and the non-officer directors and certain shareholders of First Heritage Bank

10.2	Form of Affiliates Agreement by and between Registrant and the directors, executive officers and certain shareholders of First Heritage Bank

10.3	Form of Non-competition Agreement by and between Registrant and certain shareholders of First Heritage

10.4	Form of Employment Agreement by and among the Registrant, Community Bank, N.A. and James M. O’Brien

10.5	Form of Employment Agreement by and among the Registrant, Community Bank, N.A. and Robert P. Matley

23.1	Consent of PricewaterhouseCoopers LLP

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Exhibit Number	Description of Exhibit

23.2	Consent of Bond, Schoeneck & King, PLLC (included in Exhibit 5.1)

23.3*	Consent of PricewaterhouseCoopers LLP (included in Exhibit 8.1)

23.4*	Consent of Danielson Associates Inc.

24.1	Power of Attorney (included in signature page)

99.1	Form of proxy card for the special meeting of the shareholders of First Heritage Bank.

99.2	Consent of Charles E. Parente pursuant to Rule 438 promulgated under the Securities Act

*	To be filed by amendment.

(1)	Attached as Annex A to the proxy statement/prospectus included in this Registration Statement on Form S-4.

(2)	Incorporated by reference to the exhibit with the same exhibit number filed with the Registration Statement on Form S-4 (Registration No. 333-48374) filed by the Registrant on October 20, 2000.

(b)	Not applicable.

(c)	A fairness opinion of Danielson Associates Inc. is attached as Annex B to the proxy statement/ prospectus included in this Registration Statement on Form S-4.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or

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other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in DeWitt, New York on this 12th day of March, 2004.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Sanford A. Belden

Name:	Sanford A. Belden
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints each of Sanford A. Belden and Mark E. Tryniski, severally, acting alone and without the other, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-4, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Sanford A. Belden Sanford A. Belden	Director, President and Chief Executive Officer (Principal Executive Officer)	March 12, 2004

/s/ Mark E. Tryniski Mark E. Tryniski	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	March 12, 2004

/s/ Charles M. Ertel Charles M. Ertel	Assistant Treasurer (Principal Accounting Officer)	March 12, 2004

/s/ Brian R. Ace Brian R. Ace	Director	March 12, 2004

/s/ John M. Burgess John M. Burgess	Director	March 12, 2004

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Signature	Title	Date

/s/ Paul M. Cantwell, Jr. Paul M. Cantwell, Jr.	Director	March 12, 2004

/s/ William M. Dempsey William M. Dempsey	Director	March 12, 2004

/s/ Nicholas A. DiCerbo Nicholas A. DiCerbo	Director	March 12, 2004

/s/ James A. Gabriel James A. Gabriel	Director	March 12, 2004

/s/ Lee T. Hirschey Lee T. Hirschey	Director	March 12, 2004

/s/ Harold Kaplan Harold Kaplan	Director	March 12, 2004

/s/ Saul Kaplan Saul Kaplan	Director	March 12, 2004

/s/ David C. Patterson David C. Patterson	Director	March 12, 2004

/s/ Peter A. Sabia Peter A. Sabia	Director	March 12, 2004

/s/ William N. Sloan William N. Sloan	Director	March 12, 2004

/s/ Sally A. Steele Sally A. Steele	Director	March 12, 2004

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